Form 10KSB40, Exhibit 13
period 1997-06-30
IFB HOLDINGS INC
filed 1997-09-29
CIK 1024135

                              IFB HOLDINGS, INC.
                             CHILLICOTHE, MISSOURI



                                  EXHIBIT 13


                                     IFBH
                              FIRST ANNUAL REPORT
                                     1997

                               TABLE OF CONTENTS
                               -----------------


                                                                   Page
                                                                   ----

President's Message..............................................     1

General Information..............................................     2

Selected Consolidated Financial and Other Data of the Company....   3-4

Management's Discussion and Analysis of Financial Condition and
  Results of Operations..........................................  5-14

Consolidated Financial Statements................................ 15-46

Stockholder Information..........................................    47

Corporate Information............................................    48

                        [IFB HOLDINGS, INC. LETTERHEAD]

September 29, 1997


Message to our Stockholders:

The Board of Directors, Officers and Staff of IFB Holdings, Inc. and its wholly owned subsidiary, Investors Federal Bank, National Association, are pleased to provide you with our first annual report.

Investors Federal Bank and Savings Association officially became a subsidiary of IFB Holdings, Inc. on December 30, 1996, when the bank converted to stock form. On January 30, 1997, the Bank changed its charter to a national bank charter.

We wish to thank our officers and employees for their hard work and dedication during the past year, for our profitable year and our inclusion in the December 1996 edition of The Highest Rated Banks and Savings & Loans in America,
                ------------------------------------------------------
published by Sheshunoff Information Service, Inc.

Net income for the year was $300,000, down from $302,000 for fiscal 1996. Our return on assets for the year ended June 30, 1997 was .55% with a return on average equity of 4.75%.

Our total assets as of June 30, 1997 were $60.2 million with loans receivable of $30.0 million and deposits of $35.0 million. Our stockholders' equity was $8.6 million or 14.35% of assets. The Bank had regulatory capital ratios of 26.1% for total risk-based capital to risk-weighted assets, 24.9% for Tier I capital to risk-weighted assets, and 10.9% for Tier I capital and tangible capital to adjusted total assets.

Non-performing assets of the Bank increased during 1997. At June 30, 1997, non-performing assets were $224,000, an increase of $96,000 from June 30, 1996.
Loan loss reserves at June 30, 1997 were $285,000 or 127.23% of non-performing assets.

I want to thank our valued customers and stockholders for their continued support and, of course, the officers and staff of Investors Federal Bank for their hard work and dedication. We are optimistic about the future, and confident that our strategies and plans will provide security for our customers and stockholders.

Sincerely,

/s/ Earle S. Teegarden, Jr.
Earle S. Teegarden, Jr.
President and Chief Executive Officer

                              GENERAL INFORMATION
                              -------------------

IFB Holdings, Inc. (the "Company") is a Delaware Corporation which is the holding company for Investors Federal Bank, National Association (the "Bank"). The Company was organized by the Bank for the purpose of acquiring all of the capital stock of the Bank in connection with the conversion of the Bank from mutual to stock form, which was completed on December 30, 1996 (the "Conversion").

The only significant assets of the Company are the capital stock of the Bank, the Company's loan to the Company's Employee Stock Ownership Plan (ESOP), and the remaining net proceeds of the Conversion retained by the Company of approximately $2.4 million. The business of the Company initially consists of the business of the Bank.

The Bank is the successor to Investors Federal Bank and Savings Association (the "Association") which had served Missouri since its founding as a mutual thrift in 1934. The Association converted to a national bank in January 1997 following its conversion to stock form in December 1996. As part of the stock conversion, the Association became a wholly owned subsidiary of the Company which acquired all of the Association's newly issued stock with the proceeds from a public offering of the Company's stock.

As a bank holding company, the Company is registered with and subject to regulation and examination by the Board of Governors of the Federal Reserve System. As a national bank, the Bank is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency (OCC) which also serves as its chartering authority. Because the Bank was formerly chartered as a savings association, its deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC) which insures the Bank's deposits to the legal maximum of $100,000 per account.

Investors Federal has been, and intends to continue to be, a community-oriented financial institution offering selected financial services to meet the needs of the communities it serves. The Bank attracts deposits from the general public and historically has used such deposits, together with other funds, to originate and purchase one- to four-family residential mortgage loans, and to originate non-residential real estate loans (primarily farm loans), and consumer loans consisting primarily of loans secured by automobiles. In addition, in recent years, the bank has expanded its loan portfolio by purchasing Small Business Administration ("SBA")-guaranteed loans and Federal Housing Administration ("FHA")-insured Title I home improvement loans. At June 30, 1997, the Bank's total loan portfolio was $30.2 million, of which 77.4% were one- to four-family residential mortgage loans, 5.7% were non-residential real estate loans, 12.2% were consumer loans (including FHA home improvement loans), and 3.2% were SBA-guaranteed loans.

                               IFB HOLDINGS, INC.
                               ------------------
           SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA
           ----------------------------------------------------------

Set forth below are selected consolidated financial and other data of the Company at and for the years indicated. The selected consolidated financial and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and Notes thereto presented elsewhere in this Annual Report.

                                                                At June 30,
                                             -----------------------------------------------
                                               1997     1996      1995      1994      1993
                                             -------  --------  --------  --------  --------
                                                               (In Thousands)
Selected Financial Condition Data:
----------------------------------

Total assets                                 $60,220   $52,587   $45,013   $41,095   $41,263
Loans receivable, net                         29,962    28,429    26,340    22,719    22,284
Mortgage-backed securities:
 Held to maturity                                  -         -     8,306    10,674    12,490
 Available for sale                           18,501    16,971     4,397       470         -
Investment securities:
 Held to maturity                              2,209       215       815       809       596
 Available for sale                            4,760     3,264     1,737     2,009     1,354
Deposits                                      34,980    35,495    35,210    37,072    38,429
FHLB advances                                 16,265    13,474     6,419     1,073         -
Total stockholders' equity                     8,641     3,268     3,042     2,743     2,599

                                                           Year Ended June 30
                                             ------------------------------------------------
                                               1997     1996      1995      1994      1993
                                             -------  --------  --------  --------  --------
                                                               (In Thousands)
                                             -------   -------   -------   -------   -------
Selected Operations Data:
-------------------------

Total interest income                        $ 3,868   $ 3,616   $ 2,843   $ 2,509   $ 2,790
Total interest expense                         2,364     2,264     1,716     1,432     1,659
                                             -------   -------   -------   -------   -------
 Net interest income                           1,504     1,352     1,127     1,077     1,131
Provision for loan losses                          -       210         1        15         3
                                             -------   -------   -------   -------   -------
Net interest income after provision
 for loan losses                               1,504     1,142     1,126     1,062     1,128
                                             -------   -------   -------   -------   -------
Fees and service charges                         232       231       225       218       188
Gain on sales of mortgage-backed
 securities and investment securities             14        46        19         7        10
Other non-interest income                         19        80        22        59        60
                                             -------   -------   -------   -------   -------
Total non-interest income                        265       357       266       284       258
Total non-interest expense                     1,298     1,030     1,011     1,101     1,079
                                             -------   -------   -------   -------   -------
Income before income taxes                       471       469       381       245       307
Income tax expense                               171       167       135       105        58
Cumulative effect on prior years of
 a change in accounting principle                  -         -        27        25         -
                                             -------   -------   -------   -------   -------
Net income                                   $   300   $   302   $   273   $   165   $   249
                                             =======   =======   =======   =======   =======

Net income per share                         $   .55       N/A       N/A       N/A       N/A
                                             =======   =======   =======   =======   =======

                                                  At or For the Years Ended June 30,
                                              -------------------------------------------
                                                1997     1996     1995     1994     1993
                                              -------  -------  -------  -------  -------

Selected Financial Ratios and Other Data:
-----------------------------------------

Performance ratios:
  Return on assets(1)                            .55%     .61%     .64%     .40%     .59%
  Return on total equity (2)                    4.75     8.86     8.88     6.13     9.16
  Interest rate spread information:
    Average during period                       2.16     2.38     2.36     2.39     2.45
    End of period                               2.39     2.29     2.64     2.55     2.84
  Net interest margin (3)                       2.82     2.79     2.72     2.67     2.76
  Ratio of noninterest expense to
   average total assets                         2.37     2.07     2.38     2.66     2.56
  Ratio of average interest-earning assets
   to average interest-bearing liabilities    114.80   108.63   108.64   108.00   107.48

Asset quality ratios:
  Non-performing assets to total assets
   at end of period (4)                          .37      .24      .06      .33      .25
 Allowance for loan losses to
   non-performing loans                       127.23   221.09    65.03    64.69    74.77
  Allowance for loan losses to loans
   receivables, net                              .94     1.00      .31      .39      .34

Capital ratios:
  Total equity to total assets at end
   of period                                   14.35     6.21     6.76     6.67     6.30
  Average total equity to average
   assets                                      11.55%    6.85%    7.24%    6.53%    6.44%

Other data:
  Number of full-service offices                   3        3        3        3        3
  Number of deposit accounts                   6,537    7,083    7,302    7,519    7,624
  Number of real estate loans
   outstanding                                 1,290    1,237    1,251    1,205    1,174

-----------------
(1)  Ratio of net income to average total assets.
(2)  Ratio of net income to average total equity.
(3)  Net interest income as a percentage of average interest-earning assets.
(4) Non-performing assets includes non-accrual loans, foreclosed real estate and other repossessed assets.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      ------------------------------------

Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and other sections contained in this report.

GENERAL
-------

The business of the Bank is that of a financial intermediary consisting primarily of attracting deposits from the general public and using such deposits to originate loans secured by one- to four-family residences and agricultural real estate and, to a lesser extent, agricultural non-real estate loans, consumer loans, and commercial real estate and non real estate loans. The Bank's income is derived principally from interest earned on loans and, to a lesser extent, from interest earned on securities and mortgage-backed and related securities. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC). The Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

The Bank's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans and investment securities and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities. The Bank, as other financial institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

ASSET LIABILITY MANAGEMENT
--------------------------

One of the Bank's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. The Bank has sought to reduce exposure of its earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates.

The Bank's Board of Directors has formulated an Asset/Liability Policy designed to promote long-term profitability while managing interest rate risk. The Asset/Liability Policy is designed to reduce the impact of changes in interest rates on the Bank's net interest income by achieving a more favorable match between the maturity or repricing dates of its interest-earning assets and interest-bearing liabilities. The Bank has sought to reduce exposure of its earnings to changes in market interest rates by increasing the interest rate sensitivity of the Bank's assets through the origination of loans with interest rates subject to periodic adjustment to market conditions. Accordingly, the Bank has emphasized the origination of adjustable-rate mortgage ("ARM") loans and consumer loans (which generally have shorter terms) for retention in its portfolio. The Bank has also increased its FHLB borrowings in an effort to lengthen the maturity of its liabilities. Finally, the Bank has sought to maintain a strong base of less interest sensitive and lower costing "core deposits" in the form of passbook accounts, NOW accounts, money market accounts and noninterest-bearing demand accounts, and by promoting longer-term certificates of deposit in an effort to extend the maturity of its liabilities.

FINANCIAL CONDITION
-------------------

Total assets increased $7.6 million, or 14.5%, to $60.2 million at June 30, 1997
from $52.6 million at June 30, 1996.   This was primarily the result of
increases of $3.5 million, or 100.3% in investment securities, $1.5 million, or 9.0%, in mortgage-backed securities, $1.5 million, or 5.4%, in loans receivable and $813,000, or 50.6%, in interest-earning deposits. The substantial increases in investment securities, mortgage-backed securities, and interest earning assets were funded primarily from the net proceeds of the conversion of approximately $5 million and from an increase in FHLB advances of $2.8 million, which reflected management's asset/liability strategy of seeking to earn the spread between the yield earned on adjustable-rate interest-earning assets and the rates paid on the FHLB advances.

Loans receivable, net, increased by $1.5 million, or 5.4%, at June 30, 1997 from $28.4 million at June 30, 1996, due primarily to purchases of one-to-four family residential mortgage loans and the purchase of $904,000 in FHA Title I home improvement loans.

Deposits decreased $515,000, or 1.5%, to $35.0 million at June 30, 1997, from $35.5 million at June 30, 1996. Included in the decrease was $827,000 representing withdrawals for the purchase of common stock in IFB Holdings, Inc. on December 30, 1996.

Management utilized FHLB advances because such advances, unlike deposit accounts, do not require the Bank to incur the operating expenses associated with attracting and servicing customer accounts. In addition, such advances can be accessed immediately and in specified amounts.

Total stockholders' equity increased $5.4 million, or 164.4%, to $8.6 million at June 30, 1997 from $3.3 million at June 30, 1996, due primarily to the net proceeds from conversion of $5 million as well as $300,000 of net earnings during the fiscal year ended June 30, 1997 and a decrease of $38,000 in net unrealized loss on securities available-for-sale, net of taxes.

RESULTS OF OPERATIONS
---------------------

The Company's results of operations depend primarily on the level of its net interest income and noninterest income and its control of operating expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

The Company's noninterest income consists primarily of fees charged on transaction accounts and fees charged for delinquent payments received on mortgage and consumer loans.

  The following table presents for the period indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates. No tax equivalent adjustments were made. All average balances are monthly average balances. The Company's management does not believe that the use of monthly balances instead of daily balances has caused a material difference in the information presented. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                                                 Years Ended June 30,
                                                       --------------------------------------------------------------------------
                                                                      1997                                   1996
                                  At June 30, 1997     ------------------------------------  ------------------------------------
                              -----------------------    Average                               Average
                              Outstanding              Outstanding   Interest                Outstanding   Interest
                                Balance    Yield/Rate    Balance    Earned/Paid  Yield/Rate    Balance    Earned/Paid  Yield/Rate
                              -----------  ----------  -----------  -----------  ----------  -----------  -----------  ----------
                                                                      (Dollars in Thousands)
                                                                      ----------------------
Interest-earning assets:
  Loans receivable (1)            $29,962      8.42%       $28,753       $2,343       8.15%      $27,269       $2,340       8.58%
  Mortgage-backed
   securities                      18,501      7.11%        16,866        1,147       6.77%       16,156        1,039       6.43%
  Investment securities             6,969      7.02%         4,451          269       6.04%        2,983          151       5.06%
  Investments in other
   financial institutions           2,423      5.20%         2,376           58       2.44%        1,555           47       3.02%
  FHLB and FRB stock                  897      6.92%           809           56       6.92%          564           39       6.91%
                                  -------                  -------       ------      -----       -------       ------
  Total interest-earning
    assets (1)                     58,752      7.68%        53,255        3,868       7.26%       48,527        3,616       7.45%
                                                                         ------                                ------
Noninterest-earning assets          1,468         -          1,363            -          -         1,254            -          -
                                  -------                  -------                               -------
   Total assets                   $60,220                  $54,618                               $49,781
                                  =======                  =======                               =======

Interest-bearing liabilities:
  Savings deposits                $ 2,520      3.00%       $ 2,703           82       3.03%      $ 2,742           83       3.04%
  Demand and NOW deposits (2)       9,353      3.61%         9,529          350       3.67%        9,613          370       3.85%
  Certificate accounts             21,307      5.57%        21,330        1,184       5.55%       21,177        1,181       5.57%
  FHLB advances                    16,265      6.25%        12,826          748       5.83%       11,138          630       5.66%
                                  -------                  -------       ------                  -------       ------
  Total interest-bearing
    liabilities                    49,445      5.29%        46,388        2,364       5.10%       44,670        2,264       5.07%
                                                                         ------                                ------
Noninterest-bearing
 liabilities                        2,134         -          1,921            -          -         1,700            -          -
                                  -------                  -------                               -------
  Total liabilities                51,579                   48,309                                46,370

Stockholders' equity                8,641                    6,309                                 3,411
                                  -------                  -------                               -------
Total liabilities and
   stockholders' equity           $60,220                  $54,618                               $49,781
                                  =======                  =======                               =======

Net interest income                                                      $1,504                                $1,352
                                                                         ======                                ======
Net interest rate spread                       2.39%                                  2.16%                                 2.38%
                                               ====                                  =====                                  ====
Net earning assets                $ 9,307                  $ 6,867                               $ 3,857
                                  =======                  =======                               =======
Net interest margin                                                       2.82%                                 2.79%
                                                                         ======                                ======
Average interest-earning
 assets to average interest-
 bearing liabilities                                                      1.15x                                 1.09x
                                                                         ======                                ======
-----------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(2)  Excludes non-interest-bearing deposit accounts.

RATE/VOLUME ANALYSIS

The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes due to changes in outstanding balances and those due to changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by prior interest rate) and (ii) changes in rate (i.e., changes in rate multiplied by prior volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the changes due to volume and the changes due to rate.

                                               Years Ended June 30,
                                         ------------------------------
                                                  1997 vs. 1996
                                         ------------------------------
                                         Increase/(Decrease)
                                               Due to
                                         -------------------   Total
                                                              Increase
                                           Volume    Rate    (Decrease)
                                         ---------- ------   ----------
                                                  (In Thousands)

Interest-earning assets:
 Loans receivable                           $124    $(121)      $  3
 Mortgage-backed securities                   47       56        103
 Investment securities                        85       33        118
 Interest earning deposits                    21      (10)        11
 FHLB stock                                   17        -         17
                                            ----    -----       ----
  Total interest-earning assets             $294    $ (42)       252
                                            ====    =====       ----
Interest-bearing liabilities:
 Savings deposits                           $ (1)   $   -       $ (1)
 Demand and NOW deposits                      (3)     (17)       (20)
 Certificate accounts                          8       (5)         3
 FHLB advances                                98       20        118
                                            ----    -----       ----
  Total interest-bearing liabilities        $102    $  (2)       100
                                            ====    =====       ----
Net interest income                                             $152
                                                                ====


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1997 AND 1996


PERFORMANCE SUMMARY
-------------------

Net earnings for the year ended June 30, 1997 decreased by $2,000, or 0.7% to $300,000 from $302,000 for the year ended June 30, 1996. The decrease was primarily due to the combined effects of a $152,000 increase in net interest income, a decrease in the loan loss provision of $210,000, and a $92,500 decrease in non-interest income, the net of which was more than offset by a $268,000 increase in non-interest expense, primarily due to the special SAIF assessment of $226,000, and a $4,000 increase in income tax expense. For the years ended June 30, 1997 and 1996, the returns on average assets were 0.55% and 0.61% respectively, while the returns on average equity were 4.75% and 8.86% respectively.


NET INTEREST INCOME
-------------------

For the year ended June 30, 1997, net interest income increased by $152,000, or 11.2%, to $1.50 million from $1.35 million for the year ended June 30, 1996.
The increase reflected an increase of $252,000 in interest income to $3.9 million from $3.6 million which more than offset an increase of $100,000 in interest expense to $2.4 million from $2.3 million. The increase in interest income reflected increased balances of loans receivable, mortgage-backed securities and investment securities offset by somewhat lower yields earned on interest-earning assets. Increased balances were funded by the net "Conversion" proceeds of $5.5 million and $2.8 million of additional FHLB advances. Interest expense increased primarily due to an increased balance of FHLB advances together with higher rates paid on such advances.

For the year ended June 30, 1997, the average yield on interest-earning assets was 7.26% compared to 7.45% for the year ended June 30, 1996. The average cost of interest-bearing liabilities was 5.10% for the year ended June 30, 1997, an increase from 5.07% for the year ended June 30, 1996. The decrease in the average yield on interest-earning assets was due to lower overall levels of interest rates for loans for the year ended June 30, 1997 as compared to the earlier period. The average balance of interest-earning assets increased by $4.7 million to $53.2 million for the year ended June 30, 1997 from $48.5 million for the year ended June 30, 1996. The increase primarily reflected an increase of $1.5 million in the average balance of loans and $1.5 million in the average balance of investment securities for the year ended June 30, 1997 as compared to the year ended June 30, 1996. During this same period, average interest-bearing liabilities increased by $1.7 million to $46.4 million for the year ended June 30, 1997 from $44.7 million for the year ended June 30, 1996.

The Bank's average interest rate spread was 2.16% for the year ended June 30, 1997, compared to 2.38% for the earlier year period. The average net interest margin was 2.82% for the year ended June 30, 1997, compared to 2.79% for the year ended June 30, 1996.


PROVISION FOR LOAN LOSSES
-------------------------

During the year ended June 30, 1997, the Bank had no provision for loan losses compared to a provision of $210,000 for the year ended June 30, 1996. The allowance for loan losses of $285,000, or .94% of loans receivable, net at June 30, 1997, compared to $283,000, or 1.00% of loans receivable, net at June 30, 1996. The allowance for loan losses as a percentage of non-performing loans decreased to 127.73% at June 30, 1997, from 221.09% at June 30, 1996. The ratio decreased due to the increase in non-performing loans from $128,000 at June 30, 1996 to $224,000 at June 30, 1997. Management believes the ratio of the allowance for loan losses to net loans receivable is adequate.

Management will continue to monitor its allowance for loan losses and make future additions to the allowance through the provision for loan losses as economic conditions dictate. Although the Bank maintains its allowance for loan losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods.


NON-INTEREST INCOME
-------------------

For the year ended June 30, 1997, non-interest income decreased $92,000 to $265,000 from $357,000 for the year ended June 30, 1996. Included in non-interest income for the year ended June 30, 1996 was $66,000 of patronage dividends from and gain on the sale of the Bank's former cooperative data processing service bureau. Patronage dividends are an allocation of earnings to the user/owners of the cooperative data processing service bureau, all of which were paid to the Bank and the other user/owners at the time of the sale of the bureau. Customer service charges, primarily relating to fees on transaction accounts, were $232,000 for the year ended June 30, 1997 and $231,000 for the year ended June 30, 1996. Other non-interest income included late charges on loans of $10,000 and $7,000 for the years ended June 30, 1997 and 1996, respectively.


INCOME TAXES
------------

Income taxes increased by $4,000 to $171,000 for the twelve months ended June 30, 1997 from $167,000 for the year ended June 30, 1996. The effective tax rates were 36.3% and 35.6% for the years ended June 30, 1997 and 1996, respectively.


NON-INTEREST EXPENSE
--------------------

Non-interest expense increased $267,000 to $1.3 million for the year ended June 30, 1997 from $1.0 million for the year ended June 30, 1996. A special assessment of $226,000 to recapitalize the Savings Association Insurance Fund
(SAIF) substantially contributed to the increase. As a result of the special assessment, the FDIC has substantially decreased the assessment rate for SAIF deposit insurance in future periods. The increase was also due to an increase in compensation and benefits of $55,000, primarily due to ESOP compensation.

Occupancy and equipment expense was up $39,000 due primarily to depreciation on new hardware and software. This was more than offset by a $46,000 decrease in data processing expenses due to a new in-house system.


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1996 AND 1995


PERFORMANCE SUMMARY
-------------------

Net earnings for the year ended June 30, 1996 increased by $29,000, or 10.6%, to $302,000 from $273,000 for the year ended June 30, 1995. The increase was primarily due to the combined effects of a $225,000 increase in net interest income and a $91,000 increase in non-interest income, which more than offset a $209,000 increase in the provision for loan losses and a $32,000 increase in income taxes. For the year ended June 30, 1996 and 1995, the returns on average assets were 0.61% and 0.64% respectively, while the returns on average equity were 8.86% and 8.88% respectively.

NET INTEREST INCOME
-------------------

For the year ended June 30, 1996, net interest income increased by $225,000, or 20.0%, to $1.4 million from $1.1 million for the year ended June 30, 1995. The increase reflected an increase of $773,000 in interest income to $3.6 million from $2.8 million which more than offset an increase of $548,000 in interest expense to $2.3 million from $1.7 million. The increase in interest income reflected increased balances of loans receivable, mortgage-backed securities and investment securities together with higher yields earned on interest-earning assets. Interest expense increased primarily due to an increased balance of FHLB advances together with higher rates paid on deposits.

For the year ended June 30, 1996, the average yield on interest-earning assets was 7.45% compared to 6.86% for the year ended June 30, 1995. The average cost of interest-bearing liabilities was 5.07% for the year ended June 30, 1996, an increase from 4.50% for the same period ended June 30, 1995. The increase in the average yield on interest-earning assets and in the average cost of interest-bearing liabilities was due to higher overall levels of market interest rates for the year ended June 30, 1996 as compared to the earlier period. The average balance of interest-earning assets increased by $7.1 million to $48.5 million for the year ended June 30, 1996 from $41.4 million for the year ended June 30, 1995. The increase primarily reflected an increase of $4.4 million, or 38.0%, in the average balance of mortgage-backed securities for the year ended June 30, 1996 as compared to the year ended June 30, 1995. During this same period, average interest-bearing liabilities increased by $6.5 million to $44.7 million for the year ended June 30, 1996 from $38.1 million for the same period ended June 30, 1995.

The Bank's average interest rate spread was 2.38% for the year ended June 30, 1996, compared to 2.36% for the earlier year period. The average net interest margin was 2.78% for the year ended June 30, 1996, compared to 2.72% for the year ended June 30, 1995.


PROVISION FOR LOAN LOSSES
-------------------------

During the year ended June 30, 1996, the Bank charged $210,000 against income as a provision for loan losses compared to a provision of $1,000 for the year ended June 30, 1995. This charge resulted in an allowance for loan losses of $283,000, or 1.00% of loans receivable, net at June 30, 1996, compared to $81,000, or 0.31% of loans receivable, net at June 30, 1995. The allowance for loan losses as a percentage of non-performing loans increased to 221.09% at June 30, 1996, from 65.03% at June 30, 1995. The ratio increased due to the provision for loan losses for the year ended June 30, 1996, exceeding net charge-offs. The increase in the provision for loan losses for the year ended June 30, 1996 reflected a number of factors, including an increase in the size of the Bank's loan portfolio , an increase in non-performing and other problem loans, and the changing composition of the Bank's loan portfolio, which includes higher levels of non-mortgage loans such as consumer loans, which are generally considered to present increased credit risk to the Bank, and higher levels of loans with adjustable interest rates, which present an increased risk of default in a rising interest rate environment. Management believes the higher ratio of the allowance for loan losses to net loans receivable also is more consistent with that of comparable publicly traded financial institutions in the Midwest.


NON-INTEREST INCOME
-------------------

For the year ended June 30, 1996, non-interest income increased $91,000 to $357,000 from $266,000 for the same period ended June 30, 1995. Included in non-interest income was $66,000 of patronage dividends from and gain on the sale of the Bank's former cooperative data processing service bureau. Patronage dividends are an allocation of earnings to the user/owners of the cooperative data processing service bureau, all of which were paid to the Bank and the other user/owners at the time of the sale of the bureau. Customer service charges, primarily relating to fees on transaction accounts, were $231,000 for the year ended June 30, 1996 and $225,000 for the year ended June 30, 1995. Other non-interest income included late charges on loans of $7,000 and $8,000 for the years ended June 30, 1996 and 1995, respectively.


NON-INTEREST EXPENSE
--------------------

Non-interest expense increased by $19,000 to $1.03 million for the year ended June 30, 1996, from $1.01 million for the year ended June 30, 1995. Compensation expense increased $37,000 to $616,000 for the year ended June 30, 1996 from $579,000 for the year ended June 30, 1995. Data processing expense decreased $47,000 to $48,000 for the year ended June 30, 1996 from $95,000 for the year ended June 30, 1995. This was the result of the Bank implementing an in-house system in October, 1995.


INCOME TAXES
------------

Income taxes increased by $32,000 to $167,000 for the twelve months ended June 30, 1996 from $135,000 for the year ended June 30, 1995. The effective tax rates were 35.6% and 35.4% for the years ended June 30, 1996 and 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity refers to the ability of the Bank to convert assets into cash or cash equivalents without significant loss. Liquidity management involves evaluating the Bank's daily cash flow requirements to meet customer demands, whether they be depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the production and growth needs of the communities it serves.

The primary investing activity of the Bank is the origination of loans. The Bank originated loans of $8.2 million and $9.2 million in 1997 and 1996, respectively. The Bank's primary sources of funds for investment are cash receipts from deposits and principal and interest collections on loans and net earnings. Additional liquidity is available from the maturity and earnings on securities and mortgage backed securities (MBS), as well as the ability to liquidate securities available-for-sale. The Bank also has an agreement with the FHLB of Des Moines to provide cash advances. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Commitments at June 30,
1997 to originate mortgage loans were approximately $217,000.    Commitments on
behalf of borrowers for unused lines of credit were approximately $325,000 expiring in one year or less. These commitments are legally binding agreements to lend to the Bank's customers. The Bank has $13.7 million in certificates due within one year and $13.7 million in other deposits without specific maturity at June 30, 1997. Historically, the Bank has been able to retain most of the deposits or attract new deposits by offering competitive rates. Management believes it has an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals and to satisfy financial commitments.

The Bank had regulatory capital ratios of 26.1% for total risk-based capital to risk-weighted assets, 24.9% for Tier I capital to risk-weighted assets, and 10.9% for Tier I capital and tangible capital to adjusted total assets. See
Note 11 of the Notes to Consolidated Financial Statements for further discussion of the Bank's regulatory capital.

RECENT ACCOUNTING DEVELOPMENTS

The Financial Accounting Standards Board (the "FASB") recently adopted or issued proposals and guidelines which may have a significant impact on the accounting practices of commercial enterprises in general and financial institutions in particular.

SFAS No. 123, Accounting for Stock-Based Compensation, is effective for fiscal years beginning after December 15, 1995. This statement established financial accounting and reporting standards for stock-based employee compensation plans, including stock option plans. These plans include all arrangements by which employees receive shares of stock or other equity investments of the employer or where an employer incurs liabilities to employees in amounts based on the price of the employer's stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods and services from nonemployees.

SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" supersedes SFAS No. 122 and is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.

Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral.

SFAS 128, "Earnings Per Share", will be adopted for the three months ending December 31, 1997 as required by the statement. This statement revises the method of computing "basic" and "diluted" earnings per share, which replaces the current "primary" and "fully diluted" earnings per share. Basic earnings per share does not include the effect of common stock equivalents such as stock options, which were included in primary earnings per share. The Company has a simple capital structure since it has no convertible securities or options; therefore, it will present only basic earnings per share. For the year ended June 30, 1997, basic earnings per share would have been $.55.

SFAS No. 130, "Reporting Comprehensive Income," will be adopted July 1, 1998. This statement provides accounting and reporting standards to report a measure of all changes in equity of an enterprise that results from recognized transactions and economic events of the period. The major component of comprehensive income for the Company will be unrealized gains and losses on certain investments in debt and equity securities.

Management believes adoption of SFAS Nos. 123, 125, 128, and 130 will not have a material effect on the financial position or results of operations, nor will adoption require additional capital resources.

The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Bank keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services. In the current interest rate environment, management believes that the liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

        [LETTERHEAD OF LOCKRIDGE, CONSTANT & CONRAD, LLC APPEARS HERE]



                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------


The Board of Directors
IFB Holdings, Inc.
Chillicothe, Missouri

We have audited the accompanying consolidated statements of financial condition of IFB Holdings, Inc. and Subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of IFB Holdings, Inc. and Subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles.


/s/ Lockridge, Constant & Conrad, LLC
-------------------------------------

Chillicothe, Missouri
September 10, 1997, except for
 Note 22 as to which the date is
 September 18, 1997

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                              At June 30,
                                                           -----------------
                                                            1997       1996
                                                           -------   -------
                         ASSETS                             (In Thousands)
                         ------                             --------------
Cash on hand and non-interest earning deposits             $   581   $   471
Interest-earning deposits                                    2,422     1,609
Investment securities (Note 2):
  Securities available-for-sale at fair value                4,760     3,264
  Securities held-to-maturity at amortized cost
   (estimated market value of $2,210,000 and
   $215,000, respectively)                                   2,209       215
Mortgage-backed securities (Note 3):
  Securities available-for-sale at fair value               18,501    16,971
Loans receivable, net (Note 4)                              29,962    28,429
Accrued interest receivable (Note 5)                           446       457
Investment required by law - stock in
 Federal Home Loan Bank and Federal Reserve Bank,
  at cost                                                      897       724
Premises and equipment (Note 6)                                357       373
Other assets                                                    85        74
                                                           -------   -------
        Total Assets                                       $60,220   $52,587
                                                           =======   =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Deposits (Note 7)                                          $34,980   $35,495
Federal Home Loan Bank advances (Note 8)                    16,265    13,474
Advances from borrowers for taxes and insurance                 33        35
Income taxes (Note 10):
  Current                                                       72        17
  Deferred                                                      72       101
Accrued expenses and other liabilities                         157       197
                                                           -------   -------
        Total liabilities                                   51,579    49,319
                                                           -------   -------

Commitments and contingencies (Note 14)

Preferred stock, $.01 par value; authorized
  100,000 shares; none outstanding                               -         -
Common stock $.01 par value; authorized
    900,000 shares, issued 592,523 shares in 1997
     and 0 shares in 1996                                       59         -
Additional paid-in capital                                   5,477         -
Retained earnings, substantially
  restricted (Note 10)                                       3,559     3,339
Less:
 Unrealized gain (loss) on securities
  available-for-sale, net of tax                               (33)      (71)
 Common stock acquired by the ESOP (Note 9)                   (421)        -
                                                           -------   -------
        Total stockholders' equity                           8,641     3,268
                                                           -------   -------

        Total Liabilities and Stockholders' Equity         $60,220   $52,587
                                                           =======   =======

See accompanying notes to consolidated financial statements.

                                         For the Three Years ended June 30, 1997


CONSOLIDATED STATEMENTS OF INCOME

                                                                     Years ended June 30,
                                                                  ---------------------------
                                                                   1997      1996      1995
                                                                  ------     ------    ------
                                                                        (In Thousands)
Interest income:
   Loans receivable (Note 4)                                      $2,343     $2,340    $1,969
   Investment securities:
     Taxable interest                                                237        120       105
     Nontaxable interest                                              13         13        13
     Dividends                                                        19         18         -
   FHLB and FRB dividends                                             56         39        27
   Mortgage-backed and related securities                          1,142      1,039       679
   Other interest-earning assets                                      58         47        50
                                                                  ------     ------    ------
         Total interest income                                     3,868      3,616     2,843
                                                                  ------     ------    ------

Interest expense:
   Deposits (Note 7)                                               1,616      1,634     1,481
   Federal Home Loan Bank advances                                   748        630       235
                                                                  ------     ------    ------
         Total interest expense                                    2,364      2,264     1,716
                                                                  ------     ------    ------

         Net interest income                                       1,504      1,352     1,127

Provision for loan losses (Note 4)                                     -        210         1
                                                                  ------     ------    ------
         Net interest income after provision for loan losses       1,504      1,142     1,126
                                                                  ------     ------    ------

Noninterest income:
   Banking service charges and fees                                  232        231       225
   Gain on sales of interest-earning assets, net (Note 12)            14         46        19
   Other (Note 13)                                                    19         80        22
                                                                  ------     ------    ------
         Total noninterest income                                    265        357       266
                                                                  ------     ------    ------

Noninterest expense:
   Compensation and benefits (Note 9)                                671        616       579
   Occupancy and equipment (Note 6)                                  104         65        56
   SAIF deposit insurance premium                                    283         80        83
   Data processing                                                     2         48        95
   Professional fees                                                  68         47        45
   Printing, postage and supplies                                     67         65        49
   Other (Note 13)                                                   103        109       104
                                                                  ------     ------    ------
         Total noninterest expense                                 1,298      1,030     1,011
                                                                  ------     ------    ------

         Income before income taxes                                  471        469       381

Income tax expense (Note 10)                                         171        167       135
                                                                  ------     ------    ------
         Income before cumulative effect of a
          change in accounting principle                             300        302       246

Cumulative effect on prior years of a change
 in accounting principle  (Note 1)                                     -          -        27
                                                                  ------     ------    ------

         Net income                                               $  300     $  302    $  273
                                                                  ======     ======    ======
         Net income per share                                     $  .55        N/A       N/A
                                                                  ======

See accompanying notes to consolidated financial statements.

                                         For the Three Years Ended June 30, 1997


CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                                                                                Three Years Ended June 30, 1997
                                                                ------------------------------------------------------------------
                                                                                        (In Thousands)
                                                                                                  Unrealized
                                                                                                  Gain (Loss)
                                                                                                 on Securities
                                                                                                   Available-
                                                                                                    for-Sale,
                                                                                                     Net of    Common
                                                                           Additional               Deferred    Stock
                                                                Common       Paid-In      Retained   Income    Acquired
                                                                 Stock       Capital      Earnings    Taxes     by ESOP     Total
                                                                --------   ----------     --------  --------  ---------    -------
Balance, June 30, 1994                                            $    -         $    -     $2,764    $  (21)     $   -     $2,743

  Net income for the year ended
    June 30,  1995                                                     -              -        273         -          -        273
  Cumulative effect of  change in
   accounting  principle -  unrealized
   net loss for available-for-sale
   securities at July 1, 1994 net of
   of deferred income taxes of
   $30,000  (Note 1)                                                   -              -          -       (58)         -        (58)
  Change in net unrealized gains
   (losses) for  available-for-sale
   securities, net of deferred income
   tax of $46,000                                                      -              -          -        84          -         84
                                                                  ------         ------   --------   -------   --------   --------

Balance, June 30, 1995                                                 -              -      3,037         5          -      3,042

Additions (deductions) for the year
  ended June 30, 1996:
   Net income                                                          -              -        302         -          -        302
   Change in unrealized gain (loss)
    on securities available-for-sale,
    net of deferred income tax of
    $24,000                                                            -              -          -       (76)         -        (76)
                                                                  ------         ------   --------   -------   --------   --------

Balance, June 30, 1996                                                 -              -      3,339       (71)         -      3,268

Additions (deductions) for the year
 ended June 30, 1997:
   Sale of common stock, net of
   offering costs of $403,000                                         59          5,463          -         -          -      5,522
 Unearned ESOP shares                                                  -              -          -         -       (474)      (474)
 Net income                                                            -              -        300         -          -        300
 Dividends declared ($.15 per share)                                   -              -        (80)        -          -        (80)
 Allocation of ESOP shares                                             -             14          -         -         53         67
 Change in unrealized gain  (loss) on
   securities  available-for-sale, net
  of deferred income tax of $20,000                                    -              -          -        38          -         38
                                                                  ------         ------   --------   -------   --------   --------

Balance, June 30, 1997                                            $   59         $5,477     $3,559    $  (33)     $(421)    $8,641
                                                                  ======         ======   ========   =======   ========   ========

See accompanying notes to consolidated financial statements.

                                         For the Three Years Ended June 30, 1997


CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        Years ended June 30,
                                                                       ----------------------
                                                                        1997    1996    1995
                                                                       ------  ------  ------
                                                                           (In Thousands)
Cash flows from operating activities:
 Net income                                                             $ 300   $ 302   $ 273
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Net loss (gain) on sales of:
    Investment securities                                                   -       -      (1)
    Mortgage-backed securities                                            (14)    (46)    (18)
   Depreciation                                                            52      23      19
   Provision for loan loss                                                  -     210       1
   Amortization of premiums, discounts, and loan fees                      48       9      62
   FHLB stock dividend                                                      -      (9)      -
 Changes in assets and liabilities:
    Interest receivable                                                    10    (135)    (65)
    Prepaid expenses and other  assets                                     (8)     25     (51)
    Income taxes                                                            2     (29)     26
    Accrued expenses and other  liabilities                               (42)     76      64
    ESOP compensation expense                                              14       -       -
                                                                        -----   -----   -----
     NET CASH PROVIDED BY
     OPERATING ACTIVITIES                                                 362     426     310
                                                                        -----   -----   -----

                                  (Continued)


See accompanying notes to consolidated financial statements.

                                         For the Three Years Ended June 30, 1997


                                           Years ended June 30,
                                         -------------------------
                                          1997     1996     1995
                                         -------  -------  -------
                                              (In Thousands)
                                         -------------------------
Cash flows from investing activities:
 Net decrease (increase) in loans           104     (288)     232
 Purchased loans                         (1,655)  (2,007)  (3,723)
 Sale of loans                                -        -       80
 Purchase of investment securities-
  available-for-sale                          -   (1,579)     (74)
 Purchase of investment securities-
  held-to-maturity                       (3,402)       -     (100)
 Purchase of mortgage-backed
  securities - available-for-sale        (6,315)  (9,540)  (4,644)
 Purchase of mortgage-backed
  securities - held-to-maturity               -        -     (771)
 Mortgage-backed securities
  principal repayments -
  available-for-sale                      2,890    3,009      366
 Mortgage-backed securities
  principal repayments -
  held-to-maturity                            -        -    1,612
 Proceeds from maturities/calls
  of investment securities
  available-for-sale                          -      600      250
 Proceeds from sales of
  investment securities -
  available-for-sale                          -        -      126
 Proceeds from sales of mortgage-
  backed securities - available
  -for-sale                               1,858    2,257    1,713
 Purchase of FHLB and FRB stock            (173)    (365)       -
 Proceeds from maturities of
  certificates of deposit                     -      100      297
 Proceeds from sales of real
  estate owned                                -        -       44
 Purchase of office properties
  and equipment                             (34)    (140)      (7)
 Loan to ESOP                              (474)       -        -
 Repayment on ESOP loan                      52        -        -
                                         ------   ------   ------
   NET CASH USED IN
    INVESTING ACTIVITIES                 (7,149)  (7,953)  (4,599)
                                         ------   ------   ------

                                  (Continued)

See accompanying notes to consolidated financial statements.

                                         For the Three Years Ended June 30, 1997


                                                                  Years ended June 30,
                                                                ------------------------
                                                                 1997     1996    1995
                                                                ------   ------  -------
                                                                     (In Thousands)
                                                                     --------------
Cash flows from financing activities:
 Dividends paid                                                    (80)       -        -
 Net increase (decrease) in demand deposits,
   NOW accounts, passbook savings accounts,
   and certificates of deposit                                    (515)     268   (1,856)
 Net increase in escrow mortgage funds                              (2)     (15)       1
 Proceeds from Federal Home Loan Bank advances                  18,550    9,000    5,400
 Principal repayments on Federal Home Loan
    Bank advances                                              (15,965)    (746)  (3,054)
 Net borrowings from Federal Home Loan Bank
    line of credit                                                 200   (1,200)   3,000
 Proceeds from the issuance of common stock                      5,522        -        -
                                                                ------   ------   ------
     NET CASH PROVIDED BY FINANCING
      ACTIVITIES                                                 7,710    7,307    3,491
                                                                ------   ------   ------

     INCREASE (DECREASE) IN CASH                                   923     (220)    (798)

CASH AT BEGINNING OF YEAR                                        2,080    2,300    3,098
                                                                ------   ------   ------

CASH AT END OF YEAR                                             $3,003   $2,080   $2,300
                                                                ======   ======   ======

Supplemental disclosure of cash flow information:
 Cash paid for:

  Interest - deposits                                           $  321   $  383   $  342
                                                                ======   ======   ======

  Interest - advances                                           $  747   $  619   $  207
                                                                ======   ======   ======

  Income taxes                                                  $  166   $  176   $   81
                                                                ======   ======   ======
Noncash investing and financing activities:

 Loans transferred to real estate owned                         $    -   $    -   $   43
                                                                ======   ======   ======

See accompanying notes to consolidated financial statements.

                                                          June 30, 1997 and 1996


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business
--------

IFB Holdings, Inc.(the "Company") is a Delaware corporation incorporated in October, 1996, for the purpose of being the holding company for Investors Federal Bank, N.A. (the Bank). On December 30, 1996, the Bank converted from a mutual to a stock form of ownership, and the Company completed its initial public offering, and, with a portion of the net proceeds acquired all of the issued and outstanding capital stock of the Bank (the "Conversion").

The Bank provides financial services to individuals and corporate customers, and is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain Federal agencies and undergoes periodic examination by those regulatory authorities.

The Company is principally engaged in one to four family home lending in agricultural-based rural communities in and around Chillicothe, Missouri. The Company also makes consumer loans depending on demand and management's assessment as to the quality of the loan.

Basis of Financial Statement Presentation
-----------------------------------------

The accompanying consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary, Investors Federal Bank, N.A., and Investors Federal Service Corporation, the Bank's wholly owned subsidiary. All significant intercompany transactions and balances are eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgements about information available to them at the time of their examination. Because of these factors, in management's judgement, the allowances for loan losses reflected in the consolidated financial statements is adequate to absorb estimated losses that may exist in the current portfolio.

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About
                                                            -----------------
Fair Value of Financial Instruments, requires that the estimated fair value of
------------------------------------
the Bank's financial instruments be disclosed. Fair market value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instruments.
These

                                                          June 30, 1997 and 1996


estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings or a significant portion of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, some fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect these estimates. Fair value estimates are presented for existing on-balance-sheet and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant affect on fair value estimates and have not been considered in any of the estimates (see Note 19).

Cash Equivalents
----------------

Cash equivalents of $3,003,000 and $2,080,000 at June 30, 1997 and 1996,
respectively, consist of cash on hand, funds due from banks and money market mutual funds. For purposes of the statements of cash flows, the Bank considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

Investment Securities
---------------------

Investment securities that are held for short-term resale are classified as trading securities and are carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and are carried at cost, adjusted for amortization of premium and accretion of discounts using the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses, net of tax, on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is determined using the specific identification method. Yields on tax exempt obligations are not computed on a tax-equivalent basis.

Mortgage-Backed Securities
--------------------------

Mortgage-backed securities represent participating interest in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are classified as available-for-sale or held-to-maturity. Available-for-sale securities are carried at fair value with the unrealized gain or loss, net of income tax, reflected as a separate component of stockholders' equity and held-to-maturity securities are carried at amortized cost. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Cost of mortgage-backed securities sold is recognized using the specific identification method.

The Bank evaluates mortgage-backed securities on a monthly basis to monitor prepayments and the resulting effect on yields and valuations. Management considers the concentration of credit risk to be minimal on mortgage-backed securities because all such securities are guaranteed as to timely payment of principal and interest by FNMA, FHLMC, GNMA and SBA or the underlying loans are insured by private mortgage insurance. Cost of securities sold are recognized based on the specific-identification method. All sales are made without recourse.

At June 30, 1997 and 1996, the Bank had no outstanding commitments to sell loans or securities.

Equity securities that are nonmarketable are carried at cost. Nonmarketable equity securities held by the Bank consist of their patronage equity in the

Financial Information Trust (a computer service bureau) and stock in the Federal Home Loan Bank and Federal Reserve Bank. In June, 1996, the Bank sold its interest in the Financial Information Trust. The Bank, as a member of the Federal Home Loan Bank System and Federal Reserve Bank, is required to maintain an investment in capital stock. No ready market exists for the stock and it has no quoted market value. For reporting purposes these investments are assumed to have a market value equal to cost. (See Note 19.)

Accounting for Certain Investments in Debt and Equity Securities
----------------------------------------------------------------

In May 1993 the FASB issued SFAS No. 115, Accounting for Certain Investments in
                                          -------------------------------------
Debt and Equity Securities.  SFAS No. 115 addresses the accounting and reporting
--------------------------
for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in three categories and accounted for as follows:

* Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported
                                        ---------------------------
     at amortized cost.

* Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading
                                                                -------
     securities and reported at fair value, with unrealized gains and losses
     ----------
     included in earnings.

* Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale
                                                        ------------------
     securities and reported at fair value, with unrealized gains and losses
     ----------
     excluded from earnings and reported in a separate component of stockholders' equity.

SFAS No. 115 is restrictive as to suitable reasons for selling any security classified as held to maturity. Investments and mortgage-backed securities classified as available-for-sale provide greater flexibility for asset/liability management, liquidity needs, reacting to changes in market rates and related prepayment risk, and changes in availability of and the yield on alternative investments. The Bank has determined that all of the mortgage-backed securities are classified as available-for-sale and a majority of the investments are classified as available-for-sale.

SFAS No. 115 was adopted effective July 1, 1994. The effect of adopting SFAS No. 115 effective July 1, 1994, was to decrease investment and mortgage-backed securities, deferred taxes payable and retained earnings by $88,000, $30,000, and $58,000 respectively. Additionally, $27,000 was included in earnings for the year ended June 30, 1995, representing the cumulative effect, net of deferred tax of $14,000, of reversing losses that had been previously reflected in earnings under the prior method of accounting for investments.

Loans Receivable
----------------

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan-origination costs.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Uncollectible interest on loans that are contractually past due is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgement, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

Effective July 1, 1995, the Bank adopted SFAS No. 114, Accounting by Creditors
                                                       -----------------------
for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for
------------------------                    ---------------------------
Impairment of a Loan - Income Recognition and Disclosures, which amends SFAS No.
---------------------------------------------------------
114. SFAS No. 114, as amended by SFAS No. 118, defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest - according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, SFAS No. 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

The Bank applies the recognition criteria of SFAS No. 114 to multi-family residential loans, commercial real estate loans and agriculture loans. Smaller balance, homogeneous loans, including one-to-four family residential loans and consumer loans, are collectively evaluated for impairment. SFAS No. 118 amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. The Bank has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans. The adoption of SFAS No. 114 and SFAS No. 118 resulted in no prospective adjustment to the allowance for loan losses and did not affect the Bank's policies regarding charge-offs or recoveries.


Loan-Origination Fees, Commitment Fees, and Related Costs
---------------------------------------------------------

Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for estimated prepayments based on the Bank's historical prepayment experience.


Foreclosed Real Estate
----------------------

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less estimated selling costs at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value.

All foreclosed real estate owned is held-for-sale. There was no foreclosed real estate owned at June 30, 1997.

Income Taxes
------------

Deferred income taxes arise from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

An asset and liability approach is used for financial accounting and reporting of income taxes which, among other things, requires the Bank to take into account changes in the tax rates when valuing the deferred income tax accounts recorded on the balance sheet. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and loss carryforwards. Temporary differences include differences between financial statement income and tax return income which are expected to reverse in future periods as well as differences between the tax bases of assets and liabilities and their amounts for financial reporting which are also expected to be settled in future periods. To the extent a deferred tax asset is established which is not realizable, a valuation allowance shall be established against such asset.

Premises and Equipment
----------------------

Land is carried at cost. Buildings, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Estimated useful lives range from ten to forty years for buildings and related improvements and from three to eighteen years for furniture, fixtures and equipment.


Net Income Per Share
--------------------

Net income per share for the year ended June 30, 1997 was determined by dividing net income for the year by 547,929, the weighted average number of shares of common stock outstanding.

NOTE 2: INVESTMENT SECURITIES

Securities available-for sale consist of the following:

                                                    June 30, 1997
                                    ------------------------------------------
                                                 Gross       Gross
                                    Amortized  Unrealized  Unrealized   Fair
                                      Cost       Gains       Losses     Value
                                    ---------  ----------  ----------  -------
                                                    (In Thousands)

Bonds, notes and debentures
 at fair value:
   Federal agencies                    $1,591         $ 4       $(20)   $1,575
   FHLB zero coupon bond                   95           -         (2)       93
Equity securities at fair value:
   Mutual funds                         1,415           2        (22)    1,395
   FNMA preferred stock                 1,002          32          -     1,034
   FHLMC preferred stock                  665           -         (2)      663
                                       ------  ----------       ----    ------

                                       $4,768         $38       $(46)   $4,760
                                       ======  ==========       ====    ======

                                                    June 30, 1996
                                    --------------------------------------------
                                                 Gross        Gross
                                    Amortized  Unrealized   Unrealized    Fair
                                      Cost       Gains        Losses      Value
                                    ---------  ----------  -----------   -------
                                                    (In Thousands)
Bonds, notes and  debentures
 at fair value:
   Federal agencies                    $1,000         $ -         $(38)   $  962
Equity securities at fair value:
   Mutual funds                         1,337           2          (31)    1,308
   FNMA preferred stock                 1,002           -           (8)      994
                                       ------  ----------         ----    ------
                                       $3,339         $ 2         $(77)   $3,264
                                       ======  ==========         ====    ======

Securities held-to-maturity consist of the following:

                                             June 30, 1997
                               ------------------------------------------
                                            Gross        Gross
                               Amortized  Unrealized  Unrealized    Fair
                                 Cost       Gains       Losses     Value
                               ---------  ----------  -----------  ------
                                             (In Thousands)
                                             --------------
Bonds, notes and debentures
 at fair value:
    Bankers acceptance            $  998          $-         $ -   $  998
    U.S. Treasury note               500           -          (1)     499
    Federal agencies                 496           2           -      498
    Municipal securities             215           -           -      215
                                  ------  ----------  ----------   ------
                                  $2,209          $2         $(1)  $2,210
                                  ======  ==========  ==========   ======

                                             June 30, 1996
                               ------------------------------------------
                                            Gross        Gross
                               Amortized  Unrealized  Unrealized    Fair
                                 Cost       Gains       Losses     Value
                               ---------  ----------  -----------  ------
                                             (In Thousands)
                                             --------------
Bonds, notes and debentures
 at fair value:
   Municipal securities           $  215          $-         $ -   $  215
                               =========  ==========  ==========   ======

The following is a summary of debt securities at June 30, 1997, by contractual maturity for available-for-sale and held-to-maturity securities.

                              Securities Available-  Securities To Be Held-
                                    for-Sale              To-Maturity
                              ---------------------  ----------------------
                               Amortized      Fair    Amortized      Fair
                                  Cost       Value       Cost       Value
                              -----------   -------  -----------   --------
                                             (In Thousands)
Due in one year or less        $  500       $  495      $1,994      $1,995
Due after one year
 through five years                -            -          215         215
Due after five years
 through ten years                591          595          -           -
Due after ten year                594          578          -           -
                               ------       ------      ------      ------
                               $1,685       $1,668      $2,209      $2,210
                               ======       ======      ======      ======

During the years ended June 30, 1997 and 1996, the Bank did not sell any investment securities from their available-for-sale portfolio.

Investment securities carried at approximately $496,000 at June 30, 1997 were pledged to secure Federal Home Loan Bank borrowings. No investment securities were pledged at June 30, 1996.

NOTE 3: MORTGAGE-BACKED SECURITIES

Mortgage-backed securities available-for-sale consist of the following:

                                              June 30, 1997
                               -------------------------------------------
                                            Gross        Gross
                               Amortized  Unrealized  Unrealized    Fair
                                 Cost       Gains       Losses      Value
                               ---------  ----------  -----------  -------
                                             (In Thousands)
                                             --------------
Mortgage-backed  securities
 at fair value:
        GNMA certificates        $ 1,193        $ 15       $  (3)  $ 1,205
        FHLMC certificates         1,505          21          (6)    1,520
        FNMA certificates          3,109          56          (1)    3,164
        CMO/REMIC                  4,617          12          (8)    4,621
        SBA pools                  8,118          13        (140)    7,991
                                 -------        ----       -----   -------

                                 $18,542        $117       $(158)  $18,501
                                 =======        ====       =====   =======


Of the $4,621,000 of fair value of CMO/REMIC's above, $4,112,000 was guaranteed by FNMA or FHLMC. The balance of $509,000 was guaranteed by private mortgage insurance companies.


                                              June 30, 1996
                               -------------------------------------------
                                            Gross        Gross
                               Amortized  Unrealized  Unrealized    Fair
                                 Cost       Gains       Losses      Value
                               ---------  ----------  -----------  -------
                                             (In Thousands)
                                             --------------
Mortgage-backed  securities
 at fair value:
        GNMA certificates        $ 1,158        $  4       $ (11)  $ 1,152
        FHLMC certificates         2,235          20          (6)    2,248
        FNMA certificates          4,474          56          (1)    4,528
        CMO/REMIC                  3,034           5         (36)    3,003
        SBA pools                  6,105         512        (578)    6,040
                                 -------        ----       -----   -------
                                 $17,006        $597       $(632)  $16,971
                                 =======        ====       =====   =======



Of the $3,003,000 of fair value of CMO/REMIC's above, $2,319,000 was guaranteed by FNMA or FHLMC. The balance of $684,000 was guaranteed by private mortgage insurance companies.

The amortized cost and fair value of mortgage-backed securities by contractual maturity, are shown below as of June 30, 1997. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                               Mortgage-Backed Securities
                                  Available-for-Sale
                               --------------------------
                                  Amortized       Fair
                                    Cost         Value
                               --------------  ----------
                                      (In Thousands)
                                      --------------
Due in one year or less          $     -         $     -
Due after one year
 through five years                  244             236
Due after five years
 through ten years                     -               -
Due after ten years               18,298          18,265
                                 -------         -------
                                 $18,542         $18,501
                                 =======         =======



During the year ended June 30, 1997, the Bank sold mortgage-backed securities available-for-sale with total proceeds of $1,862,000 resulting in gross realized gains of $14,000 and no realized losses. During the year ended June 30, 1996, the Bank sold mortgage-backed securities available-for-sale with total proceeds of $2,257,000 resulting in gross realized gains of $46,000 and no realized losses.

During the year ended June 30, 1995, the Bank sold mortgage-backed securities available-for-sale with total proceeds of $1,713,000 resulting in gross realized gains of $19,000 and no realized losses.

Mortgage-backed securities available-for-sale with a fair value of $4,062,000 were pledged in connection with Federal Home Loan Bank borrowings at June 30, 1997.

NOTE 4:    LOANS RECEIVABLE

Loans receivable at June 30 are summarized as follows:

                                                             1997         1996
                                                          -----------  -----------

             Mortgage loans:

               One-to-four-family                         $23,386,000  $22,798,000
               Commercial                                     471,000      369,000
               Non-residential real estate                  1,729,000    1,955,000
                                                          -----------  -----------
                  Total mortgage loans                     25,586,000   25,122,000
                                                          -----------  -----------

             Other loans:
               Automobile                                   1,669,000    1,365,000
               SBA guaranteed                                 971,000      982,000
               Home improvement - FHA                       1,202,000      437,000
               Loans on savings accounts                      395,000      341,000
               Other                                          410,000      434,000
                                                          -----------  -----------
                  Total other loans                         4,647,000    3,559,000
                                                          -----------  -----------
             Add:
               Deferred loan costs                             15,000       36,000

             Less:
               Loans in process                                 1,000        5,000
               Allowance for loan losses                      285,000      283,000
                                                          -----------  -----------

             Loans receivable, net                        $29,962,000  $28,429,000
                                                          ===========  ===========

At June 30, 1997, the Bank's loan portfolio consisted of $8,612,000 of fixed rate loans and $21,621,000 of variable rate loans. The fixed rate loans had a weighted average term to maturity of 7.92 years and a weighted average interest rate of 9.26%.

The Bank is required to maintain qualifying collateral for the Federal Home Loan Bank of Des Moines (the "Bank") representing 150 percent of current Bank credit. (See Note 8.) At June 30, 1997, the Bank met this requirement. Qualifying collateral is defined as fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such mortgages. The mortgages must not be past due more than 60 days. They must not be otherwise pledged or encumbered as security for other indebtedness, and the documents must be in the physical possession or control of the Bank. The documents that govern the determination of the qualifying mortgage collateral are the (a) Federal Home Loan Bank of Des Moines' Credit Policy Statement, dated May 1, 1997, and (b) the Agreement for Advances, Pledge, and Security Agreement between the Bank and the Federal Home Loan Bank of Des Moines, dated April 3, 1989.

Activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                        1997     1996     1995
                                        ----     ----     ----
                                            (In Thousands)
        Balance at beginning of year    $283     $ 81     $ 89
        Provision charged to income        -      210        1
        Charge-offs                       (3)     (11)     (11)
        Recoveries                         5        3        2
                                        ----     ----     ----
        Balance at end of year          $285     $283     $ 81
                                        ====     ====     ====


Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $224,000 and $128,000 at June 30, 1997 and 1996, respectively.

Interest income foregone on these loans was insignificant.

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

NOTE 5: ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at June 30 is summarized as follows:

                          1997    1996
                         ------  ------
                         (In Thousands)

Investment securities     $  26  $  26
Mortgage-backed
  securities                177    170
Loans receivable            243    261
                          -----  -----
                          $ 446  $ 457
                          =====  =====


NOTE 6:  PREMISES AND EQUIPMENT

Premises and equipment at June 30 are summarized as follows:

                                                      1997    1996
                                                     ------  ------
                                                      (In Thousands)
Cost:
  Land                                                 $101    $101
  Building                                              359     338
  Furniture, fixtures, and equipment                    473     459
                                                     ------  ------
                                                        933     898
Less accumulated  depreciation and
  amortization                                          576     525
                                                     ------  ------
                                                       $357    $373
                                                     ======  ======

Depreciation expense for the years ended June 30, 1997, 1996 and 1995 was $52,000, $23,000 and $19,000, respectively.

NOTE 7:  DEPOSITS

Deposits at June 30 are summarized as follows:

                                                                             1997                        1996
                                                                  --------------------------  ---------------------------
                                                                  Weighted                     Weighted
                                                                  Average                      Average
                                                                    Rate    Amount      %        Rate    Amount    %
                                                                  --------  -------   ------  --------  -------  ------
                                                                                   (Dollars In Thousands)
Noninterest-bearing                                                    -%     1,800      5.1       -%   $ 1,462     4.1
Demand and NOW                                                      2.71%     2,371      6.8    2.78%     2,362     6.7
Money market                                                        3.94%     6,982     20.0    4.08%     7,301    20.6
Passbook savings                                                    3.00%     2,520      7.2    2.99%     2,607     7.3
                                                                            -------   ------            -------   -----
                                                                    3.10%    13,673     39.1    3.51%    13,732    38.7
                                                                            -------   ------            -------   -----
Certificates of deposit:
 2.00% to 2.99%                                                     2.00%         2        -       -%         -       -
 3.00% to 3.99%                                                     3.91%         6        -    3.83%        39     0.1
 4.00% to 4.99%                                                     4.79%     1,108      3.2    4.62%     2,602     7.3
 5.00% to 5.99%                                                     5.40%    16,144     46.2    5.39%    14,237    40.1
 6.00% to 6.99%                                                     6.32%     3,580     10.2    6.29%     4,038    11.4
 7.00% to 7.99%                                                     7.26%       434      1.2    7.36%       516     1.5
 8.00% to 8.99%                                                     8.10%        33       .1    8.34%       331     0.9
                                                                            -------   ------            -------   -----
                                                                    5.57%    21,307     60.9    5.56%    21,763    61.3
                                                                            -------   ------            -------   -----
                                                                    4.60%   $34,980    100.0    4.60%   $35,495   100.0
                                                                            =======   ======            =======   =====

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $1,291,000 and $1,182,000 at June 30, 1997 and 1996, respectively. Balances of deposit accounts in excess of $100,000 are not federally insured.

At June 30, 1997, scheduled maturities of certificates of deposit are as follows:

                                                                   Year Ending June 30, 1997
                                                -------------------------------------------------------------
                                                 1998       1999      2000      2001      2002     Thereafter
                                                -------    ------    ------    ------    ------    ----------
                                                                         (In Thousands)
                                                                         --------------
              2.00% to 2.99%                    $     2    $    -    $    -    $    -    $    -    $        -
              3.00% to 3.99%                          6         -         -         -         -             -
              4.00% to 4.99%                        900       175        32         -         -             1
              5.00% to 5.99%                     11,982     2,683       643       353       108           375
              6.00% to 6.99%                        826       341     1,601       650       141            21
              7.00% to 7.99%                          -       402        32         -         -             -
              8.00% to 8.99%                          -        33         -         -         -             -
                                                -------    ------    ------    ------    ------    ----------
                                                $13,716    $3,634    $2,308    $1,003    $  249          $397
                                                =======    ======    ======    ======    ======    ==========

Interest expense on deposits for the years ended June 30 is summarized as follows:


                                      1997     1996     1995
                                     ------   ------   ------
                                          (In Thousands)
Passbook, money market and NOW       $  432   $  453  $  440
Interest expense on certificates
 of deposit greater than $100,000        74       75      54
Certificates of deposit               1,110    1,106     987
                                     ------   ------   ------
                                     $1,616   $1,634   $1,481
                                     ======   ======   ======

NOTE 8:  FEDERAL HOME LOAN BANK ADVANCES

Advances consist of the following:

                                                          June 30,
             Maturity        Interest           ---------------------------
               Date            Rate                 1997            1996
             --------        --------           ------------    -----------
             07-01-96          5.48%            $          -    $   500,000
             07-08-96          5.52%                       -        700,000
             07-24-96          5.46%                       -        500,000
             08-05-96          5.52%                       -        500,000
             08-15-96          5.45%                       -      1,000,000
             08-16-96          5.55%                       -        500,000
             08-29-96          6.16%                       -        500,000
             09-16-96          5.62%                       -        500,000
             10-24-96          5.47%                       -      1,000,000
             02-02-97          5.57%                       -      1,800,000
             04-18-97          5.35%                       -      1,000,000
             04-18-97          5.36%                       -      1,000,000
             04-24-97          5.39%                       -      1,000,000
             07-29-97          5.82%                 500,000              -
             08-04-97          5.83%                 500,000              -
             08-13-97          5.50%                 500,000              -
             08-18-87          5.66%               1,000,000              -
             09-12-97          5.95%                 200,000        200,000
             09-23-97          5.70%               1,000,000              -
             10-20-97          5.62%               1,000,000              -
             11-28-97          5.92%                 500,000              -
             12-22-97          5.69%               1,000,000              -
             01-30-98          5.75%               2,000,000              -
             04-10-98          5.63%               1,000,000              -
             04-10-98          5.63%               1,000,000              -
             05-29-98          6.09%                 500,000              -
             06-19-98          5.58%               1,000,000              -
                                                ------------    -----------
                Total short-term advances         11,700,000     10,700,000
                                                ------------    -----------

             09-14-98          6.03%                 200,000        200,000
             10-20-98          6.13%                 400,000        400,000
             09-10-99          6.63%                 500,000              -
             06-23-00          6.33%                 600,000              -
             09-14-00          6.22%                 200,000        200,000
             02-27-01          6.00%                 500,000        500,000
             04-10-01          6.82%                 500,000        500,000
             03-27-02          7.31%                 500,000              -
             09-26-08          5.78%                  82,000         87,000
             10-10-08          5.76%                  83,000         88,000
             10-24-08          5.90%                  83,000         88,000
             10-28-08          5.93%                  83,000         88,000
             11-03-00          6.12%                  84,000         89,000
             11-07-00          6.20%                  84,000         89,000
             11-21-08          6.35%                  84,000         89,000
             11-28-08          6.21%                  84,000         89,000
             12-05-08          6.24%                  84,000         89,000
             12-23-08          6.22%                  84,000         89,000
             01-07-09          6.19%                  85,000         89,000
             12-02-11          6.57%                 245,000              -
                                                ------------    -----------
                Total long-term advances           4,565,000      2,774,000
                                                ------------    -----------
                Total advances                   $16,265,000    $13,474,000
                                                ============    ===========

See Notes 2, 3 and 4 of the financial statements for collateral securing this indebtedness.

Advances at June 30, 1997, have maturities in the years ending as follows:

      06-30-98             $11,268,000
      06-30-99               1,173,000
      06-30-2000             1,378,000
      06-30-2001             1,083,000
      06-30-2002               588,000
      Thereafter               775,000
                           -----------
                           $16,265,000
                           ===========

The short-term advances include $9,000,000 which have variable rates and the rate adjusts daily or monthly. All other advances are at fixed rates.

The maximum amount of Federal Home Loan Bank advances outstanding at any month end during the years ended June 30, 1997 and 1996 was $16,265,000 and $14,483,000 respectively.

The short-term advance maturing January 30, 1998 in the amount of $2,000,000 was the balance due on a line of credit. The total line of credit available was $2,000,000. Interest due on the line of credit is variable and adjusts daily.


NOTE 9:  PENSION PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN

The Bank had a defined contribution pension plan which covered all eligible employees who had completed one full year of continuous service. The benefits contemplated by the plan were funded through employer contributions on the basis of salaries. The cost of funding is charged to current operations as accrued and there is no unfunded liability for past service. The amount funded and charged to expense amounted to approximately $23,000 and $27,000 in 1996 and 1995. The Bank is in the process of discontinuing the plan.

Employee Stock Ownership Plan
-----------------------------

In conjunction with the Conversion, the Bank formed an Employee Stock Ownership Plan ("ESOP"). The ESOP covers substantially all employees with more than one year of employment and who have attained the age of 21. The ESOP borrowed $474,000 from the Company and purchased 47,401 common shares issued in the Conversion. The loan is payable over a period of 10 years with an interest rate equal to the Bank's prime rate. The Bank makes scheduled discretionary cash contributions to the ESOP sufficient to service the amount borrowed.

Shares are released for allocation to participants based upon the ratio of the current year's debt service to the sum of total principal and interest payments over the life of the loan. Released shares are allocated among ESOP participants on the basis of compensation in the year of allocation. Dividends paid on allocated shares are added to participant accounts. Dividends paid on unallocated shares are to be used to pay principal and interest on the loan.

The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and shares pledged as collateral are reported as unearned ESOP shares, a reduction of stockholder's equity. As shares are released from collateral, the Bank records compensation expense in an amount equal to the fair value of the shares, and the shares become outstanding for net income per share computations. Compensation expense is also recognized for Company dividends on unallocated shares paid or added to participant accounts. ESOP compensation expense was $73,000 for the year ended June 30, 1997.

The ESOP shares as of June 30, 1997 were as follows:

Allocated shares                                  2,211
Shares released for  allocation                   3,049
Unreleased shares                                42,141
                                               --------
Total ESOP shares                                47,401
                                               ========
Fair value of unreleased shares
  at June 30, 1997                             $548,000
                                               ========
NOTE 10:  INCOME TAXES

As discussed in Note 1, the Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

Retained earnings of the Bank at June 30, 1997 and 1996 includes approximately $127,000, for which no provision for federal income tax has been made. This amount represents allocation of income to bad debt deductions for tax purposes only. Reduction of amounts allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

Income tax expense for the periods then ended is summarized as follows:

                                 June 30,
                      ------------------------------
                        1997       1996       1995
                      ---------  ---------  --------

Current               $221,000   $208,000   $ 89,000
Deferred (benefit)     (50,000)   (41,000)    46,000
                      --------   --------   --------
                      $171,000   $167,000   $135,000
                      ========   ========   ========

Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rates of 34 percent to income before income taxes as a result of the following:

                                                     1997       1996       1995
                                                   ---------  ---------  ---------
Expected income tax expense at federal tax rate    $160,000   $160,000   $129,000
State tax net of Federal tax benefit                 12,000      8,000     16,000
Tax rate benefit                                          -          -     (2,000)
Municipal income and  dividends nontaxable          (16,000)    (3,000)    (4,000)
Compensation expense for employee stock plan          5,000          -          -
Other                                                10,000      2,000     (4,000)
                                                   --------   --------   --------
Total income tax expense                           $171,000   $167,000   $135,000
                                                   ========   ========   ========

Deferred tax liabilities (assets) are comprised of the following at June 30:

                                                                                 1997        1996
                                                                              ----------  ----------
Income and expenses recognized in the  financial statements on the accrual
 basis, but on the cash basis for tax purposes                                $ 125,000   $ 127,000
Income tax basis of FHLB stock versus carrying value                             49,000      49,000

Tax bad debt reserve                                                                  -      44,000
Deferred loan costs                                                               6,000      14,000
Net fixed assets                                                                 19,000      15,000
                                                                              ---------   ---------

Gross deferred tax liabilities                                                  199,000     249,000
                                                                              ---------   ---------

Unrealized loss on available-for-sale securities                                (17,000)    (38,000)
Provision for loan loss                                                        (110,000)   (110,000)
                                                                              ---------   ---------

Gross deferred tax assets                                                      (127,000)   (148,000)
                                                                              ---------   ---------

Net deferred tax liability                                                    $  72,000   $ 101,000
                                                                              =========   =========

For years ended June 30, 1997, 1996 and 1995, deferred tax expense resulted from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The sources and tax effects of these temporary and timing differences are as follows:

                                                                            1997       1996      1995
                                                                          ---------  --------  ---------
Income and expense recognized in the financial statements on
 the accrual basis, but on the cash basis for tax purposes                $ (1,000)   $30,000  $ 10,000
FHLB stock basis                                                                 -      3,000         -
Tax bad debt reserve                                                       (44,000)     4,000     5,000
Deferred loan fees                                                          (8,000)     2,000    10,000
Net fixed assets                                                             4,000      9,000     5,000
Provision for loan loss                                                     (1,000)   (89,000)        -
Missouri state tax offset                                                        -          -    16,000
                                                                           -------   --------   -------
                                                                          $(50,000)  $(41,000)  $46,000
                                                                          ========   ========  ========

Prior to the Conversion, the Bank filed a Savings and Loan Association Tax Return with the State of Missouri. During the years 1975-1979, the Bank paid an intangibles tax which was subsequently declared unconstitutional. In May, 1987, the Missouri Department of Revenue determined that interest would be accrued on the refund claims at the rate of 6% commencing August 13, 1978. All such claims and related accrued interest were to be remitted to the Bank by cash payments and credits to offset future Missouri savings and loan tax liabilities. A deferred tax asset was established for this right to offset future Missouri tax liability.

This deferred tax asset was reduced by $19,000 as a result of its state tax liability for the year ended June 30, 1995.

The Bank did not establish a valuation allowance for its deferred tax assets as management believes they are realizable.

NOTE 11:  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of the Comptroller of the Currency
(OCC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). As discussed in greater detail below, as of June 30, 1997, the Bank does meet all of the capital adequacy requirements to which it is subject.

As of June 30, 1997, the most recent notification from the OCC, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                                                                       For Capital Adequacy Purposes

                                                                                                         and to be Well-Capitalized
                                                                                                                  under the
                                                                                                           Prompt Corrective Action

                                                                                         Actual                   Provisions
                                                                                 --------------------        ---------------------
                                                                                 Amount         Ratio        Amount          Ratio
                                                                                 ------         -----        ------          -----
                                                                               (dollars in thousands)       (dollars in thousands)
As of June 30, 1997
 Total Risk-Based Capital (to  Risk Weighted Assets)                             $6,155          26.1%       $2,359           10.0%
 Tier I Capital (to Risk-Weighted Assets)                                        $5,870          24.9%       $1,416            6.0%
 Tier I Capital (to Adjusted  Total Assets)                                      $5,870          10.9%       $3,241            6.0%
 Tangible Capital (to Adjusted Total Assets)                                     $5,870          10.9%       $2,701            5.0%

As of June 30, 1996
 Total Risk-Based Capital (to  Risk Weighted Assets)                             $3,524          17.4%       $2,025           10.0%
 Tier I Capital (to Risk-Weighted Assets)                                        $3,445          17.0%       $1,215            6.0%
 Tier I Capital (to Adjusted Total Assets)                                       $3,445           6.5%       $3,172            6.0%
 Tangible Capital (to Adjusted Total Assets)                                     $3,445           6.5%       $2,644            5.0%

NOTE 12:  GAIN ON SALES OF INTEREST EARNING ASSETS, NET

Gains are summarized as follows for the years ended June 30:

                                                1997      1996      1995
                                              -------   -------   -------
Realized gains on sales of:
       Mortgage-backed securities - gains     $14,000   $46,000   $18,000
       Investment securities -  gains               -         -     1,000
                                              -------   -------   -------
                                              $14,000   $46,000   $19,000
                                              =======   =======   =======

NOTE 13:  OTHER NON-INTEREST INCOME AND EXPENSE

Other non-interest income and expense amounts are summarized as follows for the years ended June 30:

                                       1997      1996      1995
                                     --------  --------  --------
Other noninterest income:
        Loan late charges            $ 10,000  $  7,000  $  8,000
        Other                           9,000    73,000    14,000
                                     --------  --------  --------
                                     $ 19,000  $ 80,000  $ 22,000
                                     ========  ========  ========

Other noninterest expense:
        Advertising and promotion    $ 20,000  $ 19,000  $ 28,000
        Telephone                      17,000    16,000     8,000
        Other                          66,000    74,000    68,000
                                     --------  --------  --------
                                     $103,000  $109,000  $104,000
                                     ========  ========  ========

In 1996, other income includes approximately $66,000 of patronage dividends and gain on the sale of the Bank's former cooperative data processing service bureau. Patronage dividends are an allocation of earnings to the user owners of a cooperative association, which may be credited to the user owner's account or paid in cash. As a result of the sale of the service bureau, all of the dividends have been paid to the Bank.


NOTE 14:  COMMITMENTS AND CONTINGENCIES

Loan Commitments
----------------

At June 30, 1997, the Bank had outstanding firm commitments to originate loans as follows:

                   Fixed Rate     Variable Rate      Total
                   ----------     -------------      -----

                      $80,000        $137,000      $217,000
                    =========        ========      ========


These loans are at rates of 7.05% to 10.50% for terms of one to twenty years.

The Bank is involved, from time to time, as plaintiff or defendant in various legal actions arising in the normal course of their businesses. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing the Bank in the proceedings, that the resolution of these proceedings should not have a material effect on the Bank's financial position or results of operations on a consolidated basis.



NOTE 15:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.


The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.


                                             Contract or
                                           Notional Amount
                                           ---------------

Financial instruments the contract
 amounts  of which represent credit risk:
  Commitments to extend credit                 $217,000
  Open lines of credit                         $325,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments and outstanding lines of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments can expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.


The Bank invests funds in other financial institutions in the form of certificates of deposit, none of which exceed the insured limit of $100,000. In addition, the Bank maintains cash accounts at the Federal Home Loan Bank and four banks. Balances reflected on the banks' statements exceed the $100,000 insurance limit by varying amounts on a daily basis. The Bank controls this risk by monitoring the financial condition of the banks. The Federal Home Loan Bank is an instrumentality of the U.S. Government.

NOTE 16:  RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Bank or its subsidiary were loan customers. A summary of aggregate related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows:

                     June 30,  June 30,
                       1997      1996
                     --------  --------
Beginning balance    $ 77,000   $78,000
New loans              97,000         -
Repayments              2,000     1,000
                     --------   -------
Ending balance       $172,000   $77,000
                     ========   =======

In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

NOTE 17:  CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statement of financial condition, as of June 30, 1997 and condensed statements of earnings and cash flows for the year then ended for IFB Holdings, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

                                                          June 30,
                                                            1997
                                                         ---------
                                                      (In thousands)
                                   ASSETS
Cash on hand and noninterest earning deposits                $   80
Interest-earning deposits in other institutions                 325
Investment securities held-to-maturity                        1,995
Interest receivable                                              12
Investment in subsidiary                                      5,836
ESOP loan receivable                                            421
                                                             ------
 Total assets                                                $8,669
                                                             ======

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Income taxes payable                                         $   25
Accrued expenses                                                  3
                                                             ------
 Total liabilities                                               28
                                                             ------

Common stock                                                     59
Additional paid in capital                                    5,477
Retained earnings                                             3,559
Unrealized gain (loss) on securities, net of taxes              (33)
ESOP obligation                                                (421)
                                                             ------
   Total Stockholders' Equity                                 8,641
                                                             ------
   Total liabilities and stockholders' equity                $8,669
                                                             ======

                           Statement of Income

                                                            Year Ended
                                                             June 30,
                                                               1997
                                                          --------------
                                                          (In thousands)
Interest income:
  Investment securities                                      $   64
  ESOP loan                                                      18
                                                             ------
                                                                 82

Income from investment in subsidiary                            257
Noninterest expense                                             (14)
                                                             ------
Income before income taxes                                      325
Income tax expense                                               25
                                                             ------
  Net income                                                 $  300
                                                             ======

                            Statement of Cash Flows

                                                            Year Ended
                                                             June 30,
                                                               1997
                                                          (In thousands)
                                                          --------------
Cash flows from operating activities:
  Net income                                                 $   300
  Equity in earnings of subsidiary                              (167)
  Adjustments to reconcile net earnings to net cash
   provided by operating activities:
     Amortization of premiums and discounts                      (19)
     (Increase) decrease in interest receivable                  (12)
     Decrease in income tax payable                               25
     Increase (decrease) in other liabilities                      3
                                                             -------
       Net cash provided by  operating activities                130
                                                             -------

Cash flows from investing activities:
  Investment in subsidiary                                    (2,762)
  Purchase of investment securities                           (1,975)
  Loan to ESOP                                                  (474)
  Repayment on ESOP loan                                          52
                                                             -------
    Net cash provided (used) in investing activities          (5,159)
                                                             -------

Cash flows from financing activities:
  Net proceeds from the issuance of common stock               5,522
  Dividends paid                                                 (88)
                                                             -------
    Net cash provided by financing activities                  5,434
                                                             -------
    Increase in cash and cash equivalents                        405

Cash and cash equivalents at beginning of period                   -
                                                             -------

Cash and cash equivalents at end of period                   $   405
                                                             =======

Dividends paid by subsidiary to parent                       $    90
                                                             =======

NOTE 18:  FEDERAL DEPOSIT INSURANCE PREMIUMS

The deposits of the Bank are presently insured by the Savings Association Insurance Fund (SAIF), which together with the Bank Insurance Fund (BIF), are the two insurance funds administered by the FDIC. In the third quarter of 1995, the FDIC lowered the premium schedule for BIF-insured institutions in anticipation of the BIF achieving its statutory reserve ratio. The reduced premium created a significant disparity in deposit insurance expense, causing a competitive advantage for BIF members. Legislation enacted on September 30, 1996 provided for a one-time special assessment of .657% of the Bank's SAIF insured deposits at March 31, 1995. The purpose of the assessment is to bring the SAIF to its statutory reserve ratio. Based on the above formula, the Bank's SAIF assessment of $226,000 was recorded in the 1997 consolidated financial statements. Although the special one-time assessment significantly increased noninterest expense for the year, the anticipated reduction in the premium schedule will reduce the Bank's federal insurance premiums for future periods.


NOTE 19:  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of the company's financial instruments at June 30, 1997 and 1996. FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair
     -----------------------------------------------------
value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                                  1997             1996
                                                          -----------------  -----------------
                                                          Carrying   Fair    Carrying   Fair
                                                           Amount    Value    Amount    Value
                                                          --------  -------  --------  -------
                                                                     (In Thousands)
Nontrading instruments:
  Cash and cash equivalents                                $ 3,003  $ 3,003   $ 2,080  $ 2,080
  Investment securities and mortgage-backed securities     $25,470  $25,470   $20,450  $20,450
  Loans, net                                               $29,962  $30,162   $28,429  $28,474
  Accrued interest receivable                              $   446  $   446   $   457  $   457
  FHLB and Federal Reserve bank stock                      $   897  $   897   $   724  $   724
  Deposit liabilities                                      $34,980  $35,106   $35,495  $35,487
  Debt-FHLB advances                                       $16,265  $16,193   $13,474  $13,375
  Other liabilities                                        $   334  $   334   $   350  $   350
Unrecognized financial instruments:
  Commitments to extend credit                             $     -  $     -   $     -  $     -
  Open lines of credit                                     $     -  $     -   $     -  $     -

The carrying amounts in the table are included in the statement of financial position under the indicated captions, except for advances from borrowers for taxes and insurance, income taxes payable and accrued expenses and other liabilities which have been combined into other liabilities. For unrecognized financial instruments, the carrying amounts represent accruals or deferred income arising from those unrecognized financial instruments for which at June 30, 1997, there were none.

Estimation of Fair Values
-------------------------

The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments.

Short-term financial instruments are valued at their carrying amounts included in the statement of financial position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, accrued receivables, and certain other liabilities.

Loans are valued on the basis of estimated future receipts of principal and interest, discounted at various rates. Future cash flows of loans are estimated based on their maturities and weighted average rates and are discounted at current rates offered for similar loan terms to new borrowers.

Investment securities are valued at quoted market prices if available. For unquoted securities, the reported fair value is estimated by the Company on the basis of financial and other information.

Fair value of demand deposits and deposits with no defined maturity is taken to be the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

Rates currently available to the Company for Federal Home Loan Bank advances with similar terms and remaining maturities are used to estimate the fair value of existing borrowings as the present value of expected cash flows. Advances which have maturities within one year or rates which adjust monthly are valued at the carrying amount.

NOTE 20:  RECENT ACCOUNTING DEVELOPMENTS

The Financial Accounting Standards Board (the "FASB") recently adopted or issued proposals and guidelines which may have a significant impact on the accounting practices of commercial enterprises in general and financial institutions in particular.

SFAS No. 123, Accounting for Stock-Based Compensation, is effective for fiscal years beginning after December 15, 1995. This statement established financial accounting and reporting standards for stock-based employee compensation plans, including stock option plans. These plans include all arrangements by which employees receive shares of stock or other equity investments of the employer or where an employer incurs liabilities to employees in amounts based on the price of the employer's stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods and services from nonemployees.

SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" supersedes SFAS No. 122 and is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings.

Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with a pledge of collateral.

SFAS 128, "Earnings Per Share", will be adopted for the three months ending December 31, 1997 as required by the statement. This statement revises the method of computing "basic" and "diluted" earnings per share, which replaces the current "primary" and "fully diluted" earnings per share. Basic earnings per share does not include the effect of common stock equivalents such as stock options, which were included in primary earnings per share. The Company has a simple capital structure since it has no convertible securities or options; therefore, it will present only basic earnings per share. For the year ended June 30, 1997, basic earnings per share would have been $.55.

SFAS No. 130, "Reporting Comprehensive Income," will be adopted July 1, 1998. This statement provides accounting and reporting standards to report a measure of all changes in equity of an enterprise that results from recognized transactions and economic events of the period. The major component of comprehensive income for the Company will be unrealized gains and losses on certain investments in debt and equity services.

Management believes adoption of SFAS Nos. 123, 125, 128, and 130 will not have a material effect on the financial position or results of operations, nor will adoption require additional capital resources.

The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Bank keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

NOTE 21:  CONVERSION TO STOCK FORM OF OWNERSHIP

On December 30, 1996, the Company sold 592,523 shares of common stock at $10.00 per share to depositors and employees of the Bank. On January 30, 1997, the charter was changed from a federal stock savings bank to a national bank. Total proceeds from the Conversion, after deducting conversion expenses of $403,000, were $5,522,000 and are reflected as common stock and additional paid-in capital in the accompanying consolidated statement of financial condition. The Company used $2,762,000 of the net proceeds to acquire all of the capital stock of the Bank.

The Bank may not declare or pay a cash dividend if the effect thereof would cause its net worth to be reduced below either the amount required for the liquidation account discussed below or regulatory capital requirements.

At the time of the conversion, the Bank established a liquidation account in an amount equal to its retained earnings as reflected in the latest statement of financial condition used in the final conversion prospectus. The liquidation account will be maintained for the benefit of eligible account holders and supplemental account holders who continue to maintain their deposit accounts in the Bank after conversion. In the event of a complete liquidation of the Bank, and only in such an event, eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock.

Unlike the Bank, the Company is not subject to regulatory restrictions on the payment of dividends to is stockholders. However, the Company's source of funds for future dividends may depend upon dividends received by the Company from the Bank.

NOTE 22:  SUBSEQUENT EVENT - OFFICER, DIRECTOR AND EMPLOYEE PLANS

The Company's Board of Directors has approved a stock option and incentive plan and a recognition and retention plan (RRP) which are to be submitted to the Company's shareholders for their approval at the Annual meeting in November, 1997.


Stock Option and Incentive Plan
-------------------------------

If approved, the plan will be implemented for the benefit of the directors, officers and employees of the Company and its affiliates. The maximum number of shares to be issued from authorized but not currently outstanding shares under the plan is 59,252 or 10% of the total shares issued in the conversion. The exercise price of the options shall not be less than the common stock market value at the date the options are granted.

Recognition and Retention Plan
------------------------------

If approved, the RRP plan would award shares authorized but not currently outstanding to directors and to employees in key management positions in order to provide them with a proprietary interest in the Company in a manner designed to encourage such employees to remain with the Company. The maximum number of shares authorized under the plan is 23,700 or 4% of the total shares issued in the conversion.

Under the terms of the stock option and incentive plan, the effective date of the plan would be January 1, 1998. The term of the plan would be ten years.
The future impact of the plan would be to increase (1) the number of outstanding shares of common stock, and (2) compensation expense, and decrease (1) net income per share, and (2) book value per share. It is not possible to quantify the effect on the financial position or results of operations from implementing the plan at this time.

                               IFB HOLDINGS, INC.
                               ------------------
                            STOCKHOLDER INFORMATION
                            -----------------------

ANNUAL MEETING
--------------

The Annual Meeting of Stockholders will be held at 2:00 p.m. on November 18, 1997 at the Grand River Inn, located at the intersection of highways U.S. 36 and U.S. 65, Chillicothe, Missouri.

STOCK LISTING
-------------

IFB Holdings, Inc. common stock is traded on the NASDAQ Bulletin Board under the symbol "IFBH".

PRICE RANGE OF COMMON STOCK
---------------------------

The per share price range of the common stock and dividends paid per share of common stock, for each quarter since conversion was as follows:

Quarter Ended                      High    Low    Dividends
-------------                     ------  ------  ---------

December 31, 1996                 12 1/4  12 1/4     N/A
March 31, 1997                    13      12 1/4     N/A
June 30, 1997                     13      12 1/4     $.15

A $.15 per share dividend was declared by the Board of Directors on May 13, 1997, payable June 30, 1997 to stockholders of record June 6, 1997. As of June 30, 1997, there were 224 stockholders of record and 592,523 shares of common stock issued and outstanding.

Dividends will be paid upon the determination of the Board of Directors that such payment is consistent with the long-term interests of IFB Holdings, Inc. The factors affecting this determination include the Company's current and projected earnings, operating results, financial condition, regulatory restrictions, future growth plans, and other relevant factors.

Illinois Stock Transfer Company is the Company's stock agent and registrar. Illinois Stock Transfer Company maintains the Company's stockholder records. To change the name, address, or ownership of stock, to report lost stock certificates, or to consolidate accounts, contact Illinois Stock Transfer Company, 223 West Jackson Boulevard, Suite 1212, Chicago, Illinois 60606, phone number: 312-427-2953.

ANNUAL REPORT, OTHER REPORTS AND GENERAL INQUIRIES
--------------------------------------------------

IFB Holdings, Inc. is required to file an Annual Report on Form 10KSB for its fiscal year ended June 30, 1997 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to: Earle Teegarden, Jr. 522 Washington Street - Box 110, Chillicothe, Missouri 64601-0110, phone number: 816/646-3733.

MARKET MAKERS
-------------

Trident Securities, Inc.
1275 Peachtree St., N.E. - Suite 466
Atlanta, Georgia  30309
800-340-6321

Friedman, Billings, Ramsey & Co., Inc.
1919 Pennsylvania Ave., N.W. - Suite 616
Washington, D.C.  20006
800-846-5050

Tucker Anthony, Inc.
1 South Wacker Dr.
Chicago, Illinois  60606
Contact Curt Thompson at 888-655-4135

                              IFB HOLDINGS, INC.
                             CORPORATE INFORMATION
OFFICERS
--------
Earle S. Teegarden, Jr.
 President, CEO and CFO

Larry R. Johnson
 Senior Vice President and Secretary

Sherri H. Williams
 Chief Accounting Officer

DIRECTORS
---------
Robert T. Fairweather
 Chairman of the Board - Retired retail hardware

Edward P. Milbank
 Vice-Chairman of the Board
 President, Milbank Mills - A feed manufacturing company

Earle S. Teegarden, Jr.
 Chief Executive Officer

Larry R. Johnson
 Executive Officer

J. Michael Palmer
 Private Investor

Armand J. Peterson
 President, Chillicothe Iron & Steel - A steel fabricating company

INVESTORS FEDERAL BANK, N.A.
----------------------------

OFFICERS
--------
Earle S. Teegarden, Jr.,  President

Larry R. Johnson,  Senior Executive Vice-President
 Cashier and Secretary

Charles Merrill, Vice-President and Treasurer

Mark Buntin,  Vice-President and
 Branch Coordinator

Sherri H. Williams, Chief Accounting Officer

Sandra Wheeler,  Assistant Vice President

DIRECTORS
---------
Robert T. Fairweather, Chairman

Edward P. Milbank, Vice-Chairman

Earle S. Teegarden, Jr., President

Larry R. Johnson, Senior Executive
 Vice-President

J. Michael Palmer

Armand J. Peterson

OFFICE LOCATION
---------------
522 Washington Street     Telephone: 816-646-3733
Chillicothe, MO  64601    FAX:       816-646-3464

SPECIAL COUNSEL
---------------
Luse, Lehman, Gorman, Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W.
Suite 400
Washington, D.C.  20015

INDEPENDENT AUDITORS
---------------------
Lockridge, Constant & Conrad, LLC
448 Washington Street
Chillicothe, MO  64601
816-646-6911

                              IFB HOLDINGS, INC.
                              522 Washington St.
                             Chillicothe, MO 64601