Form 10KSB40, Exhibit 13
period 1998-06-30
IFB HOLDINGS INC
filed 1998-09-28
CIK 1024135

                                TABLE OF CONTENTS
                                -----------------


                                                                           Page
                                                                           ----
President's Message.......................................................    1

General Information.......................................................    2

Selected Consolidated Financial and Other Data of the Company.............  3-4

Management's Discussion and Analysis of Financial Condition and
  Results of Operations................................................... 5-14

Consolidated Financial Statements.........................................15-45

Stockholder Information...................................................   46

Corporate Information.....................................................   47

                [LETTERHEAD OF IFB HOLDINGS, INC. APPEARS HERE]


September 17, 1998


Message to our Stockholders:

The Board of Directors, Officers and Staff of IFB Holdings, Inc. and its wholly owned subsidiary, Investors Federal Bank, National Association, are pleased to provide you with our second annual report.

Investors Federal Bank and Savings Association officially became a subsidiary of IFB Holdings, Inc. on December 30, 1996, when the bank converted to stock form. On January 30, 1997, the Bank changed its charter to a national bank charter.

We wish to thank our officers and employees for their hard work and dedication during the past year and for our profitable year.

Net income for the year was $597,000, up from $300,000 for fiscal 1997. Our return on assets for the year ended June 30, 1998 was .89% with a return on average equity of 7.14%.

Our total assets as of June 30, 1998 were $76.2 million with loans receivable of $35.3 million and deposits of $35.3 million. Our stockholders' equity was $9.3 million or 12.22% of assets. The Bank had regulatory capital ratios of 21.4% for total risk-based capital to risk-weighted assets, 20.3% for Tier I capital to risk-weighted assets, and 8.7% for Tier I capital and tangible capital to adjusted total assets.

Non-performing assets of the Bank increased during 1998. At June 30, 1998, non-performing assets were $495,000, an increase of $271,000 from June 30, 1997. Loan loss reserves at June 30, 1998 were $324,000 or 65.45% of non-performing assets.

In thanking our valued customers and stockholders for their continued support we are optimistic about the future, and confident that our strategies and plans will provide security for our customers and stockholders.

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

The only significant assets of the Company are the capital stock of the Bank, the Company's loan to the Company's Employee Stock Ownership Plan (ESOP), $956,000 in securities available for sale and cash of approximately $1.6 million. The business of the Company initially consists of the business of the Bank.

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

Investors Federal has been, and intends to continue to be, a community-oriented financial institution offering selected financial services to meet the needs of the communities it serves. The Bank attracts deposits from the general public and historically has used such deposits, together with other funds, to originate and purchase one- to four-family residential mortgage loans, and to originate non-residential real estate loans (primarily farm loans), and consumer loans consisting primarily of loans secured by automobiles. In addition, in recent years, the bank has expanded its loan portfolio by purchasing Small Business Administration ("SBA")-guaranteed loans and Federal Housing Administration ("FHA")-insured Title I home improvement loans. At June 30, 1998, the Bank's total loan portfolio was $35.3 million, of which 72.0% were one- to four-family residential mortgage loans, 6.3% were non-residential real estate loans, 12.2% were consumer loans (including FHA home improvement loans), and 2.7% were SBA-guaranteed loans.

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

                                                            At June 30,
                                         ------------------------------------------------
                                           1998      1997      1996      1995      1994
                                         --------  --------  --------  --------  --------
                                                          (In Thousands)
Selected Financial Condition Data:
---------------------------------

Total assets                             $76,178   $60,220   $52,587   $45,013   $41,095
Loans receivable, net                     35,255    29,962    28,429    26,340    22,719
Mortgage-backed securities:
  Held to maturity                            --        --        --     8,306    10,674
  Available for sale                      29,495    18,501    16,971     4,397       470
Investment securities:
  Held to maturity                           245     2,209       215       815       809
  Available for sale                       4,911     4,760     3,264     1,737     2,009
Deposits                                  35,255    34,980    35,495    35,210    37,072
FHLB advances                             31,075    16,265    13,474     6,419     1,073
Total stockholders' equity                 9,312     8,641     3,268     3,042     2,743

                                                        Year Ended June 30,
                                         ------------------------------------------------
                                           1998      1997      1996      1995      1994
                                         --------  --------  --------  --------  --------
                                                          (In Thousands)
Selected Operations Data:
------------------------

Total interest income                    $ 4,831   $ 3,868   $ 3,616   $ 2,843   $ 2,509
Total interest expense                     2,982     2,364     2,264     1,716     1,432
                                         -------   -------   -------   -------   -------
  Net interest income                      1,849     1,504     1,352     1,127     1,077
Provision for loan losses                     91        --       210         1        15
                                         -------   -------   -------   -------   -------
Net interest income after provision
  for loan losses                          1,758     1,504     1,142     1,126     1,062
                                         -------   -------   -------   -------   -------
Fees and service charges                     225       232       231       225       218
Gain on sales of interest-earning
  assets, net                                 66        14        46        19         7
Other non-interest income                     22        19        80        22        59
                                         -------   -------   -------   -------   -------
Total non-interest income                    313       265       357       266       284
Total non-interest expense                 1,126     1,298     1,030     1,011     1,101
                                         -------   -------   -------   -------   -------
Income before income taxes                   945       471       469       381       245
Income tax expense                           348       171       167       135       105
Cumulative effect on prior years of
  a change in accounting principle            --        --        --        27        25
                                         -------   -------   -------   -------   -------
Net income                               $   597   $   300   $   302   $   273   $   165
                                         =======   =======   =======   =======   =======


Earnings per share-basic                 $  1.08   $   .55       N/A       N/A       N/A
                                         =======   =======   =======   =======   =======

                                                          At or For the Years Ended June 30,
                                               ------------------------------------------------------
                                                 1998      1997        1996        1995        1994
                                               --------  --------    --------    --------    --------
Selected Financial Ratios and Other Data:
----------------------------------------

Performance ratios:
  Return on assets (1)                            .89%      .55%        .61%        .64%        .40%
  Return on total equity (2)                     7.14      4.75        8.86        8.88        6.13
  Interest rate spread information:
    Average during period                        2.06      2.16        2.38        2.36        2.39
    End of period                                1.84      2.39        2.29        2.64        2.55
  Net interest margin (3)                        2.83      2.82        2.79        2.72        2.67
  Ratio of noninterest expense to
   average total assets                          1.68      2.37        2.07        2.38        2.66
  Ratio of average interest-earning assets
   to average interest-bearing liabilities     116.88    114.80      108.63      108.64      108.00

Asset quality ratios:
  Non-performing assets to total assets
   at end of period (4)                           .65       .37         .24         .06         .33
 Allowance for loan losses to
   non-performing loans                         65.45    127.23      221.09       65.03       64.69
  Allowance for loan losses to loans
   receivables, net                               .92       .94        1.00         .31         .39

Capital ratios:
  Total equity to total assets at end
   of period                                    12.22%    14.35%       6.21%       6.76%       6.67%
  Average total equity to average
   assets                                       12.49%    11.55%       6.85%       7.24%       6.53%

Other data:
  Number of full-service offices                    3         3           3           3           3
  Number of deposit accounts                       --     6,537       7,083       7,302       7,519
  Number of real estate loans
   outstanding                                     --     1,290       1,237       1,251       1,205

--------------
(1) Ratio of net income to average total assets.
(2) Ratio of net income to average total equity.
(3) Net interest income as a percentage of average interest-earning assets.
(4) Non-performing assets includes non-accrual loans, foreclosed real estate and other repossessed assets.

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

Financial Condition
-------------------

Total assets increased $16.0 million, or 26.5%, to $76.6 million at June 30, 1998 from $76.1 million at June 30, 1997. This was primarily the result of increases of $11.0 million, or 59.4%, in mortgage-backed securities, $5.3 million, or 17.7%, in loans receivable and $573,000, or 23.7%, in interest-earning deposits. The substantial increases in mortgage-backed securities, and interest earning assets were funded primarily from an increase in FHLB advances of $14.8 million, which reflected management's asset/liability strategy of seeking to earn the spread between the yield earned on adjustable-rate interest-earning assets and the rates paid on the FHLB advances.

Loans receivable, net, increased by $5.3 million, or 17.7%, to $35.2 million at June 30, 1998 from $30.0 million at June 30, 1997, due primarily to purchases of one-to-four family residential mortgage loans, as well as moderate increases in all types of loans.

Deposits increased $275,000, or 0.8%, to $35.3 million at June 30, 1998, from $35.0 million at June 30, 1997, due primarily to an increase of $246,000 in total certificates of deposit.

Management utilized FHLB advances because such advances, unlike deposit accounts, do not require the Bank to incur the operating expenses associated with attracting and servicing customer accounts. In addition, such advances can be accessed immediately and in specified amounts.

Total stockholders' equity increased $0.7 million, or 7.8%, to $9.3 million at June 30, 1998 from $8.6 million at June 30, 1997, due to net earnings during the fiscal year ended June 30, 1998.

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

                                                                                     Years Ended June 30,
                                                           -----------------------------------------------------------------------
                                                                            1998                             1997
                                                           ------------------------------------ ----------------------------------
                                        At June 30, 1998
                                   -----------------------      Average                             Average
                                   Outstanding              Outstanding   Interest              Outstanding Interest
                                     Balance    Yield/Rate    Balance    Earned/Paid Yield/Rate    Balance  Earned/Paid Yield/Rate
                                   -----------  ----------  -----------  ----------- ----------  ---------- ----------- ----------
                                                                        (Dollars in Thousands)
                                                                        ----------------------
Interest-earning assets:
  Loans receivable (1)            $   35,255       8.22%   $   32,780      2,755        8.40%    $   28,753   $ 2,343      8.15%
  Mortgage-backed securities          29,495       6.65%       23,073      1,555        6.74%        16,866     1,147      6.77%
  Investment securities                5,156       5.45%        6,709        391        5.83%         4,451       269      6.04%
  Investments in other
   financial institutions              2,995       2.95%        1,627         46        2.83%         2,376        58      2.44%
  FHLB and FRB stock                   1,638       6.95%        1,190         84        7.06%           809        56      6.92%
                                  ----------               ----------    -------      -------    ----------   -------     ------
  Total interest-earning
    assets (1)                        74,539       7.17%       65,379      4,831        7.39%        53,255     3,868      7.26%
                                                                         =======                              -------
Noninterest-earning assets             1,639         --         1,535         --                      1,363        --        --
                                  ----------               ----------                            ----------
   Total assets                   $   76,178               $   66,914                            $   54,618
                                  ==========               ==========                            ==========
Interest-bearing liabilities:
  Savings deposits                $    2,572       3.00%   $    2,528         76        3.01%    $    2,703        82      3.03%
  Demand and NOW
    deposits (2)                       9,353       3.58%       10,224        353        3.45%         9,529       350      3.67%
  Certificate accounts                21,558       5.59%       21,034      1,175        5.59%        21,330     1,184      5.55%
  FHLB advances                       31,075       5.86%       22,151      1,378        6.22%        12,826       748      5.83%
                                  ----------               ----------    -------                 ----------   -------
  Total interest-bearing
    liabilities                       64,558       5.33%       55,937      2,982        5.33%        46,388     2,364      5.10%
                                                                         =======                              -------
Noninterest-bearing liabilities        2,308         --         2,620                     --          1,921        --        --
                                  ----------               ----------                            ----------
  Total liabilities                   66,866                   58,557                                48,309

Stockholders' equity                   9,312                    8,357                                 6,309
                                  ----------               ----------                            ----------
Total liabilities and
   stockholders' equity           $   76,178               $   66,914                            $   54,618
                                  ==========               ==========                            ==========
Net interest income                                                      $ 1,849                              $ 1,504
                                                                         =======                              =======
Net interest rate spread                           1.84%                                2.06%                              2.16%
                                                   =====                              =======                            =======
Net earning assets                $    9,981               $    9,442                            $    6,867
                                  ==========               ==========                            ==========
Net interest margin                                                         2.83%                                2.82%
                                                                          =======                                =====
Average interest-earning
 assets to average interest-
 bearing liabilities                                                        1.17x                                1.15x
                                                                          =======                                =====

--------------

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

                                                    Years Ended June 30,
                                            -----------------------------------
                                                          1998 vs. 1997
                                            -----------------------------------
                                              Increase/(Decrease)
                                                     Due to             Total
                                            ----------------------
                                                                       Increase
                                                Volume      Rate      (Decrease)
                                                ------      ----      ----------
                                                        (In Thousands)

Interest-earning assets:
  Loans receivable                            $   338      $    74    $   412
  Mortgage-backed securities                      418           (5)       413
  Investment securities                           131           (9)       122
  Interest earning deposits                       (20)           8        (12)
  FHLB stock                                       27            1         28
                                              -------      -------    -------
    Total interest-earning assets             $   894      $    69        963
                                              =======      =======    =======
Interest-bearing liabilities:
  Savings deposits                            $    (5)     $    (1)   $    (6)
  Demand and NOW deposits                          25          (22)         3
  Certificate accounts                            (18)           9         (9)
  FHLB advances                                   577           53        630
                                              -------      -------    -------
    Total interest-bearing liabilities        $   579      $    39        618
                                              =======      =======    -------
Net interest income                                                   $   345
                                                                      =======

Comparison of Operating Results for the Years
Ended June 30, 1998 and 1997

Performance Summary
-------------------

Net earnings for the year ended June 30, 1998 increased by $297,000, or 99.0% to $597,000 from $300,000 for the year ended June 30, 1997. The increase was primarily due to the combined effects of a $345,000 increase in net interest income, an increase in the loan loss provision of $91,000, a $48,000 increase in non-interest income, a $172,000 decrease in non-interest expense, and a $177,000 increase in income tax expense. For the years ended June 30, 1998 and 1997, the returns on average assets were 0.89% and 0.55% respectively, while the returns on average equity were 7.14% and 4.15% respectively.

Net Interest Income
-------------------

For the year ended June 30, 1998, net interest income increased by $345,000, or 22.9%, to $1.85 million from $1.50 million for the year ended June 30, 1997. The increase reflected an increase of $963,000 in interest income to $4.8 million from $3.9 million which more than offset an increase of $618,000 in interest expense to $3.0 million from $2.4 million. The increase in interest income reflected increased balances of loans receivable, mortgage-backed securities and investment securities and to a lesser extent, increased yields earned on loans receivable. Increased balances were funded by $14.8 million of additional FHLB advances. Interest expense increased primarily due to an increased balance of FHLB advances together with higher rates paid on such advances.

For the year ended June 30, 1998, the average yield on interest-earning assets was 7.39% compared to 7.26% for the year ended June 30, 1997. The average cost of interest-bearing liabilities was 5.33% for the year ended June 30, 1998, and 5.10% for the year ended June 30, 1997. The increase in the average yield on interest-earning assets was due to higher overall levels of interest rates for loans for the year ended June 30, 1998 as compared to the earlier period. The average balance of interest-earning assets increased by $12.2 million to $65.4 million for the year ended June 30, 1998 from $53.2 million for the year ended June 30, 1997. The increase primarily reflected an increase of $6.2 million in the average balance of mortgage-backed securities, $4.0 million in the average balance of loans and $2.2 million in the average balance of investment securities for the year ended June 30, 1998 as compared to the year ended June 30, 1997. During this same period, average interest-bearing liabilities increased by $9.5 million to $55.9 million for the year ended June 30, 1998 from $46.4 million for the year ended June 30, 1997. The increase primarily reflected an increase of $9.3 million is the average balance of FHLB advances.

The Bank's average interest rate spread was 2.06% for the year ended June 30, 1998, compared to 2.16% for the earlier year period. The average net interest margin was 2.83% for the year ended June 30, 1998, compared to 2.82% for the year ended June 30, 1997.

Provision for Loan Losses
-------------------------

During the year ended June 30, 1998, the Bank had a $91,000 provision for loan losses compared to no provision for the year ended June 30, 1997. The allowance for loan losses of $324,000, or .91% of loans receivable, net at June 30, 1998, compared to $285,000, or .94% of loans receivable, net at June 30, 1997. The allowance for loan losses as a percentage of non-performing loans decreased to 65.45% at June 30, 1998, from 127.73% at June 30, 1997. The ratio decreased due to the increase in non-performing loans to $495,000 at June 30, 1998 compared to $271,000 at June 30, 1997. Management believes the ratio of the allowance for loan losses to net loans receivable is adequate.

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

Non-Interest Income
-------------------

For the year ended June 30, 1998, non-interest income increased $48,000 to $313,000 from $265,000 for the year ended June 30, 1997. Customer service charges, primarily relating to fees on transaction accounts, were $225,000 for the year ended June 30, 1998 and $232,000 for the year ended June 30, 1997. Other non-interest income included late charges on loans of $8,000 and $10,000 for the years ended June 30, 1998 and 1997, respectively, and gain on sale of investments of $66,000 and $14,000 for the years ended June 30, 1998 and 1997, respectively.

Income Taxes
------------

Income taxes increased by 177,000 to $348,000 for the twelve months ended June 30, 1998 from $171,000 for the year ended June 30, 1997. The effective tax rates were 36.9% and 36.3% for the years ended June 30, 1998 and 1997, respectively.


Non-Interest Expense
--------------------

Non-interest expense decreased $172,000 to $1.1 million for the year ended June 30, 1998 from $1.3 million for the year ended June 30, 1997.The decrease was due to no SAIF assessment in 1998 compared to the $226,000 special assessment in 1997 to recapitalize the SAIF fund. This was partially offset due to a $62,000 increase in other noninterest expense.

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

The primary investing activity of the Bank is the origination of loans. The Bank originated loans of $12.4 million and $8.2 million in 1998 and 1997, respectively. The Bank's primary sources of funds for investment are cash receipts from deposits and principal and interest collections on loans and net earnings. Additional liquidity is available from the maturity and earnings on securities and mortgage backed securities (MBS), as well as the ability to liquidate securities available-for-sale. The Bank also has an agreement with the FHLB of Des Moines to provide cash advances. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Commitments at June 30, 1998 to originate mortgage loans were approximately $729,000. Commitments on behalf of borrowers for unused lines of credit were approximately $543,000 expiring in one year or less. These commitments are legally binding agreements to lend to the Bank's customers. The Bank has $13.9 million in certificates due within one year and $13.7 million in other deposits without specific maturity at June 30, 1998. Historically, the Bank has been able to retain most of the deposits or attract new deposits by offering competitive rates. Management believes it has an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals and to satisfy financial commitments.

The Bank had regulatory capital ratios of 21.4% for total risk-based capital to risk-weighted assets, 20.3% for Tier I capital to risk-weighted assets, and 8.7% for Tier I capital and tangible capital to adjusted total assets. See Note 11 of the Notes to Consolidated Financial Statements for further discussion of the Bank's regulatory capital.

Recent Accounting Developments

SFAS No. 130 "Reporting Comprehensive Income," will be adopted July 1, 1998. This statement provides accounting and reporting standards to report a measure of all changes in equity of an enterprise that results from recognized transactions and economic events of the period. The major component of comprehensive income for the Company will be unrealized gains and losses on certain investments in debt and equity securities.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

Management believes adoption of SFAS Nos. 130 and 133 does not have a material effect on the financial position or results of operations, nor will adoption require additional capital resources.

The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Association keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.


Year 2000

The Bank has been in contact with hardware and software providers of their data processing system. Testing has begun and should be completed prior to December 31, 1998, though testing will continue through June 30, 1999.

Through contact with the various providers, the Bank does not foresee any major capital expenditure and expects a cost of no more than $10,000 to be Year 2000 compliant.


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

[LETTERHEAD OF LOCKRIDGE, CONSTANT & CONRAD, LLC APPEARS HERE]




                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

The Board of Directors
IFB Holdings, Inc.
Chillicothe, Missouri

We have audited the accompanying consolidated statements of financial condition of IFB Holdings, Inc. and Subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of IFB Holdings, Inc. and Subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.



/s/ Lockridge, Constant & Conrad, LLC

Chillicothe, Missouri
September 17, 1998,

Consolidated Statements of Financial Condition

                                                                                    At June 30,
                                                                               ---------------------
                                                                              1998                1997
                                                                            -------             -------
                                                         ASSETS                    (In Thousands)
                                                         ------                    -------------
Cash on hand and non-interest earning deposits                             $    546            $    581
Interest-earning deposits                                                     2,995               2,422
Investment securities (Note 2):
  Securities available-for-sale at fair value                                 4,911               4,760
 Securities held-to-maturity at amortized cost
   (estimated market value of $245,000 and
   $2,210,000, respectively)                                                    245               2,209
Mortgage-backed securities (Note 3):
  Securities available-for-sale at fair value                                29,495              18,501
Loans receivable, net (Note 4)                                               35,255              29,962
Accrued interest receivable (Note 5)                                            623                 446
Investment required by law - stock in
 Federal Home Loan Bank and Federal Reserve Bank,
  at cost                                                                     1,638                 897
Premises and equipment (Note 6)                                                 417                 357
Other assets                                                                     53                  85
                                                                           --------            --------
             Total Assets                                                  $ 76,178            $ 60,220
                                                                           ========            ========

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
                                        ------------------------------------

Deposits (Note 7)                                                         $ 35,255             $ 34,980
Federal Home Loan Bank advances (Note 8)                                    31,075               16,265
Advances from borrowers for taxes and insurance                                 28                   33
Income taxes (Note 10):
      Current                                                                   36                   72
      Deferred                                                                 178                   72
Accrued expenses and other liabilities                                         294                  157
                                                                          --------             --------
             Total liabilities                                              66,866               51,579
                                                                          --------             --------

Commitments and contingencies (Note 14)

Preferred stock, $.01 par value; authorized
 100,000 shares; none outstanding                                               --                   --
Common stock $.01 par value; authorized
 900,000 shares, issued 592,523 shares in 1998 and 1997                          6                    6
Additional paid-in capital                                                   5,554                5,530
Retained earnings, substantially
 restricted (Note 10)                                                        3,992                3,559
Unrealized gain (loss) on securities
  available-for-sale, net of tax                                               134                  (33)
 Common stock acquired by the ESOP (Note 9)                                   (374)                (421)
                                                                          --------             --------
             Total  stockholders' equity                                     9,312                8,641
                                                                          --------             --------

                            Total Liabilities and Stockholders'  Equity   $ 76,178             $ 60,220
                                                                          ========             ========


See accompanying notes to consolidated financial statements.


                                                                       For the Three Years Ended June 30, 1998


Consolidated Statements of Income
                                                                                Years ended June 30,
                                                                    -----------------------------------------
                                                                     1998             1997             1996
                                                                   -------          ---------        --------
                                                                                    (In Thousands)
Interest income:
      Loans receivable (Note 4)                                     $2,755           $2,343            $2,340
      Investment securities:
        Taxable interest                                               273              237               120
        Nontaxable interest                                             13               13                13
        Dividends                                                      105               19                18
      FHLB and FRB dividends                                            84               56                39
      Mortgage-backed and related securities                         1,555            1,142             1,039
      Other interest-earning assets                                     46               58                47
                                                                    ------           ------            ------
             Total interest income                                   4,831            3,868             3,616
                                                                    ------           ------            ------

Interest expense:
      Deposits (Note 7)                                              1,604            1,616             1,634
      Federal Home Loan Bank advances                                1,378              748               630
                                                                    ------           ------            ------
             Total interest expense                                  2,982            2,364             2,264
                                                                    ------           ------            ------

             Net interest income                                     1,849            1,504             1,352

Provision for loan losses (Note 4)                                      91               --               210
                                                                    ------           ------            ------
             Net interest income after provision for loan losses     1,758            1,504             1,142
                                                                    ------           ------            ------

Noninterest income:
      Banking service charges and fees                                 225              232               231
      Gain on sales of interest-earning assets, net (Note 12)           66               14                46
      Other (Note 13)                                                   22               19                80
                                                                    ------           ------            ------
             Total noninterest income                                  313              265               357
                                                                    ------           ------            ------

Noninterest expense:
      Compensation and benefits (Note 9)                               674              671               616
      Occupancy and equipment (Note 6)                                 114              104                65
      SAIF deposit insurance premium                                    22              283                80
      Data processing                                                    2                2                48
      Professional fees                                                 69               68                47
      Printing, postage and supplies                                    80               67                65
      Other (Note 13)                                                  165              103               109
                                                                    ------           ------            ------
             Total noninterest expense                               1,126            1,298             1,030
                                                                    ------           ------            ------

             Income before income taxes                                945              471               469

Income tax expense (Note 10)                                           348              171               167
                                                                    ------           ------            ------
             Net income                                             $  597           $  300            $  302
                                                                    ======           ======            ======
             Earnings per share-basic                               $ 1.08           $  .55               N/A
                                                                    ======           ======


See accompanying notes to consolidated financial statements.

                                         For the Three Years Ended June 30, 1998

Consolidated Statement of Stockholders' Equity
                                                                     Three Years Ended June 30, 1998
                                        ---------------------------------------------------------------------------------
                                                                             (In Thousands)
                                                                                        Unrealized
                                                                                        Gain (Loss)
                                                                                       on Securities
                                                                                        Available-
                                                                                         for-Sale,
                                                                                          Net of             Common
                                                       Additional                        Deferred             Stock
                                        Common          Paid-In         Retained          Income            Acquired
                                        Stock           Capital         Earnings           Taxes            by ESOP         Total
                                        -------        ----------       --------       -------------        --------       ------
Balance, June 30, 1995                  $    --           $    --       $ 3,037             $     5         $    --       $ 3,042

  Net income for the year ended
    June 30, 1996                            --                --           302                  --              --           302
  Change in net unrealized gains
   (losses) for  available-for-sale
   securities, net of deferred income
   tax of $24,000                            --                --            --                 (76)             --           (76)
                                        -------           -------       -------             -------         -------       -------

Balance, June 30, 1996                       --                --         3,339                 (71)             --         3,268

Additions (deductions) for the year
 ended June 30, 1997:
 Net income                                  --                --          300                   --              --           300
Sale of common stock, net of
   offering costs of  $403,000                6             5,516           --                   --              --         5,522
 Unearned ESOP shares                        --                --           --                   --            (474)         (474)
   Dividends declared ($.15 per share)       --                --          (80)                  --              --           (80)
 Allocation of ESOP shares                   --                14           --                   --              53            67
 Change in unrealized gain  (loss) on
   securities  available-for-sale, net
   of deferred income tax of $20,000         --                --           --                   38              --            38
                                        -------           -------      -------              -------         -------       -------

Balance, June 30, 1997                        6             5,530        3,559                  (33)           (421)        8,641

Additions (deductions) for the year
 ended June 30, 1998:
Net income                                   --                --          597                   --              --           597
Dividends declared ($.30 per share)          --                --         (164)                  --              --          (164)
Allocation of ESOP shares                    --                24           --                   --              47            71
Change in unrealized gain  (loss) on
   securities  available-for-sale, net
   of deferred income tax of $86,000         --                --           --                  167              --           167
                                        -------           -------      -------              -------         -------       -------

Balance, June 30, 1998                  $     6           $ 5,554      $ 3,992              $   134         $  (374)      $ 9,312
                                        =======           =======      =======              =======         =======       =======

See accompanying notes to consolidated financial statements.


                                                                         For the Three Years Ended June 30, 1998


Consolidated Statements of Cash Flows
                                                                                       Years ended June 30,
                                                                              ----------------------------------
                                                                 1998               1997                  1996
                                                              ---------          ----------              -------
                                                                                           (In Thousands)
Cash flows from operating activities:
Net income                                                       $ 597              $ 300                 $ 302
Adjustments to reconcile net income to
  net cash provided by operating activities:
   Net loss (gain) on sales of:
       Investment securities                                       (30)                --                    --
       Mortgage-backed securities                                  (35)               (14)                  (46)
   Depreciation                                                     54                 52                    23
   Provision for loan loss                                          91                 --                   210
   Amortization of premiums, discounts, and loan fees               (1)                48                     9
   FHLB stock dividend                                              --                 --                    (9)
Changes in assets and liabilities:
       Interest receivable                                        (176)                10                  (135)
       Prepaid expenses and other assets                            32                 (8)                   25
       Income taxes                                                (16)                 2                   (29)
       Accrued expenses and other liabilities                      137                (42)                   76
       ESOP compensation expense                                    24                 14                    --
                                                                 -----              -----                 -----
            NET CASH PROVIDED BY
             OPERATING ACTIVITIES                                  677                362                   426
                                                                 -----              -----                 -----
                                                                               (Continued)


See accompanying notes to consolidated financial statements.


                                                             For the Three Years Ended June 30, 1998


Consolidated Statements of Cash Flows (continued)
                                                                Years ended June 30,
                                            -------------------------------------------------------
                                               1998                    1997                  1996
                                             ---------              ----------              -------
                                                                               (In Thousands)
Cash flows from investing activities:
      Net decrease (increase) in loans         (728)                     104                 (288)
      Purchased loans                        (4,657)                  (1,655)              (2,007)
      Purchase of investment securities-
       available-for-sale                    (2,594)                      --               (1,579)
      Purchase of investment securities-
       held-to-maturity                          --                   (3,402)                  --
      Purchase of mortgage-backed
       securities - available-for-sale      (18,684)                  (6,315)              (9,540)
      Mortgage-backed securities
       principal repayments -
       available-for-sale                     5,961                    2,890                3,009
      Proceeds from maturities/calls
       of investment securities
       available-for-sale                     3,102                       --                  600
      Proceeds from sales of
       investment securities -
       available-for-sale                     1,042                       --                   --
      Proceeds from sales of mortgage-
       backed securities - available
       -for-sale                              2,311                    1,858                2,257
      Purchase of FHLB and FRB stock           (741)                    (173)                (365)
      Proceeds from maturities of
       certificates of deposit                   --                       --                  100
      Proceeds from sales of real
       estate owned                              --                       --                   --
      Purchase of office properties
       and equipment                           (114)                     (34)                (140)
      Loan to ESOP                               --                     (474)                  --
      Repayment on ESOP loan                     47                       52                   --
                                            -------                  -------              -------
           NET CASH USED IN
             INVESTING ACTIVITIES           (15,055)                  (7,149)              (7,953)
                                            -------                  -------              -------

                                                                  (Continued)

See accompanying notes to consolidated financial statements.


                                                                        For the Three Years Ended June 30, 1998


Consolidated Statements of Cash Flows (continued)
                                                                           Years ended June 30,
                                                      --------------------------------------------------------
                                                         1998                   1997                    1996
                                                      ----------             ----------                -------
                                                                           (In Thousands)
Cash flows from financing activities:
      Dividends paid                                       (164)                   (80)                    --
      Net increase (decrease) in demand deposits,
         NOW accounts,  passbook savings accounts,
         and certificates of deposit                        275                   (515)                   268
      Net increase in escrow mortgage funds                  (6)                    (2)                   (15)
      Proceeds from Federal Home Loan Bank advances      35,775                 18,550                  9,000
      Principal repayments on Federal Home Loan
           Bank advances                                (21,464)               (15,965)                  (746)
      Net borrowings from Federal Home Loan Bank
           line of credit                                   500                    200                 (1,200)
      Proceeds from the issuance of common stock             --                  5,522                     --
                                                       --------               --------               --------
                  NET CASH PROVIDED BY FINANCING
                   ACTIVITIES                            14,916                  7,710                  7,307
                                                       --------               --------               --------

                  INCREASE (DECREASE) IN CASH               538                    923                   (220)

CASH AT BEGINNING OF YEAR                                 3,003                  2,080                  2,300
                                                       --------               --------               --------


CASH AT END OF YEAR                                    $  3,541               $  3,003               $  2,080
                                                       ========               ========               ========


Supplemental disclosure of cash flow information:
  Cash paid for:

             Interest - deposits                       $    318               $    321               $    383
                                                       ========               ========               ========

             Interest - advances                       $  1,258               $    747               $    619
                                                       ========               ========               ========

             Income taxes                              $    364               $    166               $    176
                                                       ========               ========               ========
Noncash investing and financing activities:

      Loans transferred to real estate owned           $     --               $     --               $     --
                                                       ========               ========               ========

See accompanying notes to consolidated financial statements.

                                                    June 30, 1998, 1997 and 1996


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

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About
                                                            -----------------
Fair Value of Financial Instruments, requires that the estimated fair value of
------------------------------------
the Bank's financial instruments be disclosed. Fair market value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time

                                                    June 30, 1998, 1997 and 1996


The entire holdings or a significant portion of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, some fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect these estimates. Fair value estimates are presented for existing on-balance-sheet and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant affect on fair value estimates and have not been considered in any of the estimates (see
Note 19).

Cash Equivalents
----------------

Cash equivalents of $3,541,000 and $3,003,000 at June 30, 1998 and 1997,
respectively, consist of cash on hand, funds due from banks and money market mutual funds. For purposes of the statements of cash flows, the Bank considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

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

At June 30, 1998 and 1997, the Bank had no outstanding commitments to sell loans or securities.

Equity securities that are nonmarketable are carried at cost. Nonmarketable equity securities held by the Bank consist of their patronage equity in the Financial Information Trust (a computer service bureau) and stock in the Federal Home Loan Bank and Federal Reserve Bank. In June, 1996, the Bank sold its interest in the Financial Information Trust.

                                                    June 30, 1998, 1997 and 1996


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

Accounting for Certain Investments in Debt and Equity Securities
----------------------------------------------------------------

In May 1993 the FASB issued SFAS No. 115, Accounting for Certain Investments in
                                          -------------------------------------
Debt and Equity Securities. SFAS No. 115 addresses the accounting and reporting
--------------------------
for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are to be classified in three categories and accounted for as follows:

* Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and
                                         ---------------------------
      reported at amortized cost.

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

SFAS No. 115 is restrictive as to suitable reasons for selling any security classified as held-to-maturity. Investments and mortgage-backed securities classified as available-for-sale provide greater flexibility for asset/liability management, liquidity needs, reacting to changes in market rates and related prepayment risk, and changes in availability of and the yield on alternative investments. The Bank has determined that all of their mortgage-backed securities are classified as available-for-sale, and a majority of their investment securities are classified as available-for-sale.

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


Effective July 1, 1995, the Bank adopted SFAS No. 114, Accounting by Creditors
                                                       -----------------------
for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for
------------------------                    ---------------------------
Impairment of a Loan - Income Recognition and Disclosures, which amends SFAS No.
---------------------------------------------------------
114. SFAS No. 114, as amended by SFAS No. 118, defines the recognition criteria for loan impairment and the measurement methods for certain impaired loans and

                                                    June 30, 1998, 1997 and 1996


loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, SFAS No. 114 requires a creditor to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

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


Loan-Origination Fees, Commitment Fees, and
-------------------------------------------
Related Costs
-------------

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

All foreclosed real estate owned is held-for-sale. There was no foreclosed real estate owned at June 30, 1998.


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

                                                    June 30, 1998, 1997 and 1996


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


Premises and Equipment
----------------------

Land is carried at cost. Buildings, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings, furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. Estimated useful lives range from ten to forty years for buildings and related improvements and from three to eighteen years for furniture, fixtures and equipment.


Net Income Per Share
--------------------

Earnings per share are calculated in accordance with Financial Accounting Standards Board Statement No. 128 (SFAS No. 128). This statement, which is effective for the periods ending after December 15, 1997, requires disclosure of basic earnings per share and diluted earnings per share, and also requires restatement of earnings per share data for prior periods. Basic earnings per share was computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. The company has no itrems which cause dilution of earnings per share.

The following shows the amounts used in computing earnings per share.

                                                  1998
                                    -------------------------------
                                   Income      Shares      Per-Share
                                 (numerator)(denominator)   amount

Basic EPS Net income              $597,000    552,151       $1.08
                                                            =====


                                                 1997
                                    -----------------------------
                                   Income      Shares    Per-Share
                                 (numerator) (denominator)  amount

Basic EPS Net income              $300,000    547,929       $ .55
                                                            =====

                                                    June 30, 1998, 1997 and 1996


NOTE 2: INVESTMENT SECURITIES

Securities available-for sale consist of the following:

                                                                      June 30, 1998
                                            ---------------------------------------------------------------
                                                                 Gross             Gross
                                             Amortized        Unrealized        Unrealized        Fair
                                               Cost              Gains            Losses          Value
                                             ---------        ----------        ----------       -------
                                                                    (In Thousands)
Bonds, notes and debentures
 at fair value:
   Federal agencies                           $   598          $    --           $    (1)          $   597
   FHLB zero coupon bond                          556               17                --               573
Equity securities at fair value:
   Mutual funds                                 1,499                9               (17)            1,491
   FNMA preferred stock                         1,002               44                --             1,046
   FHLMC preferred stock                          665               24                --               689
   Preferred stock trust                          500               15                --               515
                                              -------          -------           -------           -------

                                              $ 4,820          $   109           $   (18)          $ 4,911
                                              =======          =======           =======           =======
                                                                       June 30, 1997
                                             ------------------------------------------------------------
                                                                 Gross             Gross
                                             Amortized        Unrealized        Unrealized        Fair
                                               Cost              Gains            Losses          Value
                                             ---------        ----------        ----------       -------
                                                                  (In Thousands)
Bonds, notes and debentures
 at fair value:
   Federal agencies                           $ 1,591          $     4           $   (20)          $ 1,575
   FHLB zero coupon bonds                          95               --                (2)               93
Equity securities at fair value:
   Mutual funds                                 1,415                2               (22)            1,395
   FNMA preferred stock                         1,002               32                --             1,034
   FHLMC preferred stock                          665               --                (2)              663
                                              -------          -------           -------           -------
                                              $ 4,768          $    38           $   (46)          $ 4,760
                                              =======          =======           =======           =======

                                                    June 30, 1998, 1997 and 1996


Securities held-to-maturity consist of the following:


                                                                                           June 30, 1998
                                                                  -------------------------------------------------------------
                                                                                      Gross            Gross
                                                                  Amortized        Unrealized        Unrealized          Fair
                                                                     Cost             Gains            Losses            Value
                                                                  ---------        ----------        ----------         -------
                                                                                         (In Thousands)
                                                                                          ------------
Bonds, notes and debentures at fair value:
    Municipal securities                                           $   245          $    --           $    --           $   245
                                                                   =======          =======           =======           =======

                                                                                          June 30, 1997
                                                                  -------------------------------------------------------------
                                                                                      Gross            Gross
                                                                  Amortized        Unrealized        Unrealized          Fair
                                                                     Cost             Gains            Losses            Value
                                                                  ---------        ----------        ----------         -------
                                                                                         (In Thousands)
                                                                                          ------------
Bonds, notes and debentures at fair value:
    Bankers acceptance                                             $   998          $    --           $    --           $   998
    U.S. Treasury note                                                 500               --                (1)              499
    Federal agencies                                                   496                2                --               498
    Municipal securities                                               215               --                --               215
                                                                   -------          -------           -------           -------
                                                                   $ 2,209          $     2           $    (1)          $ 2,210
                                                                   =======          =======           =======           =======

The following is a summary of debt securities at June 30, 1998, by contractual maturity for available-for-sale and held-to-maturity securities.

                                                                Securities Available-                  Securities To Be Held-
                                                                       for-Sale                              To-Maturity
                                                            ----------------------------           -----------------------------
                                                             Amortized           Fair               Amortized            Fair
                                                                Cost             Value                 Cost              Value
                                                             ---------          -------             ---------           -------
                                                                                       (In Thousands)
                                                                                        ------------
Due in one year or less                                      $   --              $   --              $  215              $  215
Due after one year
 through five years                                             498                 496                  --                  --
Due after five years
 through ten years                                              100                 101                  --                  --
Due after ten year                                              556                 573                  30                  30
                                                             ------              ------              ------              ------
                                                             $1,154              $1,170              $  245              $  245
                                                             ======              ======              ======              ======

During the year ended June 30, 1998, the Bank had gross realized gains of $30,000 on sales of available-for-sale investment securities and no gross realized losses.

During the year ended June 30, 1997, the Bank did not sell any investment securities from their available-for-sale portfolio.

                                                    June 30, 1998, 1997 and 1996


NOTE 3:        MORTGAGE-BACKED SECURITIES

Mortgage-backed securities available-for-sale consist of the following:


                                                                                        June 30, 1998
                                                              -----------------------------------------------------------------
                                                                                   Gross             Gross
                                                              Amortized         Unrealized         Unrealized          Fair
                                                                Cost               Gains             Losses            Value
                                                              ---------         ----------         ----------        ---------
                                                                                       (In Thousands)
                                                                                       --------------
Mortgage-backed securities at fair value:
      GNMA certificates                                       $  2,870          $      7           $     (7)          $  2,870
      FHLMC certificates                                         1,753                15                 (1)             1,767
      FNMA certificates                                          5,643                49                (22)             5,670
      CMO/REMIC                                                 10,666                50                (17)            10,699
      SBA pools                                                  8,451                45                 (7)             8,489
                                                              --------          --------           --------           --------

                                                              $ 29,383          $    166           $    (54)          $ 29,495
                                                              ========          ========           ========           ========

Of the $10,699,000 of fair value of CMO/REMIC's above, $10,175,000 was guaranteed by FNMA or FHLMC. The balance of $524,000 was guaranteed by private mortgage insurance companies.

                                                                                        June 30, 1997
                                                              -----------------------------------------------------------------
                                                                                   Gross             Gross
                                                              Amortized         Unrealized         Unrealized          Fair
                                                                Cost               Gains             Losses            Value
                                                              ---------         ----------         ----------        ---------
                                                                                       (In Thousands)
                                                                                       --------------
Mortgage-backed securities at fair value:
      GNMA certificates                                       $  1,193          $     15           $     (3)          $  1,205
      FHLMC certificates                                         1,505                21                 (6)             1,520
      FNMA certificates                                          3,109                56                 (1)             3,164
      CMO/REMIC                                                  4,617                12                 (8)             4,621
      SBA pools                                                  8,118                13               (140)             7,991
                                                              --------          --------           --------           --------
                                                              $ 18,542          $    117           $   (158)          $ 18,501
                                                              ========          ========           ========           ========

Of the $4,621,000 of fair value of CMO/REMIC's above, $4,112,000 was guaranteed by FNMA or FHLMC. The balance of $509,000 was guaranteed by private mortgage insurance companies.

                                                    June 30, 1998, 1997 and 1996


The amortized cost and fair value of mortgage-backed securities by contractual maturity, are shown below as of June 30, 1998. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Mortgage-Backed Securities
                                                 Available-for-Sale
                                           ------------------------------
                                              Amortized           Fair
                                                 Cost             Value
                                              ---------          -------
                                                     (In Thousands)
                                                     --------------
Due in one year or less                        $    --           $    --
Due after one year
  through five years                               254               255
Due after five years
 through ten years                               2,526             2,533
Due after ten years                             26,603            26,707
                                               -------           -------
                                               $29,383           $29,495
                                               =======           =======

During the year ended June 30, 1998, the Bank sold mortgage-backed securities available-for-sale with total proceeds of $2,311,000 resulting in gross realized gains of $35,000 and no realized losses. During the year ended June 30, 1997, the Bank sold mortgage-backed securities available-for-sale with total proceeds of $1,862,000 resulting in gross realized gains of $14,000 and no realized losses.

During the year ended June 30, 1996, the Bank sold mortgage-backed securities available-for-sale with total proceeds of $2,257,000 resulting in gross realized gains of $46,000 and no realized losses.

Mortgage-backed securities available-for-sale with a fair value of $16,036,000 were pledged in connection with Federal Home Loan Bank borrowings at June 30, 1998.

                                                    June 30, 1998, 1997 and 1996


NOTE 4:  LOANS RECEIVABLE

Loans receivable at June 30 are summarized as follows:

                                                    1998               1997
                                                  --------           --------
                                                         (In Thousands)
Mortgage loans:

    One-to-four-family                              $25,633          $23,386
    Commercial                                        1,828              471
    Non-residential real estate                       2,237            1,729
    Multi-family                                        589               --
                                                    -------          -------
       Total mortgage loans                          30,287           25,586
                                                    -------          -------

Other loans:
    Automobile                                        2,447            1,669
    SBA guaranteed                                      952              971
    Home improvement - FHA                              936            1,202
    Loans on savings accounts                           468              395
    Other                                               492              410
                                                    -------          -------
       Total other loans                              5,295            4,647
                                                    -------          -------

Add:
    Deferred loan costs                                   3               15

Less:
    Loans in process                                      6                1
    Allowance for loan losses                           324              285
                                                    -------          -------

Loans receivable, net                               $35,255          $29,962
                                                    =======          =======

At June 30, 1998, the Bank's loan portfolio consisted of $11,203,000 of fixed rate loans and $24,378,000 of variable rate loans. The fixed rate loans had a weighted average term to maturity of 12.88 years and a weighted average interest rate of 8.90%.

The Bank is required to maintain qualifying collateral for the Federal Home Loan Bank of Des Moines (the "Bank") representing 150 percent of current Bank credit. (See Note 8.) At June 30, 1998, the Bank met this requirement. Qualifying collateral is defined as fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such mortgages. The mortgages must not be past due more than 60 days. They must not be otherwise pledged or encumbered as security for other indebtedness, and the documents must be in the physical possession or control of the Bank. The documents that govern the determination of the qualifying mortgage collateral are the (a) Federal Home Loan Bank of Des Moines' Credit Policy Statement, dated May 1, 1997, and (b) the Agreement for Advances, Pledge, and Security Agreement between the Bank and the Federal Home Loan Bank of Des Moines, dated April 3, 1989.

                                                    June 30, 1998, 1997 and 1996


Activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                             1998         1997         1996
                                            ------       ------       ------
                                                     (In Thousands)
Balance at beginning of year                $ 285        $ 283        $  81
Provision charged to
 income                                        91           --          210
Charge-offs                                   (65)          (3)         (11)
Recoveries                                     13            5            3
                                            -----        -----        -----
Balance at end of year                      $ 324        $ 285        $ 283
                                            =====        =====        =====



Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $495,000 and $224,000 at June 30, 1998 and 1997, respectively.

Interest income foregone on these loans was insignificant.

The Bank is not committed to lend additional funds to debtors whose loans have been modified.


NOTE 5:        ACCRUED INTEREST RECEIVABLE

Accrued interest receivable at June 30 is summarized as follows:


                                                 1998              1997
                                                 ----              ----
                                                     (In Thousands)

Investment securities                           $  51              $ 26
Mortgage-backed
  securities                                      266               177
Loans receivable                                  306               243
                                                -----              ----
                                                $ 623              $446
                                                =====              ====



NOTE 6:  PREMISES AND EQUIPMENT

Premises and equipment at June 30 are summarized as follows:

                                                   1998              1997
                                                   ----              ----
                                                       (In Thousands)
Cost:
  Land                                             $101              $101
  Building                                          396               359
  Furniture, fixtures, and equipment                457               473
                                                   ----              ----
                                                    954               933
Less accumulated  depreciation and
  amortization                                      537               576
                                                   ----              ----
                                                   $417              $357
                                                   ====              ====

Depreciation expense for the years ended June 30, 1998, 1997 and 1996 was $54,000, $52,000 and $23,000, respectively.

                                                    June 30, 1998, 1997 and 1996


NOTE 7:  DEPOSITS

Deposits at June 30 are summarized as follows:

                                          1998                              1997
                              ----------------------------      -----------------------------
                              Weighted                          Weighted
                              Average                           Average
                               Rate     Amount         %         Rate      Amount         %
                               -----    -------      -----       ----      -------      -----
                                                      (In Thousands)
Noninterest-bearing            --  %    $ 1,772        5.0       --  %     $ 1,800        5.1
Demand and NOW                 2.61%      2,523        7.2       2.71%       2,371        6.8
Money market                   3.94%      6,830       19.4       3.94%       6,982       20.0
Passbook savings               3.00%      2,572        7.3       3.00%       2,520        7.2
                                        -------      -----                 -------      -----
                               2.92%     13,697       38.9       3.10%      13,673       39.1
                                        -------      -----                 -------      -----
Certificates of deposit:
 2.00% to 2.99%                 -- %         --         --       2.00%           2         --
 3.00% to 3.99%                 -- %         --         --       3.91%           6         --
 4.00% to 4.99%                4.75%        573        1.6       4.79%       1,108        3.2
 5.00% to 5.99%                5.47%     17,985       51.0       5.40%      16,144       46.2
 6.00% to 6.99%                6.37%      2,610        7.4       6.32%       3,580       10.2
 7.00% to 7.99%                7.40%        356        1.0       7.26%         434        1.2
 8.00% to 8.99%                8.10%         34         .1       8.10%          33         .1
                               5.59%     21,558       61.1       5.57%      21,307       60.9
                                        -------      -----                 -------      -----
                               4.59%    $35,255      100.0       4.60%     $34,980      100.0
                                        =======      =====                 =======      =====

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $1,924,000 and $1,291,000 at June 30, 1998 and 1997, respectively. Balances of deposit accounts in excess of $100,000 are not federally insured.

At June 30, 1998, scheduled maturities of certificates of deposit are as follows:

                                         Year Ending June 30,
                   ---------------------------------------------------------------
                    1999       2000       2001       2002       2003    Thereafter
                   -------    -------    -------    -------    -------  ---------
                                           (In Thousands)
                                           --------------
 4.00% to 4.99%    $   515    $    46    $    12    $    --    $    --    $    --
 5.00% to 5.99%     12,682      2,793      1,621        385        191        312
 6.00% to 6.99%        350      1,527        649         62         20          3
 7.00% to 7.99%        322         34         --         --         --         --
 8.00% to 8.99%         34         --         --         --         --         --
                   -------    -------    -------    -------    -------    -------
                   $13,903    $ 4,400    $ 2,282    $   447    $   211    $   315
                   =======    =======    =======    =======    =======    =======

Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                        1998      1997      1996
                                                       ------    ------    ------
                                                             (In Thousands)
Passbook, money market and NOW                         $  429    $  432    $  453
Interest expense on certificates of deposit greater
  than $100,000                                            94        74        75
Certificates of deposit                                 1,081     1,110     1,106
                                                       ------    ------    ------
                                                       $1,604    $1,616    $1,634
                                                       ======    ======    ======

                                                    June 30, 1998, 1997 and 1996


NOTE 8:  FEDERAL HOME LOAN BANK ADVANCES

Advances consist of the following:

     Final                             Interest           June 30,
  Maturity Dates                      Rate Range            1998
  --------------                      ----------       --------------
                                                       (In thousands)
                                                       --------------

July 1, 1998-June 30, 1999          5.556%-6.130%         $21,300
July 1, 1999-June 30, 2000          5.930%-6.630%           2,200
July 1, 2000-June 30, 2001          6.000%-6.820%           1,200
July 1, 2001-June 30, 2002          7.310%-7.310%             500
July 1, 2002-June 30, 2003          6.280%-6.280%             486
Thereafter                          4.820%-6.860%           5,389
                                                          -------
                                                          $31,075
                                                          =======

                                                          June 30,
                                                            1997
                                                       --------------
                                                       (In thousands)
                                                       --------------
July 1, 1997-June 30, 1998          5.350%-6.160%         $11,700
July 1, 1998-June 30, 1999          6.030%-6.130%             600
July 1, 1999-June 30, 2000          6.330%-6.630%           1,100
July 1, 2000-June 30, 2001          6.000%-6.820%           1,200
July 1, 2001-June 30, 2002          7.310%-7.310%             500
Thereafter                          5.760%-6.570%           1,165
                                                          -------
                                                          $16,265
                                                          =======

See Notes 3 and 4 of the financial statements for collateral securing this indebtedness.

The maximum amount of Federal Home Loan Bank advances outstanding at any month end during the years ended June 30, 1998 and 1997 was $31,075,000 and $16,265,000 respectively.

                                                    June 30, 1998, 1997 and 1996


NOTE 9:  PENSION PLAN AND EMPLOYEE STOCK OWNERSHIP PLAN

The Bank had a defined contribution pension plan which covered all eligible employees who had completed one full year of continuous service. The benefits contemplated by the plan were funded through employer contributions on the basis of salaries. The cost of funding is charged to current operations as accrued and there is no unfunded liability for past service. The amount funded and charged to expense amounted to approximately $23,000 in 1996. The Bank is in the process of discontinuing the plan.

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

The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and shares pledged as collateral are reported as unearned ESOP shares, a reduction of stockholder's equity. As shares are released from collateral, the Bank records compensation expense in an amount equal to the fair value of the shares, and the shares become outstanding for net income per share computations. ESOP compensation expense was $65,000 and $73,000 for the years ended June 30, 1998 and 1997, respectively.

The ESOP shares as of June 30, 1998 were as follows:

Allocated shares                                       7,630
Shares released for  allocation                        2,370
Unreleased shares                                     37,401
                                                      ------

Total ESOP shares                                     47,401
                                                      ======
Fair value of  unreleased shares
  at June 30, 1998                                  $615,000
                                                    ========

                                                    June 30, 1998, 1997 and 1996


NOTE 10: INCOME TAXES

As discussed in Note 1, the Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

Retained earnings of the Bank at June 30, 1998 and 1997 includes approximately $127,000, for which no provision for federal income tax has been made. This amount represents allocation of income to bad debt deductions for tax purposes only. Reduction of amounts allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

Income tax expense for the periods then ended is summarized as follows:

                                                      June 30,
                                     ------------------------------------------
                                       1998            1997             1996
                                     ---------       ---------        ---------

Current                              $ 327,000       $ 221,000        $ 208,000
Deferred (benefit)                      21,000         (50,000)         (41,000)
                                     ---------       ---------        ---------
                                     $ 348,000       $ 171,000        $ 167,000
                                     =========       =========        =========

Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rates of 34 percent to income before income taxes as a result of the following:

                                                     1998          1997          1996
                                                   ---------     ---------     ---------
Expected income tax expense at federal tax rate    $ 321,000     $ 160,000     $ 160,000
State tax net of Federal tax benefit                  37,000        12,000         8,000
Municipal income and  dividends nontaxable           (40,000)      (16,000)       (3,000)
Compensation expense for employee stock plan           4,000         5,000            --
Other                                                 26,000        10,000         2,000
                                                   ---------     ---------     ---------
Total income tax expense                           $ 348,000     $ 171,000     $ 167,000
                                                   =========     =========     =========

                                                    June 30, 1998, 1997 and 1996

Deferred tax liabilities (assets) are comprised of the following at June 30:

                                                                                1998          1997
                                                                              ---------     ---------
Income and expenses recognized in the financial statements on the accrual
 basis, but on the cash basis for tax purposes                                $ 152,000     $ 125,000
Income tax basis of FHLB stock versus carrying value                             51,000        49,000
Deferred loan costs                                                               1,000         6,000
Net fixed assets                                                                 35,000        19,000
Unrealized gain on available-for-sale securities                                 69,000            --
                                                                              ---------     ---------

Gross deferred tax liabilities                                                  308,000       199,000
                                                                              ---------     ---------

Unrealized loss on available-for-sale securities                                     --       (17,000)
Provision for loan loss                                                        (130,000)     (110,000)
                                                                              ---------     ---------

Gross deferred tax assets                                                      (130,000)     (127,000)
                                                                              ---------     ---------

Net deferred tax liability                                                    $ 178,000     $  72,000
                                                                              =========     =========

For years ended June 30, 1998, 1997 and 1996, deferred tax expense resulted from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The sources and tax effects of these temporary and timing differences are as follows:

                                                                  1998         1997         1996
                                                                --------     --------     --------
Income and expense recognized in the financial statements on
 the accrual basis, but on the cash basis for tax purposes      $ 28,000     $ (1,000)    $ 30,000
FHLB stock basis                                                   1,000           --        3,000
Tax bad debt reserve                                                  --      (44,000)       4,000
Deferred loan fees                                                (4,000)      (8,000)       2,000
Net fixed assets                                                  15,000        4,000        9,000
Provision for loan loss                                          (19,000)      (1,000)     (89,000)
                                                                --------     --------     --------
                                                                $ 21,000     $(50,000)    $(41,000)
                                                                ========     ========     ========

The Bank did not establish a valuation allowance for its deferred tax assets as management believes they are realizable.

                                                    June 30, 1998, 1997 and 1996


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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). As discussed in greater detail below, as of June 30, 1998, the Bank does meet all of the capital adequacy requirements to which it is subject.

As of June 30, 1998, the most recent notification from the OCC, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                                        For Capital Adequacy Purposes
                                                                         and to be Well-Capitalized
                                                                                 under the
                                                                          Prompt Corrective Action
                                                     Actual                      Provisions
                                               ------------------         -----------------------
                                                Amount      Ratio          Amount          Ratio
                                                ------      -----          ------          -----
                                              (dollars in thousands)       (dollars in thousands)
As of June 30, 1998
 Total Risk-Based Capital (to Risk
   Weighted Assets)                             $6,599      21.4%          $3,084          10.0%
 Tier I Capital (to Risk-Weighted
  Assets)                                       $6,275      20.3%          $1,855           6.0%
 Tier I Capital (to Adjusted Total Assets)      $6,275       8.7%          $4,328           6.0%
 Tangible Capital (to Adjusted Total Assets)    $6,275       8.7%          $3,606           5.0%

As of June 30, 1997
 Total Risk-Based Capital (to Risk
   Weighted Assets)                             $6,155      26.1%          $2,359          10.0%
 Tier I Capital (to Risk-Weighted Assets)       $5,870      24.9%          $1,416           6.0%
 Tier I Capital (to Adjusted Total Assets)      $5,870      10.9%          $3,241           6.0%
 Tangible Capital (to Adjusted Total
   Assets)                                      $5,870      10.9%          $2,701           5.0%

                                                    June 30, 1998, 1997 and 1996


NOTE 12: GAIN ON SALES OF INTEREST EARNING ASSETS, NET

Gains are summarized as follows for the years ended June 30:

                                              1998        1997        1996
                                            --------    --------    --------

Realized gains on sales of:
      Mortgage-backed securities - gains    $ 36,000    $ 14,000    $ 46,000
      Investment securities - gains           30,000          --          --
                                            --------    --------    --------
                                            $ 66,000    $ 14,000    $ 46,000
                                            ========    ========    ========


NOTE 13: OTHER NON-INTEREST INCOME AND EXPENSE

Other non-interest income and expense amounts are summarized as follows for the years ended June 30:


                                              1998        1997        1996
                                            --------    --------    --------
Other noninterest income:
      Loan late charges                     $ 13,000    $ 10,000    $  7,000
      Other                                    9,000       9,000      73,000
                                            --------    --------    --------
                                            $ 22,000    $ 19,000    $ 80,000
                                            ========    ========    ========

Other noninterest expense:
      Advertising and promotion             $ 24,000    $ 20,000    $ 19,000
      Telephone                               19,000      17,000      16,000
      Other                                  122,000      66,000      74,000
                                            --------    --------    --------
                                            $165,000    $103,000    $109,000
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


NOTE 14: COMMITMENTS AND CONTINGENCIES

Loan Commitments
----------------

At June 30, 1998, the Bank had outstanding firm commitments to originate loans as follows:

       Fixed Rate            Variable Rate             Total
       ----------            -------------             -----
        $74,000                $655,000              $729,000
        =======                ========              ========


These loans are at rates of 7.25% to 9.75% for terms of five to thirty years.

                                                    June 30, 1998, 1997 and 1996


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


                                                            Contract or
                                                          Notional Amount
                                                          ---------------
Financial instruments the contract
 amounts of which represent credit risk:
    Commitments to extend credit                            $   729,000
    Open lines of credit                                    $   543,000

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

                                                    June 30, 1998, 1997 and 1996


NOTE 16: RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Bank or its subsidiary were loan customers. A summary of aggregate related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows:

                                          June 30,          June 30,
                                            1998              1997
                                          --------          --------
Beginning balance                         $172,000          $ 77,000
New loans                                   90,000            97,000
Repayments                                  14,000             2,000
                                          --------          --------
Ending balance                            $248,000          $172,000
                                          ========          ========

In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.


NOTE 17: CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statement of financial condition, as of June 30, 1998 and condensed statements of earnings and cash flows for the year then ended for IFB Holdings, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.


                                                                    June 30,
                                                                      1998
                                                                 --------------
                                                                 (In thousands)
                                       ASSETS

Cash on hand and noninterest earning deposits                         $ 1,219
Interest-earning deposits in other institutions                           344
Investment securities available-for-sale                                  515
Mortgage-backed securities available-for-sale                             441
Interest receivable                                                         2
Investment in subsidiary                                                6,415
ESOP loan receivable                                                      374
                                                                      -------
     Total assets                                                     $ 9,310
                                                                      =======
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Income taxes payable                                                  $    (4)
Accrued expenses                                                            2
                                                                      -------
     Total liabilities                                                     (2)
                                                                      -------

Common stock                                                                6
Additional paid in capital                                              5,554
Retained earnings                                                       3,992
Unrealized gain (loss) on securities, net of taxes                        134
ESOP obligation                                                          (374)
                                                                      -------
               Total Stockholders' Equity                               9,312
                                                                      -------
               Total liabilities and
               stockholders' equity                                   $ 9,310
                                                                      =======

                                                    June 30, 1998, 1997 and 1996


                                Statement of Income
                                                                    Year Ended
                                                                     June 30,
                                                                       1998
                                                                  --------------
                                                                  (In thousands)
Interest income:
       Investment securities                                          $    96
       ESOP loan                                                           34
                                                                      -------
                                                                          130

Income from investment in subsidiary                                      528
Noninterest expense                                                        18
                                                                      -------
Income before income taxes                                                640
Income tax expense                                                         43
                                                                      -------
       Net income                                                     $   597
                                                                      =======

                              Statement of Cash Flows
                                                                   Year Ended
                                                                     June 30,
                                                                       1998
                                                                  --------------
                                                                  (In thousands)
Cash flows from operating activities:
       Net income                                                     $   597
       Equity in earnings of subsidiary                                  (350)
       Adjustments to reconcile net earnings to net cash
        provided by operating activities:
          Amortization of premiums and discounts                           (5)
          (Increase) decrease in interest receivable                        9
          Decrease in income tax payable                                  (34)
          Increase (decrease) in other liabilities                         (1)
                                                                      -------
            Net cash provided by operating activities                     216
                                                                      -------

Cash flows from investing activities:
       Purchase of investment securities                                 (941)
       Maturities of investments                                        2,000
       Repayment on ESOP loan                                              47
                                                                      -------
           Net cash provided (used) in investing activities             1,106
                                                                      -------

Cash flows from financing activities:
       Dividends paid                                                    (164)
                                                                      -------
          Net cash provided by financing activities                      (164)
                                                                      -------
          Increase in cash and cash equivalents                         1,158

Cash and cash equivalents at beginning of period                          405
                                                                      -------

Cash and cash equivalents at end of period                            $ 1,563
                                                                      =======

Dividends paid by subsidiary to parent                                $   178
                                                                      =======

                                                    June 30, 1998, 1997 and 1996


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


NOTE 19: FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amounts and fair values of the company's financial instruments at June 30, 1998 and 1997. FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair
     -----------------------------------------------------
value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.




                                                                              1998                             1997
                                                                 ------------------------------   -------------------------------
                                                                   Carrying           Fair           Carrying           Fair
                                                                    Amount            Value           Amount           Value
                                                                 --------------    ------------   -------------    --------------
                                                                                          (In Thousands)
Nontrading instruments:
  Cash and cash equivalents                                      $    3,541         $    3,541     $     3,003      $    3,003
  Investment securities and mortgage-backed securities           $   34,651         $   34,651     $    25,470      $   25,470
  Loans, net                                                     $   35,255         $   35,747     $    29,962      $   30,162
  Accrued interest receivable                                    $      623         $      623     $       446      $      446
  FHLB and Federal Reserve bank stock                            $    1,638         $    1,638     $       897      $      897
  Deposit liabilities                                            $   35,255         $   35,923     $    34,980      $   35,106
  Debt-FHLB advances                                             $   31,075         $   30,203     $    16,265      $   16,193
  Other liabilities                                              $      536         $      536     $       334      $      334
Unrecognized financial instruments:
  Commitments to extend credit                                   $        -         $        -     $         -      $        -
  Open lines of credit                                           $        -         $        -     $         -      $        -


                                                    June 30, 1998, 1997 and 1996


The carrying amounts in the table are included in the statement of financial position under the indicated captions, except for advances from borrowers for taxes and insurance, income taxes payable and accrued expenses and other liabilities which have been combined into other liabilities. For unrecognized financial instruments, the carrying amounts represent accruals or deferred income arising from those unrecognized financial instruments for which at June 30, 1998, there were none.

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

NOTE 20: RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 130 "Reporting Comprehensive Income," will be adopted July 1, 1998. This statement provides accounting and reporting standards to report a measure of all changes in equity of an enterprise that results from recognized transactions and economic events of the period. The major component of comprehensive income for the Company will be unrealized gains and losses on certain investments in debt and equity securities.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

                                                    June 30, 1998, 1997 and 1996


Management believes adoption of SFAS Nos. 130 and 133 does not have a material effect on the financial position or results of operations, nor will adoption require additional capital resources.

The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Association keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

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

NOTE 22: OFFICER, DIRECTOR AND EMPLOYEE PLANS

The Company's stockholders approved a stock option and incentive plan and a recognition and retention plan (RRP) at the Annual meeting in November, 1997.


Stock Option and Incentive Plan
-------------------------------

The plan is implemented for the benefit of the directors, officers and employees of the Company and its affiliates. The maximum number of shares to be issued from authorized but not currently outstanding shares under the plan is 59,252 or 10% of the total shares issued in the conversion. The exercise price of the options shall not be less than the common stock market value at the date the options are granted.



Recognition and Retention Plan
------------------------------

The RRP plan can award shares authorized but not currently outstanding to directors and to employees in key management positions in order to provide them with a proprietary interest in the Company in a manner designed to encourage such employees to remain with the Company. The maximum number of shares authorized under the plan is 23,700 or 4% of the total shares issued in the conversion. No shares have been granted or awarded for the stock option and incentive plan or the RRP.

                                                    June 30, 1998, 1997 and 1996


The effective date of the plans was January 1, 1998. The term of the plan is ten years. The future impact of the plan would be to increase (1) the number of outstanding shares of common stock, and (2) compensation expense, and decrease
(1) net income per share, and (2) book value per share. It is not possible to quantify the effect on the financial position or results of operations from implementing the plan at this time.

NOTE 23: MARKET RISK DISCLOSURES

The Bank's net portfolio values would change as market interest rates change. As of June 30, 1998, a 200 basis point increase in the market interest rates would cause approximately a $531,000, or 8.79 percent, decline in the market value of its portfolio assets.

NOTE 24: RESTATEMENT OF COMMON STOCK PAR VALUE

Common stock was miscalculated at the time it was initially recorded by $53,000. Additional paid-in capital was understated by the same amount. The June 30, 1997 financial statements have been restated, resulting in no effect on total stockholders' equity.

NOTE 25: YEAR 2000

The Bank has been in contact with hardware and software providers of their data processing system. Testing has begun and should be completed prior to December 31, 1998, though testing will continue through June 30, 1999.

Through contact with the various providers, the Bank does not foresee any major capital expenditure and expects a cost of no more than $10,000 to be Year 2000 compliant.

NOTE 26: SUBSEQUENT EVENT-TREASURY STOCK

Subsequent to June 30, 1998, the company acquired 118,125 shares of treasury stock at a cost of $1,816,746.

                              IFB HOLDINGS, INC.
                              ------------------
                            STOCKHOLDER INFORMATION
                            -----------------------

Annual Meeting
--------------

The Annual Meeting of Stockholders will be held at 2:00 p.m. on November 17, 1998 at the Grand River Inn, located at the intersection of highways U.S. 36 and U.S. 65, Chillicothe, Missouri.

Stock Listing
-------------

IFB Holdings, Inc. common stock is traded on the NASDAQ Bulletin Board under the symbol "IFBH".

Price Range of Common Stock
---------------------------

The per share price range of the common stock and dividends paid per share of common stock, for each quarter since conversion was as follows:

          Quarter Ended                 High          Low       Dividends
          -------------                 ----          ---       ---------

          December 31, 1996            12 1/4         12 1/4       N/A
          March 31, 1997               13             12 1/4       N/A
          June 30, 1997                13             12 1/4       $.15
          September 30, 1997           14 1/4         12 1/2       N/A
          December 31, 1997            15 1/4         14           $.15
          March 31, 1998               16 9/16        14 3/4       N/A
          June 30, 1998                17             16 3/8       $.15

A $.15 per share dividend was declared by the Board of Directors on November 18, 1997, payable December 31, 1997 to stockholders of record December 10, 1997. A $.15 per share dividend was declared by the Board of Directors on May 19, 1998, payable June 30, 1998 to stockholders of record June 5, 1998. As of June 30, 1998, there were 199 stockholders of record and 592,523 shares of common stock issued and outstanding.

Dividends will be paid upon the determination of the Board of Directors that such payment is consistent with the long-term interests of IFB Holdings, Inc. The factors affecting this determination include the Company's current and projected earnings, operating results, financial condition, regulatory restrictions, future growth plans, and other relevant factors.

Illinois Stock Transfer Company is the Company's stock agent and registrar. Illinois Stock Transfer Company maintains the Company's stockholder records. To change the name, address, or ownership of stock, to report lost stock certificates, or to consolidate accounts, contact Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606, phone number: 312-427-2953.

Annual Report, Other Reports and General Inquiries
--------------------------------------------------

IFB Holdings, Inc. is required to file an Annual Report on Form 10KSB for its fiscal year ended June 30, 1998 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to: Earle Teegarden, Jr. 522 Washington Street - Box 110, Chillicothe, Missouri 64601-0110, phone number: 660/646-3733.



Market Makers
-------------

Trident Securities, Inc.                      Friedman, Billings, Ramsey & Co., Inc.           Tucker Anthony, Inc.
1275 Peachtree St., N.E. - Suite 466          1919 Pennsylvania Ave., N.W. - Suite 616         1 South Wacker Dr.
Atlanta, Georgia  30309                       Washington, D.C.  20006                          Chicago, Illinois  60606
800-340-6321                                  800-846-5050                                        Contact Curt Thompson at
                                                                                                  888-655-4135

                               IFB HOLDINGS, INC.
                              CORPORATE INFORMATION


Officers                                        Directors
--------                                        ---------

Earle S. Teegarden, Jr.                       Robert T. Fairweather                       Larry R. Johnson
  President, CEO and CFO                       Chairman of the Board -                     Executive Officer
                                               Retired retail hardware
Larry R. Johnson                                                                          J. Michael Palmer
  Senior Vice President and Secretary         Edward P. Milbank                            Private Investor
                                                Vice-Chairman of the Board
Mark D. Buntin                                  President, Milbank Mills -                Armand J. Peterson
  Chief Accounting Officer                      A feed manufacturing company               President, Chillicothe Iron &
                                                                                           Steel -  A steel fabricating company
                                              Earle S. Teegarden, Jr.
                                                Chief Executive Officer



INVESTORS FEDERAL BANK, N.A.
----------------------------

Officers                                                 Directors
--------                                                 ---------
Earle S. Teegarden, Jr.,  President                      Robert T. Fairweather, Chairman

Larry R. Johnson,  Senior Executive Vice-President       Edward P. Milbank, Vice-Chairman
  Cashier and Secretary
                                                         Earle S. Teegarden, Jr., President
Charles Merrill, Vice-President and Treasurer
                                                         Larry R. Johnson, Senior Executive
Mark Buntin,  Vice-President and Chief                    Vice-President
  Accounting Officer
                                                         J. Michael Palmer
Sandra Wheeler,  Assistant Vice President
                                                         Armand J. Peterson

Office Location
---------------
522 Washington Street                                    Telephone:         660-646-3733
Chillicothe, MO  64601                                   FAX:               660-646-7300

Special Counsel                                          Independent Auditors
---------------                                          --------------------
Luse, Lehman, Gorman, Pomerenk                           Lockridge, Constant & Conrad, LLC
  & Schick, P.C.                                         448 Washington Street
5335 Wisconsin Avenue, N.W.                              Chillicothe, MO  64601
Suite 400
Washington, D.C.  20015                                  660-646-6911
