Form 10KSB, Exhibit 13
period 1999-06-30
IFB HOLDINGS INC
filed 1999-09-28
CIK 1024135

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

Chief Executive Officer's Message.........................................    1


General Information.......................................................    2

Selected Consolidated Financial and Other Data of the Company ............  3-4

Management's Discussion and Analysis of Financial Condition and
  Results of Operations .................................................. 5-14

Consolidated Financial Statements ........................................ 5-47

Stockholder Information ..................................................   48

Corporate Information ....................................................   49

September 17, 1999

Message to our Stockholders:

The Board of Directors, Officers and Staff of IFB Holdings, Inc. and its wholly owned subsidiary, Investors Federal Bank, National Association, are pleased to provide you with our third annual report.

Investors Federal Bank and Savings Association officially became a subsidiary of IFB Holdings, Inc. on December 30, 1996, when the bank converted to stock form. On January 30, 1997, the Bank changed its charter to a national bank charter.

We wish to thank our officers and employees for their hard work and dedication during the past year and for our profitable year.

Net income for the year was $459,000, down from $597,000 for fiscal 1998. Our return on assets for the year ended June 30, 1999 was .62% with a return on average equity of 5.84%.

Our total assets as of June 30, 1999 were $70.0 million with loans receivable of $34.1 million and deposits of $35.5 million. Our stockholders' equity was $7.6 million or 10.83% of assets. The Bank had regulatory capital ratios of 22.4% for total risk-based capital to risk-weighted assets, 21.1% for Tier I capital to risk-weighted assets, and 9.37% for Tier I capital and tangible capital to adjusted total assets.

Non-performing assets of the Bank decreased during 1999. At June 30, 1999, non-performing assets were $356,000, a decrease of $139,000 from June 30, 1998.
Loan loss reserves at June 30, 1999 were $398,000 or 111.8% of non-performing assets.

In thanking our valued customers and stockholders for their continued support we are optimistic about the future, and confident that our strategies and plans will provide security for our customers and stockholders.


Sincerely,



By:  /s/Larry Johnson
     ----------------

    Larry Johnson

    Senior Executive Vice President

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

The only significant assets of the Company are the capital stock of the Bank, the Company's loan to the Company's Employee Stock Ownership Plan (ESOP), $938,000 in securities available for sale and cash of approximately $71,000. The business of the Company initially consists of the business of the Bank.

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

Investors Federal has been, and intends to continue to be, a community-oriented financial institution offering selected financial services to meet the needs of the communities it serves. The Bank attracts deposits from the general public and historically has used such deposits, together with other funds, to originate and purchase one- to four-family residential mortgage loans, and to originate non-residential real estate loans (primarily farm loans), and consumer loans consisting primarily of loans secured by automobiles. In addition, in recent years, the bank has expanded its loan portfolio by purchasing Small Business Administration ("SBA")-guaranteed loans and Federal Housing Administration ("FHA")-insured Title I home improvement loans. At June 30, 1999, the Bank's total loan portfolio was $34.1 million, of which 74.6% were one- to four-family residential mortgage loans, 6.8% were non-residential real estate loans, 9.6% were consumer loans, and 2.7% were SBA-guaranteed loans.

                              IFB HOLDINGS, INC.
                              -------------------
          SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA
          ----------------------------------------------------------

Set forth below are selected consolidated financial and other data of the Company at and for the years indicated. The selected consolidated financial and other data does not purport to be complete and is qualified in its entirety by reference to the detailed information and Consolidated Financial Statements and Notes thereto presented elsewhere in this Annual Report.

                                                   At June 30,
                             -----------------------------------------------
                               1999        1998     1997     1996     1995
                             --------  ----------  -------  -------  -------
                                             (In Thousands)

Selected Financial Condition Data:
---------------------------------

Total assets                 $70,010     $76,178  $60,220  $52,587  $45,013
Loans receivable, net         34,129      35,255   29,962   28,429   26,340
Mortgage-backed securities:
 Held to maturity                  -           -        -        -    8,306
 Available for sale           21,134      29,495   18,501   16,971    4,397
Investment securities:
 Held to maturity                 30         245    2,209      215      815
 Available for sale           10,104       4,911    4,760    3,264    1,737
Deposits                      35,539      35,255   34,980   35,495   35,210
FHLB advances                 26,674      31,075   16,265   13,474    6,419
Total stockholders' equity     7,584       9,312    8,641    3,268    3,042


                                             Year Ended June 30,
                             -----------------------------------------------
                               1999        1998     1997     1996     1995
                             -------     -------  -------  -------  -------
                                               (In Thousands)
Selected Operations Data:           (Except for per share information)
---------------------------

Total interest income        $ 4,908     $ 4,831  $ 3,868  $ 3,616  $ 2,843
Total interest expense         3,222       2,982    2,364    2,264    1,716
                             -------     -------  -------  -------  -------
 Net interest income           1,686       1,849    1,504    1,352    1,127
Provision for loan losses        212          91        -      210        1
                             -------     -------  -------  -------  -------
Net interest income after
 provision for loan losses     1,474       1,758    1,504    1,142    1,126
                             -------     -------  -------  -------  -------
                                 249         225      232      231      225
Fees and service charges
Gain on sales of
 mortgage-backed
 securities and investment
  securities                      29          66       14       46       19
Other non-interest income         16          22       19       80       22
                             -------     -------  -------  -------  -------
Total non-interest income        294         313      265      357      266
Total non-interest expense     1,140       1,126    1,298    1,030    1,011
                             -------     -------  -------  -------  -------
Income before income taxes       628         945      471      469      381
Income tax expense               169         348      171      167      135
Cumulative effect on prior
 years of
 a change in accounting
  principle                        -           -        -        -       27
                             -------     -------  -------  -------  -------
Net income                   $   459     $   597  $   300  $   302  $   273
                             =======     =======  =======  =======  =======


Earnings per share-basic     $  1.01     $  1.08  $   .55      N/A      N/A
                             =======     =======  =======  =======  =======


                                                               At or For the Years Ended June 30,
                                            -----------------------------------------------------------------------
                                                1999           1998           1997           1996            1995
                                            ----------        -------        -------        -------         -------

Selected Financial Ratios and Other Data:
----------------------------------------
Performance ratios:
  Return on assets(1)                             .62%           .89%           .55%           .61%           .64%
  Return on total equity(2)                      5.84           7.14           4.75           8.86           8.88
  Interest rate spread
   information:
    Average during period                        1.67           2.06           2.16           2.38           2.36
    End of period                                2.01           1.84           2.39           2.29           2.64
  Net interest margin(3)                         2.33           2.83           2.82           2.79           2.72
  Ratio of noninterest expense to
   average total assets                          1.54           1.68           2.37           2.07           2.38
  Ratio of average interest-earning assets
    to average interest-bearing liabilities    114.72         116.88         114.80         108.63         108.64

Asset quality ratios:
  Non-performing assets to total assets
   at end of period(4)                            .51            .65            .37            .24            .06
 Allowance for loan losses to
   non-performing loans                        111.80          65.45         127.23         221.09          65.03
  Allowance for loan losses to loans
    receivables, net                             1.17            .92            .94           1.00            .31

Capital ratios:
  Total equity to total assets at end
   of period                                    10.83%         12.22%         14.35%          6.21%          6.76%
  Average total equity to average
    assets                                      10.62%         12.49%         11.55%          6.85%          7.24%

Other data:
  Number of full-service offices                    3              3              3              3              3
  Number of deposit accounts                    6,082          6,348          6,537          7,083          7,302
  Number of real estate loans
   outstanding                                  1,211          1,274          1,290          1,237          1,251


------------------
(1)  Ratio of net income to average total assets.
(2)  Ratio of net income to average total equity.
(3)  Net interest income as a percentage of average interest-earning assets.
(4) Non-performing assets includes non-accrual loans, foreclosed real estate and other repossessed assets.

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

In addition to historical information, this Annual Report contains forward-looking statements. The forward-looking statements contained in the following sections are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Important factors that might cause such a difference include, but are not limited to, those discussed in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." Readers should not place undue reliance on these forward-looking statements, as they reflect management's analysis as of the date of this report. The Company has no obligation to update or revise these forward-looking statements to reflect events or circumstances that occur after the date of this report. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Quarterly 10-Q reports and reports filed on Form 8-K.


Asset Liability Management
--------------------------
One of the Bank's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. The Bank has sought to reduce exposure of its earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates.


The Bank's Board of Directors has formulated an Asset/Liability Policy designed to promote long-term profitability while managing interest rate risk. The Asset/Liability Policy is designed to reduce the impact of changes in interest rates on the Bank's net interest income by achieving a more favorable match between the maturity or repricing dates of its interest-earning assets and interest-bearing liabilities. The Bank has sought to reduce exposure of its earnings to changes in market interest rates by increasing the interest rate sensitivity of the Bank's assets through the origination of loans with interest rates subject to periodic adjustment to market conditions. Accordingly, the Bank has emphasized the origination of adjustable-rate mortgage ("ARM") loans and consumer loans (which generally have shorter terms) for retention in its portfolio. The Bank has also used FHLB borrowings to lengthen the maturity of its liabilities to achieve a more favorable match with Investment securities and fixed rate mortgages. Finally, the Bank has sought to maintain a strong base of less interest sensitive and lower costing "core deposits" in the form of passbook accounts, NOW accounts, money market accounts and noninterest-bearing demand accounts, and by promoting longer-term certificates of deposit in an effort to extend the maturity of its liabilities.

Financial Condition
-------------------
Total assets decreased $6.2 million, or 8.1%, to $70.0 million at June 30, 1999 from $76.2 million at June 30, 1998. This was primarily the result of decreases of $8.4 million, or 28.5%, in mortgage-backed securities, $1.1 million, or 3.2%, in loans receivable and $1.7 million, or 5.6%, in interest-earning deposits. Purchases of Investment securities increased $5.0 million or 96.5%. The substantial decreases in mortgage backed securities, and interest earning assets were primarily used to decrease FHLB advances by $4.4 million, which reflected management's strategy to reduce the amount of FHLB advances.

Loans receivable, net, decreased by $1.1 million, or 3.2% to $34.1 million, at June 30, 1999 from $35.3 million at June 30, 1998, due primarily to decreases in FHA Title I loans of $343,000, decreases in total consumer loans of $385,000, decreases in one-to-four family real estate loans of $168,000, and decrease of $178,000 in commercial loans.

Deposits increased $.2 million, or 1.0%, to $35.5 million at June 30, 1999, from $35.3 million at June 30, 1998, due primarily to an increase of $150,000 in total certificates of deposit.

Total stockholders' equity decreased $1.7 million, or 18.3%, to $7.6 million at June 30, 1999 from $9.3 million at June 30, 1998, due primarily to the purchase of $1.8 million in Treasury stock during the fiscal year ended June 30, 1999.

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


                                                                       Years Ended June 30,
                                                       ---------------------------------------------------------------------------
                                                                      1999                                      1998
                                                       -------------------------------------    ----------------------------------
                             At June 30, 1999
                             -----------------------      Average                                 Average
                             Outstanding               Outstanding    Interest                  Outstanding   Interest
                             Balance      Yield/Rate     Balance    Earned/Paid   Yield/Rate     Balance    Earned/Paid   Yield/Rate
                             -----------  ----------   -----------  -----------   ----------   -----------  -----------   ----------
                                                                    (Dollars in Thousands)
                                                                    ----------------------
Interest-earning assets:
  Loans receivable (1)           $34,129        8.04%      $34,921       $2,820         8.08%      $32,780        2,755       8.40%
  Mortgage-backed
   securities                     21,134        6.42%       25,112        1,460         5.81%       23,073        1,555       6.74%
  Investment securities           10,134        5.41%        8,687          458         5.27%        6,709          391       5.83%
  Investments in other
   financial institutions          1,325        2.99%        1,907           57         2.99%        1,627           46       2.83%
  FHLB and FRB stock               1,771        6.24%        1,757          113         6.43%        1,190           84       7.06%
                                 -------                   -------       ------                    -------       ------
  Total interest-earning
    assets (1)                    68,493        7.01%       72,384        4,908         6.78%       65,379        4,831       7.39%
                                                                         ======                                  ======
Noninterest-earning assets         1,517                     1,661                                   1,535            -
                                 -------                   -------                                 -------
   Total assets                  $70,010                   $74,045                                 $66,914
                                 =======                   =======                                 =======

Interest-bearing
 liabilities:
  Savings deposits               $ 2,684        3.00%      $ 2,587           78         3.02%      $ 2,528           76       3.01%
  Demand and NOW
    deposits (2)                   9,425        3.38%        9,575          332         3.47%       10,224          353       3.45%
  Certificate accounts            21,707        5.25%       21,277        1,151         5.41%       21,034        1,175       5.59%
  FHLB advances                   26,674        5.56%       29,658        1,661         5.60%       22,151        1,378       6.22%
                                 -------                   -------       ------                    -------       ------
  Total interest-bearing
    liabilities                   60,490        5.00%       63,097        3,222         5.11%       55,937        2,982       5.33%
                                                                         ======                                  ======
Noninterest-bearing
 liabilities                       1,936                     3,086                                   2,620                       --
                                 -------                   -------                                 -------
  Total liabilities               62,426                    66,183                                  58,557

Stockholders' equity               7,584                     7,862                                   8,357
                                 -------                   -------                                 -------
Total liabilities and
   stockholders' equity          $70,010                   $74,045                                 $66,914
                                 =======                   =======                                 =======

Net interest income                                                      $1,686                                  $1,849
                                                                         ======                                  ======
Net interest rate spread                        2.01%                                   1.67%                                 2.06%
                                                ====                                    ====                                  ====
Net earning assets               $ 8,003                   $ 9,287                                 $ 9,442
                                 =======                   =======                                 =======

Net interest margin                                                        2.33%                                   2.83%
                                                                         ======                                  ======

Average interest-earning
 assets to average
  interest-
 bearing liabilities                                                      1.15x                                   1.17x
                                                                         ======                                  ======




------------------
(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(2)  Excludes non-interest-bearing deposit accounts.

Rate/Volume Analysis
--------------------
The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes due to changes in outstanding balances and those due to changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by prior interest rate) and (ii) changes in rate (i.e., changes in rate multiplied by prior volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the changes due to volume and the changes due to rate.


                                               Years Ended June 30,
                                    ---------------------------------------
                                                  1999 vs. 1998
                                    ---------------------------------------
                                      Increase/(Decrease)
                                            Due to
                                    --------------------           Total
                                                                 Increase
                                     Volume         Rate        (Decrease)
                                     ------         ----        ----------
                                                       (In Thousands)

Interest-earning assets:
  Loans receivable                   $ 174         $(109)          $  65
  Mortgage-backed securities           130          (225)            (95)
  Investment securities                107           (40)             67
  Interest earning deposits              8             3              11
  FHLB stock                            37            (8)             29
                                     -----         -----           -----
    Total interest-earning assets    $ 456         $(379)          $  77
                                     =====         =====           =====

Interest-bearing liabilities:
  Savings deposits                   $  (2)        $   -           $  (2)
  Demand and NOW deposits               23            (2)             21
  Certificate accounts                 (14)           38              24

  FHLB advances                       (431)          148            (283)
                                     -----         -----           -----

  Total interest-bearing liabilities $(424)        $ 184           $(240)
                                     =====         =====           -----

Change in net interest income                                      $(163)
                                                                   =====

Comparison of Operating Results for the Years Ended June 30, 1999 and 1998

Performance Summary
-------------------
Net earnings for the year ended June 30, 1999 decreased by $138,000, or 23.1% to $459,000 from $597,000 for the year ended June 30, 1998. The decrease was primarily due to the combined effects of a $163,000 decrease in net interest income, an increase in the loan loss provision of $121,000, a $19,000 decrease in non-interest income, a $14,000 increase in non-interest expense, and a $179,000 decrease in income tax expense. For the years ended June 30, 1999 and 1998, the returns on average assets were 0.62% and 0.89% respectively, while the returns on average equity were 5.84% and 7.14% respectively.

Net Interest Income
-------------------
For the year ended June 30, 1999, net interest income decreased by $163,000, or 8.8%, to $1.69 million from $1.85 million for the year ended June 30, 1998. The decrease reflected an increase of $77,000 in interest income to $4.9 million from $4.8 million and an increase of $240,000 in interest expense to $3.2 million from $3.0 million. The increase in interest income reflected higher average balances, which were partially offset by decreased yields. Interest expense increased primarily due to higher volumes partially offset by lower rates.

For the year ended June 30, 1999, the average yield on interest-earning assets was 6.78% compared to 7.39% for the year ended June 30, 1998. The average cost of interest-bearing liabilities was 5.11% for the year ended June 30, 1999, and 5.33% for the year ended June 30, 1998. The decrease in the average yield on interest-earning assets was due to lower overall levels of interest rates for loans and mortgage-backed securities for the year ended June 30, 1999 as compared to the earlier period. The average balance of interest-earning assets increased by $7.0 million to $72.4 million for the year ended June 30, 1999 from $65.4 million for the year ended June 30, 1998. The increase primarily reflected an increase of $2.0 million in the average balance of mortgage-backed securities, $2.1 million in the average balance of loans and $2.0 million in the average balance of investment securities for the year ended June 30, 1999 as compared to the year ended June 30, 1998. During this same period, average interest-bearing liabilities increased by $7.2 million to $63.1 million for the year ended June 30, 1999 from $55.9 million for the year ended June 30, 1998. The increase primarily reflected an increase of $7.5 million in the average balance of FHLB advances.

The Bank's average interest rate spread was 1.67% for the year ended June 30, 1999, compared to 2.06% for the earlier year period. The average net interest margin was 2.33% for the year ended June 30, 1999, compared to 2.83% for the year ended June 30, 1998.

Provision for Loan Losses
-------------------------
During the year ended June 30, 1999, the Bank had a $212,000 provision for loan losses compared to $91,000 provision for the year ended June 30, 1998. The allowance for loan losses of $398,000, or 1.17% of loans receivable, net at June 30, 1999, compared to $324,000, or .91% of loans receivable, net at June 30, 1998. During the fiscal years ending June 30, 1996 and 1997, the Bank purchased $1.4 million of FHA Title 1 Home loans from 3 separate servicers. As of June 30, 1999, the current book value is $593,000, reflecting charge offs of seven loans totaling $140,000, scheduled repayments and prepayments of principal. The increase in the provision for loan losses and the increase in the allowance for loan losses were primarily due to the fact that during fiscal year 1999, the Bank was notified by one of the servicers that FHA reserves established to cover uncollectible loans may be inadequate. Close evaluation of the loans by management during fiscal year 1999 resulted in an increase of the provision for loan losses in the amount of $233,000 relating to those FHA loans. Prior to June 30,1999, the Bank entered into an agreement to sell the portion of the loans with inadequate FHA reserves, and subsequent to June 30, 1999, consummated the sale. The loans were sold for more than their carrying value resulting in a reduction to the provision for loan losses in the amount of $51,000 relating to those FHA loans, effective as of June 30, 1999. The allowance for loan losses as a percentage of non-performing loans increased to 111.8% at June 30, 1999, from 65.45% at June 30, 1998. The ratio increased due to the decrease in non-performing loans to $356,000 at June 30, 1999 compared to $495,000 at June 30, 1998. Management believes the ratio of the allowance for loan losses to net loans receivable is adequate.

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

Non-Interest Income
-------------------
For the year ended June 30, 1999, non-interest income decreased $19,000 to $294,000 from $313,000 for the year ended June 30, 1998. Customer service charges, primarily relating to fees on transaction accounts, were $249,000 for the year ended June 30, 1999 and $225,000 for the year ended June 30, 1998. Other non-interest income included late charges on loans of $14,000 and $13,000 for the years ended June 30, 1999 and 1998, respectively, and gain on sale of investments of $29,000 and $66,000 for the years ended June 30, 1999 and 1998, respectively.

Income Taxes
------------
Income taxes decreased by $179,000 to $169,000 for the twelve months ended
June 30, 1999 from $348,000 for the year ended June 30, 1998. The effective tax rates were 26.9% and 36.9% for the years ended June 30, 1999 and 1998, respectively.

Non-Interest Expense
--------------------
Non-interest expense increased $14,000 to $1.14 million for the year ended June 30, 1999 from $1.13 million for the year ended June 30, 1998.The increase was due to various small increases and decreases in the components of noninterest expense.

Comparison of Operating Results for the Years Ended June 30, 1998 and 1997

Performance Summary
-------------------
Net earnings for the year ended June 30, 1998 increased by $297,000, or 99.0% to $597,000 from $300,000 for the year ended June 30, 1997. The increase was primarily due to the combined effects of a $345,000 increase in net interest income, an increase in the loan loss provision of $91,000, and a $48,000 increase in non-interest income, a $172,000 decrease in non-interest expense, and a $177,000 increase in income tax expense. For the years ended June 30, 1998 and 1997, the returns on average assets were 0.89% and 0.55% respectively, while the returns on average equity were 7.14% and 4.15% respectively.

Net Interest Income
-------------------
For the year ended June 30, 1998, net interest income increased by $345,000, or 22.9%, to $1.85 million from $1.50 million for the year ended June 30, 1997.
The increase reflected an increase of $963,000 in interest income to $4.8 million from $3.9 million which more than offset an increase of $618,000 in interest expense to $3.0 million from $2.4 million. The increase in interest income primarily reflected increased balances of loans receivable, mortgage-backed securities and investment securities and to a lesser extent increased yields earned on loans receivable. Increased balances were funded by $14.8 million of additional FHLB advances. Interest expense increased primarily due to an increased balance of FHLB advances together with higher rates paid on such advances.

For the year ended June 30, 1998, the average yield on interest-earning assets was 7.39% compared to 7.26% for the year ended June 30, 1997. The average cost of interest-bearing liabilities was 5.33% for the year ended June 30, 1998, an increase from 5.10% for the year ended June 30, 1997. The increase in the average yield on interest-earning assets was due to higher overall levels of interest rates for loans for the year ended June 30, 1998 as compared to the earlier period. The average balance of interest-earning assets increased by $12.2 million to $65.4 million for the year ended June 30, 1998 from $53.2 million for the year ended June 30, 1997. The increase primarily reflected an increase of $6.2 million in the average balance of mortgage-backed securities, $4.0 million in the average balance of loans and $2.2 million in the average balance of investment securities for the year ended June 30, 1998 as compared to the year ended June 30, 1997. During this same period, average interest-bearing liabilities increased by $9.5 million to $55.9 million for the year ended
June 30, 1998 from $46.4 million for the year ended June 30, 1997. The increase primarily reflected an increase of $9.3 million in the average balance of FHLB advances.

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

Income Taxes
------------
Income taxes increased by $177,000 to $348,000 for the twelve months ended
June 30, 1998 from $171,000 for the year ended June 30, 1997. The effective tax rates were 36.9% and 36.3% for the years ended June 30, 1998 and 1997, respectively.

Non-Interest Expense
--------------------
Non-interest expense decreased $172,000 to $1.1 million for the year ended June 30, 1998 from $1.3 million for the year ended June 30, 1997. The decrease was due to no SAIF assessment in 1998 compared to the $226,000 special assessment in
1997 to recapitalize the SAIF fund.   This was partially offset due to a $62,000
increase in other noninterest expense.

Liquidity and Capital Resources
-------------------------------
Liquidity refers to the ability of the Bank to convert assets into cash or cash equivalents without significant loss. Liquidity management involves evaluating the Bank's daily cash flow requirements to meet customer demands, whether they be depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the production and growth needs of the communities it serves.

The primary investing activity of the Bank is the origination of loans. The Bank originated loans of $11.8 million and $12.4 million in 1999 and 1998, respectively. The Bank's primary sources of funds for investment are cash receipts from deposits and principal and interest collections on loans and net earnings. Additional liquidity is available from the maturity and earnings on securities and mortgage backed securities (MBS), as well as the ability to liquidate securities available-for-sale. The Bank also has an agreement with the FHLB of Des Moines to provide cash advances. While maturities and scheduled amortization of loans and mortgage-backed securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Commitments at June 30, 1999 to originate loans were approximately $251,000. Commitments on behalf of borrowers for unused lines of credit were approximately $402,000 expiring in one year or less. These commitments are legally binding agreements to lend to the Bank's customers. The Bank has $15.1 million in certificates due within one year and $13.8 million in other deposits without specific maturity at June 30, 1999. Historically, the Bank has been able to retain most of the deposits or attract new deposits by offering competitive rates. Management believes it has an adequate level of liquidity to ensure the availability of sufficient funds to support loan growth and deposit withdrawals and to satisfy financial commitments.

The Bank had regulatory capital ratios of 22.4% for total risk-based capital to risk-weighted assets, 21.1% for Tier I capital to risk-weighted assets, and 9.3% for Tier I capital and tangible capital to adjusted total assets. See Note 11 of the Notes to Consolidated Financial Statements for further discussion of the Bank's regulatory capital.

Recent Accounting Developments
------------------------------
SFAS No. 130 "Reporting Comprehensive Income," was adopted July 1, 1998.   This
statement provides accounting and reporting standards to report a measure of all changes in equity of an enterprise that results from recognized transactions and economic events of the period. The major component of comprehensive income for the Company is unrealized gains and losses on certain investments in debt and equity securities.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.


Management believes adoption of SFAS Nos. 130 and 133 does not have a material effect on the financial position or results of operations, nor will adoption require additional capital resources.

The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Company keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

Year 2000
---------

Like many financial institutions, the Bank relies upon computers for the daily conduct of its business and for data processing generally. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. The Bank has formed a Year 2000 Committee to initiate and implement the Year 2000 project, including adoption and implementation of policies, documenting readiness of the Bank to accommodate Year 2000 processing, and tracking and testing progress towards full compliance and reporting to the Board of Directors. Systems are prioritized by the committee as to mission critical or non-mission critical. The main mission critical items consist of IBM hardware, Precision Computer Systems software and Easy Systems teller machines. These companies provide testing assistance in Y2K compliance. During the quarter ended September 30, 1998, date testing was completed on the Precision Computer Systems software with all dates rolling forward properly. A Y2K test package has been purchased for baseline and other testing. An IBM patch-load tape was installed on the IBM Risc 6000 computer during the quarter ended September 30, 1998. This procedure successfully updated the computer to the latest level of IBM testing. Precision Computer Systems is working with IBM on Y2K issues and will notify the Bank if additional patch-load tapes are necessary. EZ Systems teller machines were tested in non-production mode during the quarter ended September 30, 1998 and proved to be Year 2000 compliant. During the quarter ended March 31, 1999, all testing was completed and the Bank updated contingency planning to meet requirements. During the quarter ended June 30, 1999, the Bank has confirmed that all internal and vendor mission critical systems are Y2K compliant. Contingency plans have been formulated, approved, tested and validated.

Through contact with the various providers, the Bank does not foresee any major capital expenditure and expects a cost of no more than $10,000 to be Year 2000 compliant.

Impact of Inflation and Changing Prices
---------------------------------------

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

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------


The Board of Directors
IFB Holdings, Inc.
Chillicothe, Missouri

We have audited the accompanying consolidated statements of financial condition of IFB Holdings, Inc. and Subsidiary as of June 30, 1999 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended
June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of IFB Holdings, Inc. and Subsidiary as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.



By: /s/LOCKRIDGE, CONSTANT & CONRAD, CPA's, LLC
    -------------------------------------------

Chillicothe, Missouri
September 15, 1999

                Consolidated Statements of Financial Condition


                                                              At June 30,
                                                        ------------------------
                                                           1999           1998
                                                        -----------   ----------
                                                             (In Thousands)
                      ASSETS
                      ------
Cash on hand and non-interest earning deposits            $   551        $   546
Interest-earning deposits                                   1,325          2,995
Investment securities (Note 2):
 Securities available-for-sale at fair value               10,104          4,911
 Securities held-to-maturity at amortized cost
  (estimated market value of $30,000 and
  $245,000, respectively)                                      30            245
Mortgage-backed securities (Note 3):
 Securities available-for-sale at fair value               21,134         29,495
Loans receivable, net (Note 4)                             34,129         35,255
Accrued interest receivable (Note 5)                          564            623
Investment required by law - stock in Federal Home
 Loan Bank and Federal Reserve Bank, at cost                1,771          1,638
Premises and equipment (Note 6)                               368            417
Other assets                                                   34             53
                                                         --------       --------
         Total Assets                                     $70,010        $76,178
                                                         ========       ========
              LIABILITIES AND STOCKHOLDERS' EQUITY
              ------------------------------------
Deposits (Note 7)                                         $35,539        $35,255
Federal Home Loan Bank advances (Note 8)                   26,674         31,075
Advances from borrowers for taxes and insurance                31             28
Income taxes (Note 10):
   Current                                                    (13)            36
   Deferred                                                   (18)           178
Accrued expenses and other liabilities                        213            294
                                                         --------       --------
         Total liabilities                                 62,426         66,866
                                                         --------       --------

Commitments and contingencies (Note 14)

Preferred stock, $.01 par value; authorized

100,000 shares; none outstanding                               --             --
Common stock $.01 par value; authorized
 900,000 shares, issued 592,523 shares in 1999 and 1998         6              6
Additional paid-in capital                                  5,575          5,554
Treasury stock, at cost, 118,504 shares                    (1,822)             -
Retained earnings, substantially
 restricted (Note 10)                                       4,309          3,992
 Accumulated other comprehensive income                      (169)           134
 Common stock acquired by the ESOP (Note 9)                  (315)          (374)
                                                         --------       --------
         Total  stockholders' equity                        7,584          9,312
                                                         --------       --------

         Total Liabilities and Stockholders' Equity       $70,010        $76,178
                                                         ========       ========


          See accompanying notes to consolidated financial statements

                                    For the Three Years Ended June 30,1999


                       Consolidated Statements of Income

                                                              Years ended June 30,
                                                            ------------------------
                                                             1999      1998     1997
                                                            ------    ------   ------
                                                                   (In Thousands)
Interest income:
        Loans receivable (Note 4)                            $2,820   $2,755   $2,343
        Investment securities:
          Taxable interest                                      311      273      237
          Nontaxable interest                                    31       13       13
          Dividends                                             116      105       19
      FHLB and FRB dividends                                    113       84       56
      Mortgage-backed and related securities                  1,460    1,555    1,142
      Other interest-earning assets                              57       46       58
                                                             ------   ------   ------
               Total interest income                          4,908    4,831    3,868
                                                             ------   ------   ------

Interest expense:
      Deposits (Note 7)                                       1,561    1,604    1,616
      Federal Home Loan Bank advances                         1,661    1,378      748
                                                             ------   ------   ------
               Total interest expense                         3,222    2,982    2,364
                                                             ------   ------   ------

               Net interest income                            1,686    1,849    1,504

Provision for loan losses (Note 4)                              212       91       --
                                                             ------   ------   ------
               Net interest income after provision for loan
                losses                                        1,474    1,758    1,504
                                                             ------   ------   ------
Noninterest income:
     Banking service charges and fees                           249      225      232
     Gain on sales of interest-earning assets, net (Note 12)     29       66       14
     Other (Note 13)                                             16       22       19
                                                             ------   ------   ------
               Total noninterest income                         294      313      265
                                                             ------   ------   ------

Noninterest expense:
     Compensation and benefits (Note 9)                         657      674      671
     Occupancy and equipment (Note 6)                           125      114      104
     SAIF deposit insurance premium                              21       22      283
     Data processing                                              5        2        2
     Professional fees                                           60       69       68
     Printing, postage and supplies                              89       80       67
     Other (Note 13)                                            183      165      103
                                                             ------   ------   ------
               Total noninterest expense                      1,140    1,126    1,298
                                                             ------   ------   ------

               Income before income taxes                       628      945      471

Income tax expense (Note 10)                                    169      348      171
                                                             ------   ------   ------
               Net income                                    $  459   $  597   $  300
                                                             ======   ======   ======

               Earnings per share-basic                      $ 1.01   $ 1.08   $  .55
                                                             ======   ======   ======


          See accompanying notes to consolidated financial statements.

                                         For the Three Years ended June 30,1999

                Consolidated Statements of Comprehensive Income

                                                        Years ended June 30,
                                                    ----------------------------

                                                      1999       1998      1997
                                                     ------    --------  -------
                                                            (In Thousands)

   Net income                                         $ 459      $ 597     $ 300
                                                      -----      -----     -----
   Other comprehensive income,
     net of income tax:
      Unrealized gain(loss) on securities:
        Unrealized holding gains (losses)
      arising during the period                        (300)       167        38
     Less reclassification adjustment for
      gains included in net income                       (3)        --        --
                                                      -----      -----     -----
   Other comprehensive
    income                                             (303)       167        38
                                                      -----      -----     -----

   Comprehensive income                               $ 156      $ 764     $ 338
                                                      =====      =====     =====



          See accompanying notes to consolidated financial statements.

                                         For the Three Years Ended June 30, 1999

                Consolidated Statement of Stockholders' Equity

                                                                          Three Years Ended June 30, 1999
                                                    -------------------------------------------------------------------------------
                                                                                  (In Thousands)

                                                                                                  Accumulated     Common
                                                              Additional                             Other        Stock
                                                      Common    Paid-In   Treasury   Retained    Comprehensive  Acquired
                                                       Stock    Capital     Stock     Earnings       Income      by ESOP    Total
                                                      ------  ----------  --------   ---------   --------------  ---------  -------
Balance, June 30, 1996                               $    --    $    --     $    --    $  3,339    $    (71)    $    --    $  3,268

Additions (deductions) for the year
  ended June 30, 1997:
  Net income                                              --         --          --         300          --          --         300
 Sale of common stock, net of
   offering costs of $403,000                              6      5,516          --          --          --          --       5,522
 Unearned ESOP shares                                     --         --          --          --          --        (474)       (474)
   Dividends declared ($.15 per share)                    --         --          --         (80)         --          --         (80)
 Allocation of ESOP shares                                --         14          --          --          --          53          67
 Other comprehensive income                               --         --          --          --          38          --          38
                                                     -------    -------     -------     -------     -------     -------     -------

Balance, June 30, 1997                                     6      5,530          --       3,559         (33)       (421)      8,641

Additions (deductions) for the year
 ended June 30, 1998:
Net income                                                --         --          --         597          --          --         597
Dividends declared ($.30 per share)                       --         --          --        (164)         --          --        (164)
Allocation of ESOP shares                                 --         24          --          --          --          47          71
Other comprehensive income                                --         --          --          --         167          --         167
                                                     -------    -------     -------     -------     -------     -------     -------

Balance, June 30, 1998                                     6      5,554          --       3,992         134        (374)      9,312

Additions (deductions) for the year
ended June 30, 1999:
Net income                                                --         --          --         459          --          --         459
Dividends declared ($.30 per share)                       --         --          --        (142)         --          --        (142)
Allocation of ESOP shares                                 --         --          21          --          --           59          80
Purchase of treasury stock (118,504 shares)               --         --      (1,822)         --          --          --      (1,822)

Other comprehensive income                                --         --          --          --        (303)         --        (303)
                                                      -------    -------     -------     ------     -------     -------     -------

Balance, June 30, 1999                               $     6    $ 5,575     $(1,822)    $ 4,309     $  (169)    $  (315)    $ 7,584
                                                     =======    =======     =======     =======     =======     =======     =======


          See accompanying notes to consolidated financial statements.

                                        For the Three Years Ended June 30, 1999


                     Consolidated Statements of Cash Flows


                                                        Years ended June 30,
                                                     --------------------------
                                                      1999      1998     1997
                                                     -------  --------  -------
                                                           (In Thousands)
Cash flows from operating activities:
   Net income                                     $    459    $    597    $    300
   Adjustments to reconcile net income to
     net cash provided by operating activities:
      Net loss (gain) on sales of:
       Investment securities                           (14)        (30)         --
       Mortgage-backed securities                      (15)        (35)        (14)
      Depreciation                                      58          54          52
      Provision for loan loss                          212          91          --
      Amortization of premiums, discounts, and
       loan fees                                       (39)         (1)         48
   Changes in assets and liabilities:
       Interest receivable                              59        (176)         10
       Prepaid expenses and other assets                 9          32          (8)
       Income taxes                                    (90)        (16)          2
       Accrued expenses and other liabilities          (81)        137         (42)
   ESOP compensation expense                            21          24          14
                                                  --------    --------    --------
            NET CASH PROVIDED BY
             OPERATING ACTIVITIES                      579         677         362
                                                  --------    --------    --------

Cash flows from investing activities:
   Net decrease (increase) in loans                  1,143        (728)        104
   Purchased loans                                    (229)     (4,657)     (1,655)
   Purchase of investment securities-
    available-for-sale                              (8,516)     (2,594)         --
   Purchase of investment securities-
    held-to-maturity                                    --          --      (3,402)
   Purchase of mortgage-backed
    securities - available-for-sale                 (5,952)    (18,684)     (6,315)
   Mortgage-backed securities
   principal repayments -
    available-for-sale                              12,279       5,961       2,890
   Proceeds from maturities/calls
    of investment securities
    available-for-sale                               1,877       3,102          --
   Proceeds from sales of
    investment securities -
    available-for-sale                               1,564       1,042          --
   Proceeds from sales of mortgage-
    backed securities - available
   -for-sale                                         1,741       2,311       1,858
   Purchase of FHLB and FRB stock                     (133)       (741)       (173)
   Purchase of office properties
    and equipment                                       (9)       (114)        (34)
   Loan to ESOP                                         --          --        (474)
   Repayment on ESOP loan                               59          47          52
                                                  --------    --------    --------
        NET CASH PROVIDED (USED) IN
       INVESTING ACTIVITIES                          3,824     (15,055)     (7,149)
                                                  --------    --------    --------


          See accompanying notes to consolidated financial statements.

                                       For the Three Years Ended June 30,1999

                                                          Years ended June 30,
                                                   ----------------------------------
                                                      1999        1998        1997
                                                   ----------  ----------  ----------
                                                            (In Thousands)
Cash flows from financing activities:
   Dividends paid                                       (142)       (164)        (80)
   Net increase (decrease) in demand deposits,
        NOW accounts, passbook savings accounts,
           and certificates of deposit                   293         275        (515)
   Net increase in escrow mortgage funds                   4          (6)         (2)
   Proceeds from Federal Home Loan Bank advances      29,410      35,775      18,550
   Principal repayments on Federal Home Loan
        Bank advances                                (33,811)    (21,464)    (15,965)
   Net borrowings from Federal Home Loan Bank
        line of credit                                    --         500         200
   Purchase of treasury stock                         (1,822)         --          --
   Proceeds from the insurance of common stock            --          --       5,522
                                                    --------    --------    --------
            NET CASH PROVIDED BY (USED)
            FINANCING  ACTIVITIES                     (6,068)     14,916       7,710
                                                    --------    --------    --------

            INCREASE (DECREASE) IN CASH               (1,665)        538         923

CASH AT BEGINNING OF YEAR                              3,541       3,003       2,080
                                                    --------    --------    --------

CASH AT END OF YEAR                                 $  1,876    $  3,541    $  3,003
                                                    ========    ========    ========

Supplemental disclosure of cash flow information:
 Cash paid for:

       Interest - deposits                          $    355    $    318    $    321
                                                    ========    ========    ========

       Interest - advances                          $  1,728    $  1,258    $    747
                                                    ========    ========    ========

       Income taxes                                 $    228    $    364    $    166
                                                    ========    ========    ========

Noncash investing and financing activities:

   Loans transferred to real estate owned           $     --    $     --    $     --
                                                    ========    ========    ========



          See accompanying notes to consolidated financial statements.

                                                    June 30, 1999, 1998 and 1997

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

                                                    June 30, 1999, 1998 and 1997


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


Cash Equivalents
----------------
Cash equivalents of $1,876,000 and $3,541,000 at June 30, 1999 and 1998,
respectively, consist of cash on hand, funds due from banks and money market mutual funds. For purposes of the statements of cash flows, the Bank considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.


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


Mortgage-Backed Securities
--------------------------
Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are classified as available-for-sale or held-to-maturity. Available-for-sale securities are carried at fair value with the unrealized gain or loss, net of income tax, reflected as a separate component of stockholders' equity and held-to-maturity securities are carried at amortized cost. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity. Cost of mortgage-backed securities sold is recognized using the specific identification method.

The Bank evaluates mortgage-backed securities on a monthly basis to monitor prepayments and the resulting effect on yields and valuations. Management considers the concentration of credit risk to be minimal on mortgage-backed securities because such securities are guaranteed as to timely payment of principal and interest by FNMA, FHLMC, GNMA and SBA or the underlying loans are insured by private mortgage insurance, except for $1.26 million which are not guaranteed (See Note 3). Cost of securities sold are recognized based on the

                                                    June 30, 1999, 1998 and 1997

specific-identification method.  All sales are made without recourse.

At June 30, 1999 and 1998, the Bank had no outstanding commitments to sell loans or securities.


Equity securities that are nonmarketable are carried at cost. Nonmarketable equity securities held by the Bank consists of stock in the Federal Home Loan Bank and Federal Reserve Bank. The Bank, as a member of the Federal Home Loan Bank System and Federal Reserve Bank, is required to maintain an investment in capital stock. No ready market exists for the stock and it has no quoted market value. For reporting purposes these investments are assumed to have a market value equal to cost. (See Note 19.)


Accounting for Certain Investments in Debt and Equity Securities
----------------------------------------------------------------
Equity securities that have readily determinable fair values and all investments in debt securities are to be classified in three categories and accounted for as follows:

* Debt securities that the enterprise has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported
                                      ---------------------------
   at amortized cost.

* Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities
                                                              ------------------
   and reported at fair value, with unrealized gains and losses included in earnings.

* Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale
                                                      ------------------
   securities and reported at fair value, with unrealized gains and losses
   ----------
   excluded from earnings and reported in a separate component of stockholders' equity.

Accounting standards require suitable reasons for selling any security classified as held-to-maturity. Investments and mortgage-backed securities classified as available-for-sale provide greater flexibility for asset/liability management, liquidity needs, reacting to changes in market rates and related prepayment risk, and changes in availability of and the yield on alternative investments. The Bank has determined that all of their mortgage-backed securities are classified as available-for-sale, and a majority of their investment securities are classified as available-for-sale.


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

                                                    June 30, 1999, 1998 and 1997

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

Financial accounting standards define the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest
- according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, a creditor is required to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

The Bank applies the recognition criteria to multi-family residential loans, commercial real estate loans and agriculture loans. Smaller balance, homogeneous loans, including one-to-four family residential loans and consumer loans, are collectively evaluated for impairment. A creditor is allowed to use existing methods for recognizing interest income on impaired loans. The Bank has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans.


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


All foreclosed real estate owned is held-for-sale. There was no foreclosed real estate owned at June 30, 1999.


Income Taxes
------------
Deferred income taxes arise from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

                                                    June 30, 1999, 1998 and 1997

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


Net Income Per Share
--------------------
Basic earnings per share (EPS) was computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. The company has no items which cause dilution of earnings per share.

The following shows the amounts used in computing earnings per share.


                                         1999
                        ----------------------------------------
                          Income         Shares        Per-Share
                        (numerator)   (denominator)     amount

Basic EPS Net income      $459,000        455,977        $1.01
                                                         =====

                                         1998
                        -----------------------------------------
                          Income          Shares       Per-Share
                        (numerator)    (denominator)    amount

Basic EPS Net income      $597,000        552,151        $1.08
                                                         =====

                                                    June 30, 1999, 1998 and 1997

NOTE 2: INVESTMENT SECURITIES

Securities available-for sale consist of the following:


                                                      June 30, 1999
                                    -----------------------------------------------
                                                   Gross      Gross
                                    Amortized   Unrealized  Unrealized     Fair
                                       Cost        Gains      Losses       Value
                                    ----------  ----------   ---------   ----------
                                                    (In Thousands)

Bonds, notes and debentures
 at fair value:
   Federal agencies                 $ 3,499    $     -       $   (56)      $3,443
   FHLMC zero coupon bond               315          -           (24)         291
   Municipal securities                 608          6            (8)         606
   Other securities                   1,073          3            (4)       1,072
Equity securities at fair value:
   Mutual funds                       1,579          6           (32)       1,553
   Preferred stocks                   2,667         44           (40)       2,671
   Common stocks                        419         58            (9)         468
                                    -------    -------       --------     -------
                                    $10,160    $   117       $  (173)     $10,104
                                    =======    =======       ========     =======

                                                      June 30, 1998
                                    -----------------------------------------------
                                                   Gross      GrossUnrealized
                                   Amortized   Unrealized  Unrealized     Fair
                                      Cost        Gains      Losses       Value
                                    ----------  ----------  ----------  -----------
                                                  (In Thousands)
Bonds, notes and debentures
 at fair value:
   Federal agencies                 $   598    $    --        $   (1)     $   597
   FHLB zero coupon bond                556         17            --          573
Equity securities at fair value:
   Mutual funds                       1,499          9           (17)       1,491
   Preferred stocks                   1,667         68            --        1,735
   Preferred stock trust                500         15            --          515
                                    -------    -------        -------     -------
                                    $ 4,820    $   109        $   (18)    $ 4,911
                                    =======    =======        =======     =======

                                       June 30,1999, 1998 and 1997

Securities held-to-maturity consist of the following:


                                            June 30, 1999
                               ----------------------------------------
                                              Gross      Gross
                               Amortized  Unrealized  Unrealized  Fair
                                 Cost       Gains       Losses    Value
                               ---------  ----------  ----------  -----
                                            (In Thousands)

Bonds, notes and debentures
 at fair value:
    Municipal securities       $      30  $       --  $       --  $  30
                               =========  ==========  ==========  =====



                                            June 30, 1998
                               ----------------------------------------
                                              Gross      Gross
                               Amortized  Unrealized  Unrealized  Fair
                                 Cost       Gains       Losses    Value
                               ---------  ----------  ----------  -----
                                            (In Thousands)

Bonds, notes and debentures
 at fair value:
    Municipal securities       $     245  $       --  $       --  $ 245
                               =========  ==========  ==========  =====

The following is a summary of debt securities at June 30, 1999, by contractual maturity for available-for-sale and held-to-maturity securities.


                                   Securities Available-    Securities To Be Held-
                                         for-Sale                To-Maturity
                                   ----------------------  ----------------------
                                    Amortized     Fair      Amortized      Fair
                                      Cost       Value         Cost        Value
                                   ---------    ------     ----------     -----
                                                    (In Thousands)
Due in one year or less               $   --      $   --      $   --      $   --
Due after one year
 through five years                    2,598       2,575          --          --
Due after five years
 through ten years                     1,450       1,424          30          30
Due after ten year                     1,447       1,413          --          --
                                      ------      ------      ------      ------
                                      $5,495      $5,412      $   30      $   30
                                      ======      ======      ======      ======

During the year ended June 30, 1999, the Company had gross realized gains of $14,000 on sales of available-for-sale investment securities and no gross realized losses.

During the year ended June 30, 1998, the Company had gross realized gains of $30,000 on sales of available-for-sale investment securities and no gross realized losses

                                                    June 30, 1999, 1998 and 1997


NOTE 3:  MORTGAGE-BACKED SECURITIES

Mortgage-backed securities available-for-sale consist of the following:


                                                    June 30, 1999
                                    --------------------------------------------
                                                  Gross      Gross
                                    Amortized  Unrealized  Unrealized    Fair
                                      Cost       Gains       Losses      Value
                                    ---------  ----------  -----------  --------
                                                     (In Thousands)

Mortgage-backed  securities
 at fair value:

  GNMA certificates                  $  3,063   $      7    $    (12)   $  3,058
  FHLMC certificates                    1,159          4          (5)      1,158
  FNMA certificates                     2,889         12         (14)      2,887
  CMO/REMIC                             8,636         22        (127)      8,531
  SBA pools                             5,586          3         (89)      5,500
                                     --------   --------    --------    --------

                                     $ 21,333   $     48    $   (247)   $ 21,134
                                     ========   ========    ========    ========

Of the $8,531,000 of fair value of CMO/REMIC's above, $6,431,000 was guaranteed by FNMA, FHLMC, or GNMA. $843,000 was guaranteed by private mortgage insurance companies and $1,257,000 was not guaranteed.


                                                     June 30, 1998
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

                                                    June 30, 1999, 1998 and 1997

The amortized cost and fair value of mortgage-backed securities by contractual maturity, are shown below as of June 30, 1999. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Mortgage-Backed Securities
                                                         Available-for-Sale
                                                     ---------------------------
                                                     Amortized            Fair
                                                        Cost              Value
                                                     ----------         --------
                                                            (In Thousands)

Due in one year or less                                 $    --          $    --
Due after one year
  through five years                                         --               --
Due after five years
 through ten years                                        1,937            1,914
Due after ten years                                      19,396           19,220
                                                        -------          -------
                                                        $21,333          $21,134
                                                        =======          =======

During the year ended June 30, 1999, the Company sold mortgage-backed securities available-for-sale with total proceeds of $1,741,000 resulting in gross realized gains of $18,000 and gross realized losses of $3,000. During the year ended June 30, 1998, the Bank sold mortgage-backed securities available-for-sale with total proceeds of $2,311,000 resulting in gross realized gains of $35,000 and no realized losses.

During the year ended June 30, 1997, the Bank sold mortgage-backed securities available-for-sale with total proceeds of $1,862,000 resulting in gross realized gains of $14,000 and no realized losses.

Mortgage-backed securities available-for-sale with a fair value of $11,658,000 were pledged in connection with Federal Home Loan Bank borrowings at June 30, 1999.

                                                     June 30,1999,1998 and 1997
NOTE 4:  LOANS RECEIVABLE


Loans receivable at June 30 are summarized as follows:

                                                         1999            1998
                                                       ---------      ----------
                                                             (In Thousands)
        Mortgage loans:

          One-to-four family                               $25,465       $25,633
          Commercial                                         1,650         1,828
          Non-residential real estate                        2,333         2,237
          Multi-family                                         522           589
          Home improvement - FHA                               593           936
                                                           -------       -------
            Total mortgage loans                            30,563        31,223
                                                           -------       -------

        Other loans:

          Automobile                                         2,156         2,447
          SBA guaranteed                                       934           952
          Loans on savings accounts                            432           468
          Other                                                452           492
                                                           -------       -------
            Total other loans                                3,974         4,359
                                                           -------       -------
        Add:
          Deferred loan costs                                   --             3

        Less:
          Loans in process                                      --             6
          Allowance for loan losses                            398           324
          Deferred loan fees                                    10            --
                                                           -------       -------
        Loans receivable, net                              $34,129       $35,255
                                                           =======       =======



At June 30, 1999, the Bank's loan portfolio consisted of $12.7 million of fixed rate loans and $21.9 million of variable rate loans. The fixed rate loans had a weighted average term to maturity of 16.6 years and a weighted average interest rate of 8.62%.


The Bank is required to maintain qualifying collateral for the Federal Home Loan Bank of Des Moines (the "Bank") representing 130 percent of current Bank credit. (See Note 8.) At June 30, 1999, the Bank met this requirement. Qualifying collateral is defined as fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such mortgages. The mortgages must not be past due more than 60 days. They must not be otherwise pledged or encumbered as security for other indebtedness, and the documents must be in the physical possession or control of the Bank. The documents that

                                                     June30,1999,1998 and 1997

govern the determination of the qualifying mortgage collateral are the (a) Federal Home Loan Bank of Des Moines' Credit Policy Statement and (b) the Agreement for Advances, Pledge, and Security Agreement between the Bank and the Federal Home Loan Bank of Des Moines, dated April 3, 1989.


Activity in the allowance for loan losses is summarized as follows for the years ended June 30:

                                                           1999    1998    1997
                                                          ------  ------  ------
                                                             (In Thousands)

   Balance at beginning of year                           $ 324   $ 285   $ 283
   Provision charged to income                              211      91       -

   Charge-offs                                             (144)    (65)     (3)

   Recoveries                                                 7      13       5
                                                          -----   -----   -----
   Balance at end of year                                 $ 398   $ 324   $ 285
                                                          =====   =====   =====

Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $356,000 and $495,000 at June 30, 1999 and 1998, respectively.


Interest income foregone on these loans was insignificant.



The Bank is not committed to lend additional funds to debtors whose loans have been modified.



NOTE 5:   ACCRUED INTEREST RECEIVABLE


Accrued interest receivable at June 30 is summarized as follows:

                                                            1999           1998
                                                            -----          -----
                                                                (In Thousands)

Investment securities                                       $  89          $  51
Mortgage-backed
 securities                                                   185            266
Loans receivable                                              290            306
                                                             ----          -----
                                                            $ 564          $ 623
                                                             ====          =====

NOTE 6:  PREMISES AND EQUIPMENT                     June 30, 1999, 1998 and 1997


Premises and equipment at June 30 are summarized as follows:

                                       1999   1998
                                       -----  -----
                                      (In Thousands)

Cost:

 Land                                  $ 101  $ 101
 Building                                398    396
 Furniture, fixtures, and equipment      464    457
                                       -----  -----
                                         963    954

 Less accumulated depreciation and
  amortization                           595    537
                                       -----  -----
                                       $ 368  $ 417
                                       =====  =====

Depreciation expense for the years ended June 30, 1999, 1998 and 1997 was $58,000, $54,000 and $52,000, respectively.


NOTE 7:    DEPOSITS


Deposits at June 30 are summarized as follows:

                                   1999                            1998
                            --------------------------  ------------------------
                            Weighted                    Weighted
                             Average                    Average
                              Rate      Amount     %      Rate    Amount     %
                            --------  --------  -----   -------  -------  -----
                                               (In Thousands)

Noninterest-bearing               --%   $1,723    4.8      --% $ 1,772       5.0
Demand and NOW                  2.53%    2,546    7.2    2.61%   2,523       7.2
Money market                    3.69%    6,879   19.3    3.94%   6,830      19.4
Passbook savings                3.00%    2,684    7.6    3.00%   2,572       7.3
                                        ------ ------           ------     -----
                                2.88%   13,832   38.9    2.92%  13,697      38.9
                                        ------ ------           ------     -----

Certificates of deposit:
 3.00% to 3.99%                 3.84%       64     .2       -%                --
 4.00% to 4.99%                 4.76%    7,786   21.9    4.75%     573       1.6
 5.00% to 5.99%                 5.37%   11,727   33.0    5.47%  17,985      51.0
 6.00% to 6.99%                 6.42%    2,094    5.9    6.37%   2,610       7.4
 7.00% to 7.99%                 7.30%       36     .1    7.40%     356       1.0
 8.00% to 8.99%                    -%       --     --    8.10%      34        .1
                                        ------ ------          -------     -----
                                5.25%   21,707   61.1    5.59% $21,558      61.1
                                        ------ ------          -------     -----
                                4.24%  $35,539  100.0    4.59% $35,255     100.0
                                       ======= ======          =======     =====



The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $2,262,000 and $1,924,000 at June 30, 1999 and 1998, respectively. Balances of deposit accounts in excess of $100,000 are not federally insured.

                                                    June 30, 1999, 1998 and 1997

At June 30, 1999, scheduled maturities of certificates of deposit are as follows:

                                            Year Ending June 30,
                          ------------------------------------------------------
                           2000      2001     2002     2003    2004   Thereafter
                          ------    ------   ------   ------  ------- ----------
                                                              (In Thousands)

3.00% to 3.99%            $    64  $    --  $    --  $    --  $    --  $    --
4.00% to 4.99%              7,001      465      255       10        5       50
5.00% to 5.99%              6,669    2,884    1,130      383      277      384
6.00% to 6.99%              1,348      654       69       21       --        2
7.00% to 7.99%                 36       --       --       --       --       --
                          -------  -------  -------  -------  -------  -------
                          $15,118  $ 4,003  $ 1,454  $   414  $   282  $   436
                          =======  =======  =======  =======  =======  =======

Interest expense on deposits for the years ended June 30 is summarized as follows:

                                                     1999         1998     1997
                                                    ------       ------   ------
                                                            (In Thousands)
Passbook, money market and NOW                      $  410       $  429   $  432
Interest expense on certificates of deposit
 greater than $100,000                                 118           94       74
Certificates of deposit                              1,033        1,081    1,110
                                                    ------       ------   ------
                                                    $1,561       $1,604   $1,616
                                                    ======       ======   ======

                                                    June 30, 1999, 1998 and 1997

NOTE 8:  FEDERAL HOME LOAN BANK ADVANCES


Advances consist of the following:

Final                                                 Interest         June 30,
Maturity Dates                                      Rate Range            1999
---------------                                    -------------        --------

                                                                  (In Thousands)

July 1, 1999-June 30, 2000                          4.870%-6.630%        $14,443
July 1, 2000-June 30, 2001                          5.310%-6.820%          1,900
July 1, 2001-June 30, 2002                          5.440%-7.310%          1,000
July 1, 2002-June 30, 2003                          5.340%-6.280%            965
July 1, 2003-June 30, 2004                          5.280%-5.480%          1,000
Thereafter                                          4.820%-6.860%          7,366
                                                                         -------
                                                                         $26,674
                                                                         =======


                                                                       June 30,
                                                                          1998
                                                                    ------------
                                                                  (In Thousands)


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

The maximum amount of Federal Home Loan Bank advances outstanding at any month end during the years ended June 30, 1999 and 1998 was $33,723,000 and $31,075,000 respectively.


NOTE 9:  EMPLOYEE STOCK OWNERSHIP PLAN



Employee Stock Ownership Plan
-----------------------------

The Bank has an Employee Stock Ownership Plan ("ESOP") which covers substantially all employees with more than one year of employment and who have attained the age of 21. The ESOP borrowed $474,000 from the Company and purchased 47,401 common shares. The loan is payable over a period of 10 years with an interest rate equal to the Bank's prime rate. The Bank makes scheduled discretionary cash contributions to the ESOP sufficient to service the amount borrowed.

Shares are released for allocation to participants based upon the ratio of the current year's debt service to the sum of total principal and interest payments over the life of the loan. Released shares are allocated among ESOP participants on the basis of compensation in the year of allocation.

                                                    June 30, 1999, 1998 and 1997

Dividends paid on allocated shares are added to participant accounts. Dividends paid on unallocated shares are to be used to pay principal and interest on the loan.

The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and shares pledged as collateral are reported as unearned ESOP shares, a reduction of stockholder's equity. As shares are released from collateral, the Bank records compensation expense in an amount equal to the fair value of the shares, and the shares become outstanding for net income per share computations. ESOP compensation expense was $69,000 and $65,000 for the years ended June 30, 1999 and 1998, respectively.

The ESOP shares as of June 30, 1999 were as follows:

        Allocated shares                      12,747
        Shares released for allocation         2,886
        Unreleased shares                     31,541
                                            --------
        Total ESOP shares                     47,174
                                            ========
        Fair value of unreleased shares
          at June 30, 1999                  $410,000
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

Retained earnings of the Bank at June 30, 1999 and 1998 includes approximately $127,000, for which no provision for federal income tax has been made. This amount represents allocation of income to bad debt deductions for tax purposes only. Reduction of amounts allocated for purposes other than tax bad debt losses will create income for tax purposes only, which will be subject to the then current corporate income tax rate.

Income tax expense for the periods then ended is summarized as follows:


                                                         June 30,
                                      ------------------------------------------
                                         1999             1998           1997
                                      ----------       ----------     ----------

Current                                $ 209,000       $ 327,000      $ 221,000
Deferred (benefit)                       (40,000)         21,000        (50,000)
                                       ---------       ---------      ---------
                                       $ 169,000       $ 348,000      $ 171,000
                                       =========       =========      =========

                                                    June 30, 1999, 1998 and 1997

Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rates of 34 percent to income before income taxes as a result of the following:


                                                  1999       1998        1997
                                               ---------  ---------   ---------

Expected income tax expense at federal tax
 rate                                           $214,000   $321,000    $160,000
State tax net of Federal tax benefit              14,000     37,000      12,000
Municipal income and nontaxable dividends        (48,000)   (40,000)    (16,000)
Compensation expense for employee stock plan       3,000      4,000       5,000
Other                                            (14,000)    26,000      10,000
                                                --------   --------    --------
Total income tax expense                        $169,000   $348,000    $171,000
                                                ========   ========    ========

Deferred tax liabilities (assets) are comprised of the following at June 30:

                                                              1999        1998
                                                          ----------  ----------

Income and expenses recognized in the financial
 statements on the accrual basis,
 but on the cash basis for tax purposes                   $ 153,000   $ 152,000
Income tax basis of FHLB stock versus carrying value         51,000      51,000
Deferred loan costs                                              --       1,000
Net fixed assets                                             29,000      35,000
Unrealized gain on available-for-sale securities                 --      69,000
                                                          ---------   ---------
Gross deferred tax liabilities                              233,000     308,000
                                                          ---------   ---------

Deferred loan fees                                           (4,000)         --
Unrealized loss on available-for-sale securities            (88,000)    (17,000)
Provision for loan loss                                    (159,000)   (130,000)
                                                          ---------   ---------
 Gross deferred tax assets                                 (251,000)   (130,000)
                                                          ---------   ---------

Net deferred tax liability (asset)                        $ (18,000)  $ 178,000
                                                          =========   =========


For years ended June 30, 1999, 1998 and 1997, deferred tax expense resulted from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The sources and tax effects of these temporary and timing differences are as follows:


                                                  1999       1998       1997
                                                ---------  ---------  ---------
Income and expense recognized in the
 financial statements on the accrual basis,
 but on the cash basis for tax purposes          $  1,000   $ 28,000   $ (1,000)
FHLB stock basis                                       --      1,000         --
Tax bad debt reserve                                   --         --    (44,000)
Deferred loan fees                                 (5,000)    (5,000)    (8,000)
Net fixed assets                                   (6,000)    16,000      4,000
Provision for loan loss                           (30,000)   (19,000)    (1,000)
                                                 --------   --------   --------
      Deferred tax expense (benefit)             $(40,000)  $ 21,000   $(50,000)
                                                 ========   ========   ========

The Bank did not establish a valuation allowance for its deferred tax assets as management believes they are realizable.

                                                    June 30, 1999, 1998 and 1997

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). As discussed in greater detail below, as of June 30, 1999, the Bank does meet all of the capital adequacy requirements to which it is subject.

At June 30, 1999, as of the most recent notification from the OCC, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.



                                                   For Capital Adequacy Purposes
                                                    and to be Well-Capitalized
                                                              under the
                                                      Prompt Corrective Action
                                        Actual               Provisions
                                --------------------  -------------------------
                                 Amount       Ratio    Amount           Ratio
                                 ------    ---------  --------         --------
                                (dollars in thousands)    (dollars in thousands)

As of June 30, 1999
 Total Risk-Based Capital
  (to  Risk
   Weighted Assets)               $7,017      22.4%     $3,133         10.0%
 Tier I Capital (to
  Risk-Weighted
  Assets)                         $6,622      21.1%     $1,883          6.0%
 Tier I Capital (to
  Adjusted  Total Assets)         $6,622       9.3%     $4,272          6.0%
 Tangible Capital (to
  Adjusted Total Assets)          $6,622       9.3%     $3,560          5.0%


As of June 30, 1998
 Total Risk-Based Capital
  (to  Risk
   Weighted Assets)               $6,599      21.4%     $3,084         10.0%
 Tier I Capital (to
  Risk-Weighted
  Assets)                         $6,275      20.3%     $1,855          6.0%
 Tier I Capital (to
  Adjusted  Total Assets)         $6,275       8.7%     $4,328          6.0%
 Tangible Capital (to
  Adjusted Total Assets)          $6,275       8.7%     $3,606          5.0%

                                                    June 30, 1999, 1998 and 1997

NOTE 12:    GAIN ON SALES OF INTEREST EARNING ASSETS, NET


Gains are summarized as follows for the years ended June 30:

                                                1999         1998         1997
                                               ------       ------       ------

Realized gains on sales of:
 Mortgage-backed securities                    $18,000      $36,000      $14,000
 Investment securities                          11,000       30,000           --
                                               -------      -------      -------
                                               $29,000      $66,000      $14,000
                                               =======      =======      =======

NOTE 13:    OTHER NON-INTEREST INCOME AND EXPENSE

Other non-interest income and expense amounts are summarized as follows for the years ended June 30:

                                              1999          1998          1997
                                            --------      --------      --------

Other noninterest income:
 Loan late charges                          $ 14,000      $ 13,000      $ 10,000
 Other                                         2,000         9,000         9,000
                                            --------      --------      --------
                                            $ 16,000      $ 22,000      $ 19,000
                                            ========      ========      ========


Other noninterest expense:
 Advertising and promotion                  $ 24,000      $ 24,000      $ 20,000
 Telephone                                    20,000        19,000        17,000
 Other                                       139,000       122,000        66,000
                                            --------      --------      --------
                                            $183,000      $165,000      $103,000
                                            ========      ========      ========


NOTE 14:    COMMITMENTS AND CONTINGENCIES


Loan Commitments
----------------


At June 30, 1999, the Bank had outstanding firm commitments to originate loans as follows:


          Fixed Rate       Variable Rate                Total
          ----------       -------------                -----



            $77,000          $174,000                   $251,000
            =======          ========                   ========



These loans are at rates of 7.25% to 8.75% for terms of one to twenty years.

                                                    June 30, 1999, 1998 and 1997


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

                                                         Contract or
                                                      Notional Amount
                                                      ---------------

           Financial instruments the contract
            amounts  of which represent credit risk:
          Commitments to extend credit                   $   251,000
          Open lines of credit                           $   402,000


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

                                                    June 30, 1999, 1998 and 1997

NOTE 16:    RELATED PARTY TRANSACTIONS



Certain directors and executive officers of the Bank or its subsidiary were loan customers. A summary of aggregate related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows:

                     June 30,    June 30,
                      1999         1998
                     --------    --------
Beginning balance    $248,000    $172,000
New loans             128,000      90,000
Repayments            162,000      14,000
                     --------    --------
Ending balance       $214,000    $248,000
                     ========    ========

In the opinion of management, related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

                                                    June 30, 1999, 1998 and 1997

NOTE 17:  CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS


The following condensed statement of financial condition, as of June 30, 1999 and condensed statements of earnings and cash flows for the year then ended for IFB Holdings, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.


                                                                June 30,
                                                                  1999
                                                             --------------
                                                             (In Thousands)

                                        ASSETS
Cash on hand and noninterest earning deposits                    $    48
Interest-earning deposits in other institutions                       23
Investment securities available-for-sale                             938
Mortgage-backed securities available-for-sale                         --
Interest receivable                                                    9
Investment in subsidiary                                           6,480
ESOP loan receivable                                                 315
                                                                 --------
 Total assets                                                    $ 7,813
                                                                  =======

                          LIABILITIES AND STOCKHOLDERS' EQUITY

Income taxes payable                                             $   (23)
Accrued expenses                                                       2
Note payable, bank                                                   250
                                                                 -------
 Total liabilities                                                   229
                                                                 -------

Common stock                                                           6
Additional paid-in capital                                         5,575
Treasury stock, at cost                                           (1,822)
Retained earnings                                                  4,309
Accumulated other comprehensive income                              (169)
ESOP obligation                                                     (315)
                                                                  -------
             Total Stockholders' Equity                             7,584
                                                                  -------

             Total liabilities and
             stockholders' equity                                $ 7,813
                                                                 =======

                                                    June 30, 1999, 1998 and 1997

                              Statement of Income

                                                                    Year Ended
                                                                      June 30,
                                                                        1999
                                                                  -------------
                                                                  (In thousands)
Interest and dividend income:
   Investment securities                                                  $  34
   ESOP loan                                                                 28
   Gain on investments sold                                                   5
                                                                          -----

                                                                             67



Income from investment in subsidiary                                        432
Interest expense                                                             (5)
Noninterest expense                                                         (25)
                                                                          -----
Income before income taxes                                                  469
Income tax expense                                                          (10)
                                                                          -----
   Net income                                                             $ 459
                                                                          =====
                              Statement of Cash Flows

                                                                     Year Ended
                                                                      June 30,
                                                                        1999
                                                                  -------------
                                                                  (In thousands)

Cash flows from operating activities:
   Net income                                                           $   459
   Equity in earnings of subsidiary                                        (290)
   Gain on investments sold                                                  (5)

   Adjustments to reconcile net earnings to net cash
    provided by operating activities:
      Amortization of premiums and discounts                                  1
      (Increase) decrease in interest receivable                             (7)
      Decrease in income tax payable                                        (21)
      Increase (decrease) in other liabilities                               --
                                                                        -------
        Net cash provided by operating activities                           137
                                                                        -------

Cash flows from investing activities:

   Purchase of investment securities                                     (1,936)
   Maturities of investments                                                 72
   Repayment on ESOP loan                                                    58
   Sale of investment securities                                          1,891
                                                                        -------
     Net cash provided in investing activities                               85
                                                                        -------
Cash flows from financing activities:

   Dividends paid                                                          (142)
   Loan from bank                                                           250
   Purchase treasury stock                                               (1,822)
                                                                        -------
     Net cash (used) by financing activities                             (1,714)
                                                                        -------

     Decrease in cash and cash equivalents                               (1,492)


Cash and cash equivalents at beginning of period                          1,563
                                                                        -------

Cash and cash equivalents at end of period                              $    71
                                                                        =======

Dividends paid by subsidiary to parent                                  $   142
                                                                        =======

                                                    June 30, 1999, 1998 and 1997

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


NOTE 19:    FAIR VALUE OF FINANCIAL INSTRUMENTS


The following table presents the carrying amounts and fair values of the Company's financial instruments at June 30, 1999 and 1998. FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair
     -----------------------------------------------------
value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                                                 1999               1998
                                          -----------------   ------------------
                                          Carrying   Fair     Carrying    Fair
                                           Amount    Value     Amount     Value
                                          --------  -------   ---------  -------
                                                      (In Thousands)

Nontrading instruments:
 Cash and cash equivalents                 $ 1,876  $ 1,876     $ 3,541  $ 3,541
 Investment securities and
  mortgage-backed securities               $31,268  $31,268     $34,651  $34,651
 Loans, net                                $34,129  $34,324     $35,255  $35,747
 Accrued interest receivable               $   564  $   564     $   623  $   623
 FHLB and Federal Reserve bank stock       $ 1,771  $ 1,771     $ 1,638  $ 1,638
 Deposit liabilities                       $35,539  $34,462     $35,255  $35,923
 Debt-FHLB advances                        $26,674  $27,778     $31,075  $30,203
 Other liabilities                         $   213  $   213     $   536  $   536
Unrecognized financial instruments:
 Commitments to extend credit              $    --  $    --     $    --  $    --
 Open lines of credit                      $    --  $    --     $    --  $    --


The carrying amounts in the table are included in the statement of financial position under the indicated captions, except for advances from borrowers for taxes and insurance, income taxes payable and accrued expenses and other liabilities which have been combined into other liabilities. For unrecognized financial instruments, the carrying amounts represent accruals or deferred income arising from those unrecognized financial instruments for which at June 30, 1999, there were none.

                                              June 30, 1999, 1998 and 1997


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


NOTE 20:    RECENT ACCOUNTING PRONOUNCEMENTS


SFAS No. 130 "Reporting Comprehensive Income," was adopted July 1, 1998.   This
              ------------------------------
statement provides accounting and reporting standards to report a measure of all changes in equity of an enterprise that results from recognized transactions and economic events of the period. The major component of comprehensive income for the Company is unrealized gains and losses on certain investments in debt and equity securities.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities,"
               ------------------------------------------------------------
establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

Management believes adoption of SFAS Nos. 130 and 133 does not have a material effect on the financial position or results of operations, nor will adoption require additional capital resources.

The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Company keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

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

NOTE 23:    MARKET RISK DISCLOSURES

The Bank's net portfolio values would change as market interest rates change. As of June 30, 1999, a 200 basis point increase in the market interest rates would cause approximately a $882,000, or 20.76 percent, decline in the market value of its portfolio assets.

NOTE 24:    YEAR 2000

The Bank has confirmed that all internal and vendor mission critical systems are Y2K compliant. Contingency plans have been formulated approved, tested, and validated.

Through contact with the various providers, the Bank does not foresee any major capital expenditure and expects a cost of no more than $10,000 to be Year 2000 compliant.

NOTE 25:    OTHER COMPREHENSIVE INCOME

During the year the Company adopted FASB statement No. 130, "Reporting
                                                             ---------
Comprehensive Income."  Statement No. 130 requires the reporting of
--------------------
comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

The Company at year end held securities classified as available-for-sale, which had unrealized losses of $455,000 before tax. The before tax and after tax amounts as well as the tax (expense)/benefit is summarized below.

                                                 Before      (Expense)/  After
                                                  Tax         Benefit     Tax
                                                 ------      ----------  ------
                                                        (In Thousands)

Unrealized holding gains (losses)                $(455)         $155     $(300)
Reclassification adjustment for gains
  included in net income                            (5)            2        (3)
                                                 -----          ----     -----

                                                 $(460)         $157     $(303)
                                                 =====          ====     =====

                              IFB HOLDINGS, INC.
                              ------------------
                            STOCKHOLDER INFORMATION
                            -----------------------



Annual Meeting
--------------
The Annual Meeting of Stockholders will be held at 2:00 p.m. on November 16, 1999 at the main office of Investors Federal Bank, National Association, located at 522 Washington Street, Chillicothe, Missouri.

Stock Listing
-------------
IFB Holdings, Inc. common stock is traded on the OTC Bulletin Board under the symbol "IFBH".

Price Range of Common Stock
---------------------------
The per share price range of the common stock and dividends paid per share of common stock, for each quarter since conversion was as follows:


        Quarter Ended                       High      Low     Dividends
        -------------                       ----      ---     ---------

        September 30, 1997                14  1/4    12 1/2      N/A
        December 31, 1997                 15  1/4    14          $.15
        March 31, 1998                    16 9/16    14 3/4      N/A
        June 30, 1998                     17         16 3/8      $.15
        September 30, 1998                17 1/8     14          N/A
        December 31, 1998                 14 3/4     13 1/4      $.15
        March 31, 1999                    14 1/8     13 1/4      N/A
        June 30, 1999                     14 1/8     13          $.15

A $.15 per share dividend was declared by the Board of Directors on November 17, 1998, payable December 31, 1998 to stockholders of record December 10, 1998. A $.15 per share dividend was declared by the Board of Directors on May 18, 1999, payable June 30, 1999 to stockholders of record May 31, 1999. As of June 30, 1999, there were 186 stockholders of record and 474,019 shares of common stock issued and outstanding.

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

Annual Report, Other Reports and General Inquiries
--------------------------------------------------
IFB Holdings, Inc. is required to file an Annual Report on Form 10KSB for its fiscal year ended June 30, 1999 with the Securities and Exchange Commission. Copies of this annual report may be obtained without charge upon written request to: Larry Johnson 522 Washington Street - Box 110, Chillicothe, Missouri 64601-0110, phone number: 660/646-3733.

Market Makers
-------------
Trident Securities, Inc.     Friedman, Billings,       Tucker Anthony, Inc.
1275 Peachtree St., N.E. -   Ramsey & Co., Inc.        1 South Wacker Dr.
 Suite 466                   1919 Pennsylvania Ave.,   Chicago, Illinois  60606
Atlanta, Georgia  30309       N.W. - Suite 616          Contact Curt Thompson at
800-340-6321                 Washington, D.C.  20006    888-655-4135
                             800-846-5050

                              IFB HOLDINGS, INC.
                             CORPORATE INFORMATION


Officers                                 Directors
--------                                 ---------
Larry R. Johnson                         Robert T. Fairweather             Larry R. Johnson
 Senior Vice President and Secretary      Chairman of the Board -           Executive Officer
 Interim Chief Executive Officer          Retired retail hardware
                                                                           J. Michael Palmer
 Mark D. Buntin                           Edward P. Milbank                 Private Investor
 Chief Financial and Accounting Officer    Vice-Chairman of the Board
                                           President, Milbank Mills -      Armand J. Peterson
                                           A feed manufacturing company     President, Chillicothe Iron &
                                                                            Steel -  A steel fabricating company
                                          Earle S. Teegarden, Jr.
                                           Retired President, CEO and CFO
                                           of IFB Holdings, Inc. and retired
                                           President of Investors Federal
                                           Bank, N.A.

INVESTORS FEDERAL BANK, N.A.
----------------------------

Officers                                                     Directors
--------                                                     ---------
Larry R. Johnson,  Senior Executive Vice-President           Robert T. Fairweather, Chairman
 Cashier and Secretary Interim Chief Executive Officer
                                                             Edward P. Milbank, Vice-Chairman
Charles Merrill, Vice-President and Treasurer
                                                             Earle S. Teegarden, Jr.
Mark Buntin,  Vice-President and Chief Accounting Officer
                                                             Larry R. Johnson, Senior Executive Vice-President
Sandra Wheeler,  Assistant Vice President
                                                             J. Michael Palmer
Matt Rardon, Loan Officer
                                                             Armand J. Peterson

Office Location
---------------
522 Washington Street                          Telephone:   660-646-3733
Chillicothe, MO  64601                         FAX:         660-646-7300

Special Counsel                                Independent Auditors
---------------                                ----------------
Luse, Lehman, Gorman, Pomerenk                 Lockridge, Constant & Conrad, LLC
  & Schick, P.C.                               448 Washington Street
5335 Wisconsin Avenue, N.W.                    Chillicothe, MO  64601
Suite 400
Washington, D.C.  20015                        660-646-6911